Filed Pursuant to Rule 424(b)(3)
Registration No. 333-184735

PROSPECTUS

Casella Waste Systems, Inc.

Offer to Exchange

Up to $128,035,000 7.75% Senior Subordinated Notes due 2019 that have been registered under the Securities Act of 1933

and

Guarantees of 7.75% Senior Subordinated Notes due 2019 by Casella Waste Systems, Inc. and Certain of its Subsidiaries

for

Any and all outstanding unregistered 7.75% Senior Subordinated Notes due 2019

Terms of the Exchange Offer

•

We are offering $128,035,000 in aggregate principal amount of new 7.75% Senior Subordinated Notes due 2019 (the “new notes”) in exchange for an equal amount of outstanding 7.75% Senior Subordinated Notes due 2019 (the “old notes,” and together with the new notes, the “notes”)

•	The exchange offer expires at 5:00 p.m., New York City time, on January 28, 2013, which is 20 business days after the commencement of the exchange offer, unless extended.

•	You may withdraw tendered old notes at any time prior to the expiration of the exchange offer.

•	All old notes that are validly tendered and not validly withdrawn prior to the expiration of the exchange offer will be exchanged for new notes.

•	The exchange of old notes for new notes should not be a taxable event for U.S. federal income tax purposes.

•	We will not receive any proceeds from the exchange offer.

•

The terms of the new notes to be issued in the exchange offer are substantially the same as the terms of the old notes, except that the offer of the new notes is registered under the Securities Act of 1933, as amended (the “Securities Act”), and the new notes have no transfer restrictions, rights to additional interest or registration rights.

•	The new notes will not be listed on any securities exchange. A public market for the new notes may not develop, which could make selling the new notes difficult.

•

Our obligations under the notes will be fully and unconditionally guaranteed, jointly and severally, on a senior subordinated basis by certain of our existing and future subsidiaries. The guarantees will be subject to customary release provisions, as described herein. See “Description of the Notes.”

Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. The letter of transmittal accompanying this prospectus states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. Starting on the expiration date (as defined herein) and ending on the close of business 180 days after the expiration date, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution.”

Investing in the new notes to be issued in the exchange offer involves certain risks. See “Risk Factors” beginning on page 11.

We are not making an offer to exchange new notes for old notes in any jurisdiction where the offer is not permitted.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 27, 2012.

We have not authorized anyone to give any information or make any representation about the exchange offer that is different from, or in addition to, that contained in this prospectus, the related registration statement or in any of the materials that we have incorporated by reference into this prospectus. Therefore, if anyone does give you information of this type, you should not rely on it. This exchange offer is not being made to, nor will we accept surrenders for exchange from, holders of old notes in any jurisdiction in which this exchange offer or the acceptance thereof would not be in compliance with the securities or blue sky laws of such jurisdiction. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

WHERE YOU CAN FIND MORE INFORMATION AND INCORPORATION BY REFERENCE

We have filed with the SEC a registration statement on Form S-4 with respect to the issuance of the new notes. This prospectus, which forms part of the registration statement, does not contain all of the information included in that registration statement. For further information about us and about the new notes, you should refer to the registration statement and its exhibits.

We file annual, quarterly and current reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The public may read and copy any materials that we file with the SEC at the SEC’s Public Reference Room at 100 F Street, NE, Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Also, the SEC maintains a website that contains reports, proxy and information statements and other information that issuers, including Casella Waste Systems, Inc., file electronically with the SEC. The public can obtain any documents that we file with the SEC, including the registration statement on Form S-4, at www.sec.gov.

We also make available free of charge on or through our own website at www.casella.com our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and, if applicable, amendments to those reports filed or furnished pursuant to Section 13(a) of the Exchange Act as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. We make our website content available for information purposes only. It should not be relied upon for investment purposes, nor is it incorporated by reference into this prospectus.

This prospectus incorporates by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (in each case, other than those documents or the portions of those documents not deemed to be filed) between the date of the initial registration statement and the effectiveness of the registration statement and following the effectiveness of the registration statement until the offering of the securities under the registration statement is terminated or completed:

•	Our Annual Report on Form 10-K for the fiscal year ended April 30, 2012, which was filed with the SEC on June 28, 2012;

•

the portions of our definitive proxy statement on Schedule 14A, which was filed with the SEC on August 27, 2012, that were incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended April 30, 2012;

•	our Quarterly Report on Form 10-Q for the quarterly period ended July 31, 2012, which was filed with the SEC on August 30, 2012; and

•

our current reports on Form 8-K, which were filed with the SEC on May 2, 2012, June 27, 2012 (relating to Item 5.02), September 24, 2012, September 28, 2012, October 3, 2012, October 9, 2012 and October 10, 2012.

We also incorporate by reference any filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the time that the exchange offer ends. The information incorporated by reference, as updated, is an important part of this prospectus. Information which is deemed to be furnished to, rather than filed with, the SEC shall not be incorporated by reference.

Any statement contained in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document that also is or is deemed to be incorporated by reference into this prospectus conflicts with, negates, modifies or supersedes that statement. Any statement that is modified or superseded will not constitute a part of this prospectus, except as modified or superseded.

Paper copies of the filings referred to above (other than exhibits, unless the exhibit is specifically incorporated by reference into the filing requested) may be obtained free of charge by writing to us care of our Investor Relations Department at our principal executive office located at 25 Greens Hill Lane, Rutland, Vermont 05701.

To obtain timely delivery of any copies of filings requested, please write or call us no later than five business days before the expiration date of the exchange offer.

SPECIAL NOTE ABOUT FORWARD-LOOKING STATEMENTS

This prospectus and the information incorporated by reference in this prospectus include “forward-looking statements”, including statements relating to:

•	the successful completion of this exchange offer;

•	expected future revenues, operations, expenditures and cash needs;

•	fluctuations in the commodity pricing of our recyclables, increases in landfill tipping fees and fuel costs and general economic and weather conditions;

•	projected future obligations related to capping, closure and post-closure costs of our existing landfills and any disposal facilities which we may own or operate in the future;

•	our ability to use our net operating losses and tax positions;

•	the projected development of additional disposal capacity or expectations regarding permits of existing capacity;

•	the recoverability or impairment of any of our assets or goodwill;

•	estimates of the potential markets for our products and services, including the anticipated drivers for future growth;

•	sales and marketing plans or price and volume assumptions;

•	the outcome of any legal or regulatory matter;

•	potential business combinations or divestitures; and

•	projected improvements to our infrastructure and impact of such improvements on our business and operations.

In addition, any statements contained in or incorporated by reference into this prospectus that are not statements of historical fact should be considered forward-looking statements. You can identify these forward-looking statements by the use of the words “believes”, “expects”, “anticipates”, “plans”, “may”, “will”, “would”, “intends”, “estimates”, “seeks”, “targets”, “goals”, “strategy” and other similar expressions, whether in the negative or affirmative. These forward-looking statements are based on current expectations, estimates, forecasts and projections about the industry and markets in which we operate, as well as the successful completion of this exchange offer and management’s beliefs and assumptions, and should be read in conjunction with our consolidated financial statements and the notes to the consolidated financial statements incorporated by reference in this prospectus. We cannot guarantee that we actually will achieve the plans, intentions or expectations disclosed in the forward-looking statements made. The occurrence of the events described, and the achievement of the expected results, depend on many events, some or all of which are not predictable or within our control. Actual results may differ materially from those set forth in forward-looking statements.

Factors that may cause actual results to differ from those contained in forward-looking statements include, among others:

•	our outstanding indebtedness and borrowing costs and other repayment obligations, which restrict our future operations, including our ability to make future acquisitions;

•	the impact of the economic environment on our operating performance and financial position and on our ability to comply with certain covenants contained in our debt agreements;

•	the effects of substantial competition, including on our ability to maintain our operating margins;

•

the waste management industry is undergoing fundamental change as traditional waste streams are increasingly being viewed as renewable resources, which may adversely impact volumes and tipping fees at our landfills;

•	the impact of environmental and other regulations and litigation on our business, including the ability to attain, extend or modify permits and the impact of remediation charges;

•	the impact of changing prices or market requirements for recyclable materials;

•	the geographic concentration of our operations;

•	the possibility that we have not adequately accrued for capping, closure and post-closure costs related to our landfills, or the timing of these expenditures;

•	the fluctuations in fuel costs;

•	our ability to obtain third party financial assurances to secure our contractual obligations;

•	the seasonality of our revenues;

•	our ability to sell, divest or otherwise monetize assets and obtain fair value for such assets;

•	our ability to make successful acquisitions and to integrate acquired businesses and assets with our existing operations;

•

efforts by labor unions to organize our employees and the resulting diversion of management attention and increased operating expenses or disputes which may arise under existing collective bargaining agreements;

•	risks related to the concentration of voting power of our shares;

•	risks related to the notes and to debt securities generally;

•	the price of our common stock, which may impact our ability to access equity capital or to use our equity to finance acquisitions; and

•	the other risks described in this prospectus under the caption “Risk Factors.”

All future written and verbal forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. We specifically disclaim any obligation, to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus might not occur.

See the section entitled “Risk Factors” for a more complete discussion of these risks and uncertainties and for other risks and uncertainties that impact our business and the notes. These factors and the other risk factors described in this prospectus are not necessarily all of the important factors that could cause actual results to differ materially from those expressed in any of our forward-looking statements. Other unknown or unpredictable factors or factors currently considered immaterial also could harm our results. Consequently, there can be no assurance that the actual results or developments anticipated by us will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, us. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements.

SUMMARY

The following summary highlights information contained elsewhere in this prospectus. It may not contain all of the information that you should consider before exchanging your old notes for new notes in this exchange offer. For a more complete discussion of the information you should consider before participating in this exchange offer, you should carefully read this entire prospectus, including “Risk Factors,” and the documents incorporated by reference herein.

Unless otherwise indicated or required by the context, the terms “we,” “our,” “us” and the “Company” refer to Casella Waste Systems, Inc. and all of its subsidiaries that are consolidated under generally accepted accounting principles in the United States, or GAAP. Each of our fiscal years 2010, 2011 and 2012 ended on April 30 of that year. When we refer to a year, we are referring to the fiscal year ended on April 30 of that respective year.

Our Company

Founded in 1975 with a single truck, Casella Waste Systems, Inc. is a vertically-integrated solid waste, recycling and resource management services company. We provide resource management expertise and services to residential, commercial, municipal and industrial customers, primarily in the areas of solid waste collection, transfer, disposal, recycling and organics services. We operate in six states—Vermont, New Hampshire, New York, Massachusetts, Maine and Pennsylvania, with our headquarters located in Rutland, Vermont. We manage our solid waste operations on a geographic basis through two regional operating segments, the Eastern and Western regions, each of which includes a full range of solid waste services, and our larger-scale recycling operations and commodity brokerage operations through our Recycling segment. Our Other segment includes ancillary operations, major customer accounts, discontinued operations and earnings from equity method investees.

As of August 20, 2012, we owned and/or operated 32 solid waste collection operations, 31 transfer stations, 17 recycling facilities, nine Subtitle D landfills, four landfill gas-to-energy facilities and one landfill permitted to accept construction and demolition materials. We also own and operate Maine Energy, our only waste-to-energy facility, which we are in the process of divesting. In addition to our primary operations, we also hold interests in related operations as follows: we hold a 51% economic interest and a 50% voting interest in Casella-Altela Regional Environmental Services, LLC, a joint venture that develops, owns and operates water and leachate treatment projects for the natural gas drilling industry in Pennsylvania and New York; a 50% membership interest in US GreenFiber LLC, which manufactures markets and sells cellulose insulation made from recycled fiber; a 50% membership interest in Tompkins County Recycling LLC, a joint venture that operates a material recovery facility in Tompkins County, NY; an 11.9% membership interest in AGreen, a joint venture that brings advanced nutrient management, renewable energy and water technologies to small and medium sized farms; a 6.2% ownership interest RecycleRewards, Inc., a company that markets an incentive based recycling service; a 6.3% ownership interest in GreenerU, Inc., a company that delivers energy and sustainability solutions to the college, university and preparatory school market; and a 19.9% interest in Evergreen National Indemnity Company, a surety company which provides surety bonds to secure contractual performance for municipal solid waste collection contracts and landfill closure and post-closure obligations.

Corporate Information

Casella Waste Systems, Inc. is a Delaware corporation. Our executive offices are located at 25 Greens Hill Lane, Rutland, Vermont 05701, and our telephone number at that location is (802) 775-0325. Our website address is www.casella.com. The information on our website is not a part of this prospectus.

Summary of the Exchange Offer

Background	On October 9, 2012, we issued $125,000,000 aggregate principal amount of old notes in an unregistered offering. In connection with that offering, we entered into a registration rights agreement in which we agreed, among other things, to complete this exchange offer. In addition, on February 11, 2011, we issued $200,000,000 aggregate principal amount of old notes in an unregistered offering, of which $3,035,000 aggregate principal amount of unregistered notes are outstanding.

Under the terms of this exchange offer, the holders of old notes (including the $3,035,000 aggregate principal amount of unregistered old notes issued on February 11, 2011 that are outstanding) are entitled to exchange old notes for new notes evidencing the same indebtedness and with substantially similar terms as the corresponding series of old notes. You should read the discussion under the heading “Description of Notes” for further information regarding the new notes.

The Exchange Offer	We are offering to exchange a like amount of new notes for old notes validly tendered and accepted.

We will not pay any accrued and unpaid interest on the old notes that we acquire in the exchange offer. Instead, interest on the new notes will accrue from the most recent date to which interest has been paid on the old notes. Any old notes not exchanged will remain outstanding and continue to accrue interest according to their terms.

As of the date of this prospectus, approximately $128,035,000 aggregate principal amount of the old notes are outstanding.

Denominations of New Notes	Tendering holders of old notes must tender old notes in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. New notes will be issued in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Expiration Date	The exchange offer will expire at 5:00 p.m., New York City time, on January 28, 2013, unless we extend or terminate the exchange offer, in which case “expiration date” will mean the latest date and time to which we extend the exchange offer.

Settlement Date	The settlement date of the exchange offer will be promptly after the expiration date of the exchange offer.

Withdrawal of Tenders	Tenders of old notes may be withdrawn at any time prior to the expiration date.

Conditions to the Exchange Offer	Our obligation to consummate the exchange offer is subject to certain customary conditions, which we may assert or waive. See “Description of the Exchange Offer—Conditions to the Exchange Offer.”

Procedures for Tendering	To participate in the exchange offer, you may follow the automatic tender offer program (“ATOP”), procedures established by The Depository Trust Company (“DTC”), for tendering old notes held in book-entry form. The ATOP procedures require that the exchange agent receive, prior to the expiration date of the exchange offer, a computer-generated message known as an “agent’s message” that is transmitted through ATOP and that DTC confirms that:

•	DTC has received instructions to exchange your old notes; and

•	you agree to be bound by the terms of the letter of transmittal.

For more details, please read “Description of the Exchange Offer—Terms of the Exchange Offer” and “Description of the Exchange Offer—Procedures for Tendering.” If you elect to have old notes exchanged pursuant to this exchange offer, you must properly tender your old notes prior to 5:00 p.m., New York City time, on the expiration date. All old notes validly tendered and not properly withdrawn will be accepted for exchange. Old notes may be exchanged only in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Consequences of Failure to Exchange	If we complete the exchange offer and you do not participate in it, then:

•	your old notes will continue to be subject to the existing restrictions upon their transfer;

•	we will have no further obligation to provide for the registration of those old notes under the Securities Act except under certain limited circumstances; and

•	the liquidity of the market for your old notes could be adversely affected.

Taxation	The exchange pursuant to the exchange offer should not be a taxable event for U.S. federal income tax purposes. See “Material U.S. Federal Income Tax Considerations” in this prospectus.

Use of Proceeds	We will not receive any cash proceeds from the issuance of the new notes in this exchange offer.

Exchange Agent	U.S. Bank National Association is the exchange agent for the exchange offer.

Regulatory Approvals	Other than the federal securities laws, there are no federal or state regulatory requirements that we must comply with and there are no approvals that we must obtain in connection with the exchange offer.

Absence of Dissenters’ Rights	Holders of the old notes do not have any appraisal or dissenters’ rights in connection with the exchange offer.

Summary of the New Notes

The new notes will be substantially the same as the old notes, except that the new notes will be registered under the Securities Act and will not have restrictions on transfer, rights to additional interest or registration rights. The new notes will evidence the same debt as the old notes, and the same indenture will govern the new notes and the old notes. We sometimes refer to the new notes and the old notes collectively as the “notes.”

The following summary contains basic information about the new notes and is not intended to be complete. It does not contain all the information that may be important to you. For a more complete understanding of the new notes, please read “Description of Notes.”

Issuer	Casella Waste Systems, Inc.

New Notes Offered	$128,035,000 aggregate principal amount of 7.75% senior subordinated notes due 2019.

Interest	Interest on the notes accrues at a rate of 7.75% per annum. Interest on the notes is payable semi-annually in cash in arrears on February 15 and August 15 of each year. Because August 15, 2012 was an interest payment date for the old notes, the first interest payment date for the new notes will be February 15, 2013, and interest will begin to accrue on the new notes from August 15, 2012, the last interest payment date.

Maturity Date	February 15, 2019.

Ranking	The notes and the guarantees are the Company’s and the guarantors’ general unsecured senior subordinated obligations and:

•

are subordinated in right of payment to the Company’s and the guarantors’ existing and future senior indebtedness, including the Company’s existing senior secured first lien credit facility (the “Senior Credit Facility”) and the Company’s $72.7 million aggregate principal amount of 11% senior second lien notes due 2014 (the “Second Lien Notes”) that were outstanding as of October 10, 2012;

•	rank pari passu in right of payment with any of the Company’s and the guarantors’ existing and future senior subordinated indebtedness;

•	are effectively subordinated to all of the liabilities of the Company’s subsidiaries that are not guaranteeing the notes; and

•	rank senior in right of payment to any of the Company’s and the guarantors’ future indebtedness that expressly provides that it is junior in right of payment to the notes.

Guarantees	The new notes will be unconditionally guaranteed, jointly and severally, on a senior subordinated basis by our subsidiaries that guarantee our indebtedness under our Senior Credit Facility, subject to certain customary release provisions. Certain of our subsidiaries are considered immaterial subsidiaries under these facilities and will not guarantee the new notes.

Subject to certain exceptions, if we create or acquire a new wholly owned domestic subsidiary that guarantees our debt or debt of a guarantor, it will guarantee the exchange notes unless we designate the subsidiary an “unrestricted subsidiary” under the indenture. The Guarantees are also subject to release upon the occurrence of certain events. See “Description of the Notes—Subsidiary Guarantees.”

Form and Denomination	The new notes will be issued in fully-registered form. The new notes will be represented by one or more global notes, deposited with the trustee as custodian for DTC and registered in the name of Cede & Co., DTC’s nominee. Beneficial interests in the global notes will be shown on, and any transfers will be effective only through, records maintained by DTC and its participants.

The new notes will be issued in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Optional Redemption	On or after February 15, 2015, we may redeem some or all of the notes at any time at the redemption prices described under “Description of the Notes—Optional Redemption” plus accrued and unpaid interest, if any, to the redemption date. In addition, we may redeem up to 35% of the aggregate principal amount of the notes before February 15, 2014 with the proceeds of certain equity offerings at a redemption price of 107.750% of the principal amount plus accrued and unpaid interest, if any, to the redemption date. We may also redeem some or all of the notes before February 15, 2015 at a redemption price of 100% of the principal amount, plus accrued and unpaid interest, if any, to the redemption date, plus a “make whole” premium.

Purchase of New Notes Upon a Change of Control	If we experience certain kinds of changes of control, we must offer to purchase the notes at 101% of their principal amount, plus accrued and unpaid interest. For more details, see “Description of the Notes—Repurchase at the Option of Holders—Change of Control.”

Mandatory Offer to Repurchase Following Certain Asset Sales	If we sell certain assets, under certain circumstances we must offer to repurchase the notes at the prices listed under “Description of the Notes—Repurchase at the Option of Holders—Asset Sales.”

Absence of an Established Market for the Notes	The new notes will be new securities for which no market currently exists and we cannot assure you that any public market for the new notes will develop or be sustained.

Listing	We do not intend to list the new notes on any securities exchange.

Governing Law	New York.

Book-Entry Depository	DTC.

Trustee	U.S. Bank National Association.

Risk Factors	You should refer to the section entitled “Risk Factors” beginning on page 11 for a discussion of material risks you should carefully consider before deciding to invest in the new notes.

RISK FACTORS

Participating in the exchange offer and investing in the new notes involves various risks, including the risks described below. You should carefully consider the following risks and the other information contained in this prospectus and the documents incorporated by reference before investing in the new notes. In addition to the risks described below, our business is subject to risks that affect many other companies, such as competition, technological obsolescence, labor relations, general economic conditions, geopolitical events and international operations. Additional risks not currently known to us or that we currently believe are immaterial also may impair our business, financial condition, results of operations and cash flows.

Risks Related to the Exchange Offer and the Notes

If you fail to exchange your old notes, they will continue to be restricted securities and may become less liquid.

Old notes that you do not tender or we do not accept will, following the exchange offer, continue to be restricted securities. You may not offer or sell untendered old notes except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We will issue new notes in exchange for the old notes pursuant to the exchange offer only following the satisfaction of procedures and conditions described elsewhere in this prospectus. These procedures and conditions include timely receipt by the exchange agent of the old notes and of a properly completed and duly executed letter of transmittal.

Any old note tendered and exchanged in the exchange offer will reduce the aggregate principal amount of the old notes outstanding. Following the exchange offer, if you did not tender your old notes you generally will not have any further registration rights and your old notes will continue to be subject to transfer restrictions. Because we anticipate that most holders of old notes will elect to exchange their old notes, we expect that the liquidity of the market for any old notes remaining after the completion of the exchange offer may be substantially limited.

The notes and the guarantees are unsecured and subordinated to our senior debt.

The notes rank junior to all of our existing and future senior debt, including borrowings under our Senior Credit Facility and our Second Lien Notes. The notes are guaranteed on a senior subordinated basis by substantially all of our existing and future domestic restricted subsidiaries that guarantee our Senior Credit Facility and our Second Lien Notes. These guarantees are subordinated to all existing and future senior debt of the guarantors. Our senior debt includes all debt that is not expressly subordinated to or ranked pari passu with the notes or the guarantees, subject to certain exceptions. In addition, the notes are not secured by any of our assets or any assets of our subsidiaries. As a result, the notes are effectively subordinated to all of our and our subsidiaries’ secured indebtedness to the extent of the value of the assets securing such indebtedness. As of October 10, 2012, we and the guarantors had $197.4 million of senior debt outstanding (excluding approximately $29.7 million of outstanding letters of credit issued under our Senior Credit Facility). See “Description of the Notes—Subordination.”

You may not be fully repaid on your notes if we or a subsidiary guarantor is declared bankrupt, becomes insolvent, is liquidated or reorganized, defaults on payment under our Senior Credit Facility, our Second Lien Notes or other senior debt or commits a default causing the acceleration of the maturity of our debt. In such a case, holders of any debt, including debt under our Senior Credit Facility and our Second Lien Notes, that ranks senior to the notes will be entitled to be paid in full from our assets and the assets of our subsidiaries before any payment may be made with respect to the notes or the guarantees. As a result, we may not have sufficient assets to fully repay the notes. An event of default under our senior debt also may prohibit us and the guarantors of the notes from paying the obligations under the notes or the guarantees.

Because we are a holding company, the notes are effectively subordinated to the claims of the creditors of our non-guarantor subsidiaries.

We conduct a substantial portion of our business through our subsidiaries. The notes are structurally subordinated to indebtedness of our subsidiaries that do not guarantee the notes. Our board of directors may designate any subsidiary of ours as a non-guarantor subsidiary if the designation is made in compliance with the terms of the indenture governing the notes. Any subsidiary so designated will not guarantee the notes. Claims of creditors of our non-guarantor subsidiaries, including trade creditors, will generally have priority with respect to the assets and earnings of such subsidiaries over the claims of creditors of the Company including holders of the notes. In the event of the insolvency, bankruptcy, liquidation, reorganization, dissolution or winding up of the business of any of these subsidiaries, senior creditors of these subsidiaries generally will have the right to be paid in full before any distribution is made in respect of the guarantees. In addition, your claims will be effectively subordinated to the claims of creditors of any of our subsidiaries that do not guarantee the notes. The indenture governing the notes also permits the incurrence of certain additional indebtedness by our non-guarantor subsidiaries in the future. See “Description of the Notes—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock.”

We may be unable to purchase the notes upon a change of control.

Upon the occurrence of a change of control, as defined in the indenture governing the notes, we will be required to offer to purchase the notes in cash at a price equal to 101% of the principal amount of the notes, plus accrued interest and additional interest, if any. A change of control will constitute an event of default under our Senior Credit Facility that permits the lenders to accelerate the maturity of the borrowings thereunder and may trigger similar rights under our other indebtedness then outstanding. Our Senior Credit Facility will prohibit us from repurchasing any notes. The failure to repurchase the notes would result in an event of default under the notes. In the event of a change of control, we may not have sufficient funds to purchase all of the notes and to repay the amounts outstanding under our Senior Credit Facility or other indebtedness. Further, payment of the purchase price of the notes is subordinated to the prior payment of our senior debt.

A court could void our subsidiaries’ guarantees of the notes under fraudulent transfer laws.

Although the guarantees provide you with a direct claim against the assets of the subsidiary guarantors, under the federal bankruptcy laws and comparable provisions of state fraudulent transfer laws, a guarantee could be voided, or claims with respect to a guarantee could be subordinated to all other debts of that guarantor. In addition, a court could void (i.e., cancel) any payments by that guarantor pursuant to its guarantee and require those payments to be returned to the guarantor or to a fund for the benefit of the other creditors of the guarantor.

The court might take these actions if it found, among other things, that when a subsidiary guarantor executed its guarantee (or, in some jurisdictions, when it became obligated to make payments under its guarantee):

•	such subsidiary guarantor received less than reasonably equivalent value or fair consideration for the incurrence of its guarantee; and

•	such subsidiary guarantor:

•	was (or was rendered) insolvent by the incurrence of the guarantee;

•	was engaged or about to engage in a business or transaction for which its assets constituted unreasonably small capital;

•	intended to incur, or believed that it would incur, obligations beyond its ability to pay as those obligations matured; or

•	was a defendant in an action for money damages, or had a judgment for money damages docketed against it and, in either case, after final judgment, the judgment was unsatisfied.

A court would likely find that a subsidiary guarantor received less than fair consideration or reasonably equivalent value for its guarantee to the extent that it did not receive direct or indirect benefit from the issuance of the notes. A court could also void a guarantee if it found that the subsidiary issued its guarantee with actual intent to hinder, delay, or defraud creditors.

Although courts in different jurisdictions measure solvency differently, in general, an entity would be deemed insolvent if the sum of its debts, including contingent and unliquidated debts, exceeds the fair value of its assets, or if the present fair salable value of its assets is less than the amount that would be required to pay the expected liability on its debts, including contingent and unliquidated debts, as they become due.

If a court voided a guarantee, it could require that noteholders return any amounts previously paid under such guarantee. If any guarantee were voided, noteholders would retain their rights against us and any other subsidiary guarantors, although those entities’ assets may not be sufficient to pay the notes in full.

There may not be a liquid market for the new notes.

The new notes constitute new issues of securities with no established trading market. No market for the new notes may develop, and any market that develops may not be liquid or may not last. If the new notes are traded, they may trade at a discount from their initial offering price, depending upon prevailing interest rates, the market for similar securities and other factors, including general economic conditions, our financial condition, performance and prospects and prospects for companies in our industry generally. In addition, the liquidity of the trading market in the notes and the market prices quoted for the notes may be adversely affected by changes in the overall market for high-yield securities. To the extent an active trading market does not develop, you may not be able to resell your new notes at their fair market value or at all.

The exchange offer may not be completed.

We are not obligated to complete the exchange offer under certain circumstances. See “Description of the Exchange Offer—Conditions to the Exchange Offer.” Even if the exchange offer is completed, it may not be completed on the schedule described in this prospectus. Accordingly, holders participating in the exchange offer may have to wait longer than expected to receive their new notes, during which time those holders of old notes will not be able to effect transfers of their old notes tendered in the exchange offer.

You may be required to deliver prospectuses and comply with other requirements in connection with any resale of the new notes.

If you tender your old notes for the purpose of participating in a distribution of the new notes, you will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the new notes. In addition, if you are a broker-dealer that receives new notes for your own account in exchange for old notes that you acquired as a result of market-making activities or any other trading activities, you will be required to acknowledge that you will deliver a prospectus in connection with any resale of such new notes.

Certain of the audited financial statements and schedule incorporated by reference in this prospectus were audited by Caturano and Company, P.C., an independent public accounting firm that has ceased ongoing business operations, certain of whose shareholders became partners of McGladrey LLP.

Our consolidated financial statements and schedule as of April 30, 2010 and for the year ended April 30, 2010, before the effects of the adjustments related to the discontinued operations described in Note 16 to the consolidated financial statements included in our Annual Report on Form 10-K for the year ended April 30, 2012, were audited by Caturano and Company, P.C. (whose name has since changed to Caturano and Company, Inc.) (“Caturano”), as stated in their report incorporated by reference herein. Effective July 20, 2010, McGladrey LLP (“McGladrey”) acquired certain of Caturano’s attest practice assets and substantially all of the attest officers and employees of Caturano joined McGladrey. McGladrey expressly did not assume any of Caturano’s liabilities associated with the performance of professional services prior to the acquisition. As of October 31, 2010, Caturano ceased providing professional services other than providing consents and comfort letters with respect to its historical audit work, and withdrew its registration with the Public Company Accounting Oversight Board. McGladrey audited our financial statements for our fiscal years ended April 30, 3011 and 2012.

Caturano’s report with respect to our audited financial statements and schedule is incorporated by reference in this prospectus. However your ability to exercise remedies or collect judgments against Caturano for material misstatements in our audited financial statements may be limited as a result of their ceasing ongoing business operations.

Risks Related to Our Business

Economic conditions have adversely affected our revenues and our operating margin and may impact our efforts to pay our outstanding indebtedness.

Our business has continued to be affected by the broader economic conditions in the United States that are outside of our control, including reductions in business and consumer activity generally, and of construction spending in particular, which have significantly impacted the demand for our collection and landfill services, and declines in commodity prices, which have materially reduced our recycling revenues. As a result of the economic environment we may also be adversely impacted by our customers’ inability to pay us in a timely manner, if at all, due to their financial difficulties, which could include bankruptcies. The continued limited availability of credit has been severely limited, which has negatively affected business and consumer spending generally. If our customers do not have access to capital, we do not expect that our volumes will improve or that we will increase new business.

We face substantial competition in the solid waste services industry.

The solid waste services industry is highly competitive, has undergone a period of consolidation and requires substantial labor and capital resources. Some of the markets in which we compete are served by, or are adjacent to markets served by, one or more of the large national or super regional solid waste companies, as well as numerous regional and local solid waste companies. Intense competition exists not only to provide services to customers, but also to acquire other businesses within each market. Some of our competitors have significantly greater financial and other resources than we do. From time to time, competitors may reduce the price of their services in an effort to expand market share or to win a competitively bid contract. These practices may require us to reduce the pricing of our services and may result in a loss of business.

As is generally the case in our industry, some municipal contracts are subject to periodic competitive bidding. We may not be the successful bidder to obtain or retain these contracts. If we are unable to compete with larger and better capitalized companies or replace municipal contracts lost through the competitive bidding process with comparable contracts or other revenue sources within a reasonable time period, our revenues would decrease and our operating results would be harmed.

In our solid waste disposal markets, we also compete with operators of alternative disposal and recycling facilities and with counties, municipalities and solid waste districts that maintain their own waste collection, recycling and disposal operations. We are also increasingly competing with companies which seek to use parts of the waste stream as feedstock for renewable energy supplies. Public entities may have financial advantages because of their ability to charge user fees or similar charges, impose tax revenues, access tax-exempt financing and, in some cases, utilize government subsidies.

Our GreenFiber insulation manufacturing joint venture with Louisiana-Pacific Corporation competes principally with national manufacturers of fiberglass insulation that have substantially greater resources than GreenFiber does, which they could use for product development, marketing or other purposes to our detriment.

The waste management industry is undergoing fundamental change as traditional waste streams are increasingly viewed as renewable resources, which may adversely impact volumes and tipping fees at our landfills.

From fiscal year 2003 through fiscal year 2007, we executed a strategy to grow our landfill capacity, and since that time, we have focused on increasing free cash flow and generating an enhanced return on invested capital at our landfills. As we have continued to develop our landfill capacity, the waste management industry has increasingly recognized the value of the waste stream as a renewable resource, and accordingly, new alternatives to landfilling are being developed that seek to maximize the renewable energy and other resource benefits of waste. These alternatives may impact the demand for landfill space, which may affect our ability to operate our landfills at full capacity, as well as the tipping fees and prices that waste management companies generally, and that we in particular, can charge for utilization of landfill space. As a result, our revenues and operating margins could be adversely affected due to these disposal alternatives.

We incur substantial costs to comply with environmental requirements. Failure to comply with these requirements, as well as enforcement actions and litigation arising from an actual or perceived breach of such requirements, could subject us to fines, penalties, and judgments, and impose limits on our ability to operate and expand.

We are subject to potential liability and restrictions under environmental laws, including those relating to transportation, recycling, treatment, storage and disposal of wastes, discharges of pollutants to air and water, and the remediation of contaminated soil, surface water and groundwater. The waste management industry has been and will continue to be subject to regulation, including permitting and related financial assurance requirements, as well as attempts to further regulate the industry, including efforts to regulate the emission of greenhouse gases. Maine Energy, our waste-to-energy facility, which we are in the process of divesting, is subject to regulations limiting discharges of pollutants into the air and water, and our solid waste operations are subject to a wide range of federal, state and, in some cases, local environmental, odor and noise and land use restrictions. If we are not able to comply with the requirements that apply to a particular facility or if we operate without the necessary approvals or permits, we could be subject to administrative or civil, and possibly criminal, fines and penalties, and we may be required to spend substantial capital to bring an operation into compliance, to temporarily or permanently discontinue activities, and/or take corrective actions, possibly including removal of landfilled materials. Those costs or actions could be significant to us and impact our results of operations, cash flows, and available capital. We may not have sufficient insurance coverage for our environmental liabilities, such coverage may not cover all of the potential liabilities we may be subject to and/or we may not be able to obtain insurance coverage in the future at reasonable expense, or at all.

Environmental and land use laws also impact our ability to expand and, in the case of our solid waste operations, may dictate those geographic areas from which we must, or, from which we may not, accept waste. Those laws and regulations may limit the overall size and daily waste volume that may be accepted by a solid waste operation. If we are not able to expand or otherwise operate one or more of our facilities because of limits imposed under such laws, we may be required to increase our utilization of disposal facilities owned by third parties, which could reduce our revenues and/or operating margins. In addition, we are required to obtain governmental permits to operate our facilities, including all of our landfills. Even if we were to comply with applicable environmental law, there is no guarantee that we would be able to obtain the requisite permits and, even if we could, that any permit (and any existing permits we currently hold) will be renewed or modified as needed to fit our business needs.

We have historically grown through acquisitions and may make additional acquisitions from time to time in the future, and we have tried and will continue to try to evaluate and limit environmental risks and liabilities presented by businesses to be acquired prior to the acquisition. It is possible that some liabilities, including ones that may exist only because of the past operations of an acquired business, may prove to be more difficult or costly to address than we anticipate. It is also possible that government officials responsible for enforcing environmental laws may believe an issue is more serious than we expect, or that we will fail to identify or fully appreciate an existing liability before we become legally responsible for addressing it. Some of the legal sanctions to which we could become subject could cause the suspension or revocation of a needed permit, prevent us from, or delay us in, obtaining or renewing permits to operate or expand our facilities, or harm our reputation. At April 30, 2012, we had recorded $5.2 million in environmental remediation liabilities for the estimated cost of our share of work associated with a consent order issued by the State of New York to remediate a scrap yard and solid waste transfer station owned by one of our acquired subsidiaries, including the recognition of accretion expense. There can be no assurance that the cost of such cleanup or that our share of the cost will not exceed our estimates.

Our operating program depends on our ability to operate the landfills and transfer stations we own and lease. Localities where we operate generally seek to regulate some or all landfill and transfer station operations, including siting and expansion of operations. The laws adopted by municipalities in which our landfills and transfer stations are located may limit or prohibit the expansion of a landfill or transfer station, as well as the amount of waste that we can accept at the landfill or transfer station on a daily, quarterly or annual basis, and any effort to acquire or expand landfills and transfer stations typically involves a significant amount of time and expense. We may not be successful in obtaining new landfill or transfer station sites or expanding the permitted capacity of any of our current landfills and transfer stations. If we are unable to develop additional disposal and transfer station capacity, our ability to achieve economies from the internalization of our waste stream will be limited. If we fail to receive new landfill permits or renew existing permits, we may incur landfill asset impairment and other charges associated with accelerated closure.

In addition to the costs of complying with environmental laws and regulations, we incur costs defending against environmental litigation brought by governmental agencies and private parties. We are, and also may be in the future, a defendant in lawsuits brought by parties alleging environmental damage, personal injury, and/or property damage, or which seek to overturn or prevent the issuance of an operating permit or authorization, all of which may result in us incurring significant liabilities.

See also “Business—Regulation,” “Legal Proceedings” and Note 10 to our consolidated financial statements included in our Form 10-K for the year ended April 30, 2012, which is incorporated by reference in this prospectus.

Our results of operations could continue to be affected by changing prices or market requirements for recyclable materials.

Our results of operations have been and may continue to be affected by changing purchase or resale prices or market requirements for recyclable materials. Our recycling business involves the purchase and sale of recyclable materials, some of which are priced on a commodity basis. The market for recyclable materials, particularly newspaper, corrugated containers, plastic and ferrous and aluminum metals, was affected by unprecedented price decreases in October 2008, resulting in a severe impact on our results of operations. Although we have begun to experience some recovery in commodity pricing, such prices will continue to be volatile due to numerous factors beyond our control. Although we seek to limit our exposure to fluctuating commodity prices through the use of hedging agreements, floor price contracts and long-term supply contracts with customers and have sought to mitigate commodity price fluctuations by reducing the prices we pay for purchased materials or increasing tip fees at our facilities, these fluctuations have in the past, including in the quarter ended July 31, 2012, contributed, and may continue to contribute, to significant variability in our period-to-period results of operations.

Our business requires a high level of capital expenditures.

Our business is capital intensive. Capital expenditures related to acquisition activities, which were $0.5 million in fiscal year 2012, consist of costs for equipment added directly as a result of new business growth related to an acquisition. Capital expenditures related to growth activities, which were $12.2 million in fiscal year 2012, consist of costs related to development of new airspace, permit expansions and new recycling contracts, along with incremental costs of equipment and infrastructure added to further such activities. Capital expenditures related to maintenance activities, which were $47.0 million in fiscal year 2012, consist of landfill cell construction costs not related to airspace expansion, costs of normal permit renewals and replacement costs for equipment due to age or obsolescence. We must use a substantial portion of our cash flows from operating activities toward maintenance capital expenditures, which reduces our flexibility to use such cash flows for other purposes, such as reducing our indebtedness. Our capital expenditures could increase if we make acquisitions or further expand our operations or as a result of factors beyond our control, such as changes in federal, state or local governmental requirements. The amount that we spend on capital expenditures may exceed current expectations, which may require us to obtain additional funding for our operations or impair our ability to grow our business.

Our business is geographically concentrated and is therefore subject to regional economic downturns.

Our operations and customers are concentrated principally in New England and New York. Therefore, our business, financial condition and results of operations are susceptible to regional economic downturns and other regional factors, including state regulations and budget constraints and severe weather conditions. In addition, as we seek to expand in our existing markets, opportunities for growth within this region will become more limited and the geographic concentration of our business will increase. A substantial portion of the material delivered to our Chemung, Hakes, Hyland and McKean landfills consists of extractions from the Marcellus Shale formations in Western New York and Pennsylvania. These extractions are the subject of political opposition and there can be no assurance that they will not be halted or retired. Drilling activity that produces these extractions is negatively impacted by lower natural gas pricing. In such an event, our revenues from these landfills would be adversely affected.

Our results of operations and financial condition may be negatively affected if we inadequately accrue for capping, closure and post-closure costs or by the timing of these costs for our waste disposal facilities.

We have material financial obligations relating to capping, closure and post-closure costs of our existing owned or operated landfills and will have material financial obligations with respect to any disposal facilities which we may own or operate in the future. Once the permitted capacity of a particular landfill is reached and additional capacity is not authorized, the landfill must be closed and capped, and post-closure maintenance started. We establish accruals for the estimated costs associated with such capping, closure and post-closure obligations over the anticipated useful life of each landfill on a per ton basis. We have provided and expect that we will in the future provide accruals for financial obligations relating to capping, closure and post-closure costs of our owned or operated landfills, generally for a term of 30 years after final closure of a landfill. Our financial obligations for capping, closure or post-closure costs could exceed the amounts accrued or amounts otherwise receivable pursuant to trust funds established for this purpose. Such a circumstance could result in significant unanticipated charges which would have an adverse impact on our business. In addition, the timing of any such capping, closure or post-closure costs which exceed established accruals may further negatively impact our business. Since we will be unable to control the timing and amounts of such costs, we may be forced to delay investments or planned improvements in other parts of our business or we may be unable to meet applicable financial assurance requirements. Any of the foregoing would negatively impact our business and results of operations.

Fluctuations in fuel costs could affect our operating expenses and results.

The price and supply of fuel is unpredictable and fluctuates based on events beyond our control, including among others, geopolitical developments, supply and demand for oil and gas, actions by the Organization of the Petroleum Exporting Countries and other oil and gas producers, war and unrest in oil producing countries and regional production patterns. Because fuel is needed to run our fleet of trucks, price escalations for fuel increase our operating expenses. In fiscal year 2012, we used approximately 5.9 million gallons of diesel fuel in our solid waste operations. We have a fuel surcharge program, based on a fuel index, to help offset increases in the cost of fuel, oil and lubricants arising from price volatility. This fee has been passed on to our customers where their contracts and competition conditions permit.

We could be precluded from entering into contracts or obtaining or maintaining permits or certain contracts if we are unable to obtain third party financial assurance to secure our contractual obligations.

Public solid waste collection, recycling and disposal contracts, obligations associated with landfill closure and the operation and closure of our waste-to-energy facility typically require performance or surety bonds, letters of credit or other means of financial assurance to secure our contractual performance. If we are unable to obtain the necessary financial assurance in sufficient amounts or at acceptable rates, we could be precluded from entering into additional municipal contracts or from obtaining or retaining landfill management contracts or operating permits. Any future difficulty in obtaining insurance could also impair our ability to secure future contracts conditioned upon having adequate insurance coverage. We currently obtain performance and surety bonds from Evergreen, in which we hold a 19.9% equity interest.

We may be required to write-off or impair capitalized costs or intangible assets in the future or we may incur restructuring costs or other charges, each of which could harm our earnings.

In accordance with U.S. generally accepted accounting principles, we capitalize certain expenditures and advances relating to our acquisitions, pending acquisitions, landfills and development projects. In addition, we have considerable unamortized assets. From time to time in future periods, we may be required to incur a charge against earnings in an amount equal to any unamortized capitalized expenditures and advances, net of any portion thereof that we estimate will be recoverable, through sale or otherwise, relating to (1) any operation or other asset that is being sold, permanently shut down, impaired or has not generated or is not expected to generate sufficient cash flow, (2) any pending acquisition that is not consummated, (3) any landfill or development project that is not expected to be successfully completed, and (4) any goodwill or other intangible assets that are determined to be impaired.

In fiscal year 2012, we entered into negotiations regarding the sale of Maine Energy. Based on the proposed purchase consideration, we recorded a $40.7 million impairment charge to the asset group within the Eastern region segment. The impairment was measured based on the asset group’s highest and best use under the market approach, utilizing the discounted present cash flows associated with the purchase consideration, adjusted for costs to demolish the facility. We used a discount rate of 3.5%, which approximates the buyers’ borrowing rate.

In response to such charges and costs and other market factors, we may be required to implement restructuring plans in an effort to reduce the size and cost of our operations and to better match our resources with our market opportunities. As a result of such actions, we would expect to incur restructuring expenses and accounting charges which may be material. Several factors could cause a restructuring to adversely affect our business, financial condition and results of operations. These include potential disruption of our operations, the development of our landfill capacity and recycling technologies and other aspects of our business. Employee morale and productivity could also suffer and result in unintended employee attrition. Any restructuring would require substantial management time and attention and may divert management from other important work. Moreover, we could encounter delays in executing any restructuring plans, which could cause further disruption and additional unanticipated expense.

Our revenues and our operating income experience seasonal fluctuations.

Our transfer and disposal revenues historically have been lower during the months of November through March. This seasonality reflects the lower volume of waste during the late fall, winter and early spring months primarily because:

•	the volume of waste relating to construction and demolition activities decreases substantially during the winter months in the northeastern United States; and

•

decreased tourism in Vermont, Maine and eastern New York during the winter months tends to lower the volume of waste generated by commercial and restaurant customers, which is partially offset by increased volume from the ski industry.

Since certain of our operating and fixed costs remain constant throughout the fiscal year, operating income is impacted by a similar seasonality. In addition, particularly harsh winter weather conditions typically result in increased operating costs.

Our Recycling business experiences increased volumes of newspaper in November and December due to increased newspaper advertising and retail activity during the holiday season. GreenFiber experiences lower sales from April through July due to lower retail activity.

We may, in the future, attempt to divest or sell certain parts or components of our business to third parties which may result in lower than expected proceeds or losses or we may be unable to identify potential purchasers.

From time to time in the future, we may sell or divest certain other components of our business. These divestitures may be undertaken for a number of reasons, including to generate proceeds to pay down debt, or as a result of a determination that the specified asset will provide inadequate returns to us, or that the asset no longer serves a strategic purpose in connection with our business or if we determine the asset may be more valuable to a third party. The timing of such sales or divestures may not be entirely within our control. For example, we may need to quickly divest assets to satisfy immediate cash requirements, or we may be forced to sell certain assets prior to canvassing the market or at a time when market conditions for valuations or for financing for buyers are unfavorable, which would result in proceeds to us in an amount less than we expect or less than our assessment of the value of those assets. We also may not be able to identify buyers for certain of our assets, particularly given the difficulty that potential acquirers may face in obtaining financing, or we may face opposition from municipalities or communities to a disposition or the proposed buyer. Any sale of our assets, including Maine Energy, our only waste-to-energy facility that we are in the process of divesting, could result in a loss on divestiture. Any of the foregoing would have an adverse effect on our business and results of operations.

We may engage in acquisitions in the future with the goal of complementing or expanding our business, including developing additional disposal capacity. However, we may be unable to complete these transactions and, if executed, these transactions may not improve our business or may pose significant risks and could have a negative effect on our operations.

We have in the past, and we may in the future, make acquisitions in order to acquire or develop additional disposal capacity. These acquisitions may include “tuck-in” acquisitions within our existing markets, assets that are adjacent to or outside our existing markets, or larger, more strategic acquisitions. In addition, from time to time we may acquire businesses that are complementary to our core business strategy. We may not be able to identify suitable acquisition candidates. If we identify suitable acquisition candidates, we may be unable to negotiate successfully their acquisition at a price or on terms and conditions acceptable to us, including as a result of the limitations imposed by our debt obligations. Furthermore, we may be unable to obtain the necessary regulatory approval to complete potential acquisitions.

Our ability to achieve the benefits from any potential future acquisitions, including cost savings and operating efficiencies, depends in part on our ability to successfully integrate the operations of such acquired businesses with our operations. The integration of acquired businesses and other assets may require significant management time and resources that would otherwise be available for the ongoing management of our existing operations.

Any properties or facilities that we acquire may be subject to unknown liabilities, such as undisclosed environmental contamination, for which we would have no recourse, or only limited recourse, to the former owners of such properties. As a result, if a liability were asserted against us based upon ownership of an acquired property, we might be required to pay significant sums to settle it, which could adversely affect our financial results and cash flow.

In addition, the process of acquiring, developing and permitting additional disposal capacity is lengthy, expensive and uncertain. Moreover, the disposal capacity at our existing landfills is limited by the remaining available volume at our landfills and annual, quarterly and/or daily disposal limits imposed by the various governmental authorities with jurisdiction over our landfills. If we are unable to develop or acquire additional disposal capacity, our ability to achieve economies from the internalization of our waste stream will be limited and we may be required to increase our utilization of disposal facilities owned by third parties, which could reduce our revenues and/or our operating margins.

Efforts by labor unions to organize our employees could divert management attention and increase our operating expenses.

Labor unions regularly make attempts to organize our employees, and these efforts will likely continue in the future. Certain groups of our employees have chosen to be represented by unions, and we have negotiated collective bargaining agreements with these groups. The negotiation of collective bargaining agreements could divert management attention and result in increased operating expenses and lower net income (or increased net loss). If we are unable to negotiate acceptable collective bargaining agreements, we may be subject to union-initiated work stoppages, including strikes. Depending on the type and duration of any labor disruptions, our revenues could decrease and our operating expenses could increase, which could adversely affect our financial condition, results of operations and cash flows. As of May 31, 2012, approximately 6.7% of our employees were represented by unions.

Our Class B common stock has ten votes per share and is held exclusively by John W. Casella and Douglas R. Casella.

The holders of our Class B common stock are entitled to ten votes per share and the holders of our Class A common stock are entitled to one vote per share. At December 31, 2011, an aggregate of 988,200 shares of our Class B common stock, representing 9,882,000 votes, were outstanding, all of which were beneficially owned by John W. Casella, our Chairman and Chief Executive Officer, and his brother, Douglas R. Casella, a member of our Board of Directors. Based on the number of shares of common stock outstanding on May 31, 2012, the shares of our Class A common stock and Class B common stock beneficially owned by John W. Casella and Douglas R. Casella represent approximately 31.3% of the aggregate voting power of our stockholders. Consequently, John W. Casella and Douglas R. Casella are able to substantially influence all matters for stockholder consideration.

Risks Related to Our Indebtedness

We have substantial debt and have the ability to incur additional debt. The principal and interest payment obligations of such debt may restrict our future operations and impair our ability to meet our obligations under the notes.

As of October 10, 2012, we and the guarantors had approximately $522.4 million of outstanding indebtedness (excluding approximately $29.7 million of outstanding letters of credit issued under our Senior Credit Facility) and an additional $102.0 million of unused commitments under our Senior Credit Facility. In addition, the terms of our existing Senior Credit Facility, the indenture governing our Second Lien Notes, and the indenture governing the notes (the “indenture”) permit us to incur additional debt.

Our substantial debt may have important consequences to you. For instance, it:

•	makes it more difficult for us to satisfy our financial obligations, including those relating to the notes issued in this exchange offer;

•

requires us to dedicate a substantial portion of any cash flow from operations to the payment of interest and principal due under our debt, which reduces funds available for other business purposes, including capital expenditures and acquisitions;

•	places us at a competitive disadvantage compared with some of our competitors that may have less debt and better access to capital resources; and

•	limits our ability to obtain additional financing required to fund working capital and capital expenditures and for other general corporate purposes.

Our ability to satisfy our obligations and to reduce our total debt depends on our future operating performance and on economic, financial, competitive and other factors, many of which are beyond our control. Our business may not generate sufficient cash flow, and future financings may not be available to provide sufficient net proceeds, to meet these obligations or to successfully execute our business strategy.

If we do not redeem all of our Second Lien Notes that remain outstanding, any outstanding Second Lien Notes would rank senior in payment and lien priority to the notes described in this prospectus. In addition, the inability of the Company to refinance the Second Lien Notes in full by March 1, 2014 would trigger the March 31, 2014 maturity date under the Senior Credit Facility, requiring the Company to refinance the Senior Credit Facility in March 2014, rather than the March 18, 2016 maturity date which applies if all Second Lien Notes are refinanced by March 1, 2014.

The agreements governing our various debt obligations impose restrictions on our business and adversely affect our ability to undertake certain corporate actions.

The agreements governing our various debt obligations, including the Indenture, the indenture governing the Second Lien Notes and the agreements governing our Senior Credit Facility, include covenants imposing significant restrictions on our business. These restrictions may affect our ability to operate our business and may limit our ability to take advantage of potential business opportunities as they arise. These covenants place restrictions on our ability to, among other things::

•	incur additional debt;

•	create liens;

•	make certain investments;

•	enter into certain transactions with affiliates;

•	declare or pay dividends, redeem stock or make other distributions to stockholders; and

•	consolidate, merge or transfer or sell assets.

Our Senior Credit Facility requires us to meet a number of financial ratios and covenants and restricts our ability to make certain capital expenditures.

Our ability to comply with these agreements may be affected by events beyond our control, including prevailing economic, financial and industry conditions. These covenants could have an adverse effect on our business by limiting our ability to take advantage of financing, merger and acquisition or other corporate opportunities. Our Senior Credit Facility also restricts our ability to make capital expenditures. The breach of any of these covenants or restrictions could result in a default under the indenture governing the Second Lien notes, the indenture governing the notes or the agreements governing our Senior Credit Facility. An event of default under any of our debt agreements could permit some of our lenders, including the lenders under our Senior Credit Facility, to declare all amounts borrowed from them to be immediately due and payable, together with accrued and unpaid interest, or, in the case of our Senior Credit Facility, terminate the commitment to make further credit extensions thereunder, which could, in turn, trigger cross-defaults under other debt obligations. If we were unable to repay debt to our lenders, or were otherwise in default under any provision governing our outstanding debt obligations, our secured lenders could proceed against the Company and the subsidiary guarantors and against the collateral securing that debt. In addition, acceleration of our other indebtedness may cause us to be unable to make interest payments on the notes and repay the principal amount of or repurchase the notes or may cause the subsidiary guarantors to be unable to make payments under the guarantees.

To service our indebtedness, we will require a significant amount of cash. However, our ability to generate cash depends on many factors beyond our control.

Our ability to make payments on, and to refinance, our indebtedness, including the notes, and to fund planned capital expenditures, will depend on our ability to generate cash in the future which, in turn, is subject to general economic, financial, competitive, regulatory and other factors, many of which are beyond our control.

Our business may not generate sufficient cash flow from operations and we may not have available to us future borrowings in an amount sufficient to enable us to pay our indebtedness, including the notes, or to fund our other liquidity needs. In these circumstances, we may need to refinance all or a portion of our indebtedness, including the notes, on or before maturity. We may not be able to refinance any of our indebtedness, including our Senior Credit Facility, the Second Lien Notes and the notes, on commercially reasonable terms, or at all. Without this financing, we could be forced to sell assets or secure additional financing to make up for any shortfall in our payment obligations under unfavorable circumstances. However, we may not be able to secure additional financing on terms favorable to us or at all and, in addition, the terms of our debt agreements, including the Senior Credit Facility, the indenture governing the Second Lien Notes and the indenture governing the notes, limit our ability to sell assets and also restrict the use of proceeds from such a sale. Moreover, substantially all of our assets have been pledged to secure repayment of our indebtedness under our Senior Credit Facility and the Second Lien Notes. In addition, we may not be able to sell assets quickly enough or for amounts sufficient to enable us to meet our obligations, including our obligations under the notes.

Our ability to make acquisitions may be adversely impacted by our outstanding indebtedness and by the price of our stock.

Our ability to make future business acquisitions, particularly those that would be financed solely or in part through cash from operations, will be curtailed due to our obligations to make payments of principal and interest on our outstanding indebtedness. We may not have sufficient capital resources, now or in the future, and may be unable to raise sufficient additional capital resources on terms satisfactory to us, if at all, in order to meet our capital requirements for such acquisitions. In addition, the terms of our indebtedness, including the terms of the notes offered hereby, include covenants that directly restrict, or have the effect of restricting, our ability to make certain acquisitions while this indebtedness remains outstanding. To the extent that the amount of our outstanding indebtedness continues to have a negative impact on our stock price, using our Class A common stock as consideration will be less attractive for potential acquisition candidates. In the past, the trading price of our Class A common stock on the NASDAQ Global Select Market has limited our willingness to use our equity as consideration and the willingness of sellers to accept our shares and as a result has limited, and could continue to limit, the size and scope of our acquisition program. If we are unable to pursue acquisitions that would enhance our business or operations, the potential growth of our business and revenues may be adversely affected.

If variable rate bonds issued by the Finance Authority of Maine become taxable, they may become subject to mandatory redemption, and the proceeds of our sale of our Maine Energy facility will not be sufficient to fund such redemption.

On December 28, 2005, we completed a $25.0 million financing transaction involving the issuance of bonds by the Finance Authority of Maine, which we refer to as the Authority. Pursuant to a Financing Agreement, dated as of December 1, 2005, by and between us and the Authority, we borrowed the proceeds of the bonds to pay for certain costs relating to landfill development and construction, other infrastructure improvements, and machinery and equipment for solid waste disposal operations owned and operated by us, or a related party, all located in Maine, and the issuance of the bonds.

On February 1, 2012, we remarketed $21.4 million aggregate principal amount of the original $25.0 million bonds. The remaining $3.6 million of outstanding bonds (referred to as the variable rate bonds) remain as variable rate bonds secured by a letter of credit issued under our Senior Credit Facility. The bonds will mature on January 1, 2025 (unless redeemed earlier).

We have entered into a purchase and sale agreement to sell our Maine Energy facility, and we will need to obtain an opinion of, or further assurances from, bond counsel that the sale will not adversely affect the tax exempt status of the variable rate bonds in the amount of $3.6 million. If such bonds become taxable, they may become subject to mandatory redemption, and the proceeds of the sale of our Maine Energy facility will not be sufficient to fund such redemption.

RATIO OF EARNINGS TO FIXED CHARGES AND EARNINGS TO COMBINED FIXED

CHARGES AND PREFERRED STOCK DIVIDENDS

(dollar amounts in thousands)

Our consolidated ratio of earnings to fixed charges, our consolidated ratio of earnings to fixed charges and preferred stock dividends, and our deficiency of earnings to fixed charges and combined fixed charges and preferred stock dividends for each of the periods indicated is as follows:

	Fiscal Year Ended April 30,
	2012	2011	2010	2009	2008
Ratio of earnings to fixed charges	—	—	—	—	—
Ratio of earnings to combined fixed charges and preferred stock dividends	—	—	—	—	—
Deficiency of earnings to fixed charges	$(56,869)	$(24,903)	$(11,466)	$(63,928)	$(9,853)
Deficiency of earnings to combined fixed charges and preferred stock dividends	$(56,869)	$(24,903)	$(11,466)	$(63,928)	$(9,853)

For purposes of determining the ratios of earnings to fixed charges and earnings to combined fixed charges and preferred stock dividends, “earnings” consists of loss from continuing operations before income taxes and discontinued operations before adjustment for loss or income from equity method investees, plus fixed charges, less interest capitalized and “fixed charges” consists of interest expensed and capitalized, amortization of deferred financing costs, amortization of premium and discounts, and the portion of operating leases deemed to be representative of the interest factor.

SUMMARY CONSOLIDATED FINANCIAL DATA

The following table presents summary consolidated financial data as of and for each of the fiscal years in the five-year period ended April 30, 2012. The statement of operations data for each of the fiscal years in the three-year period ended April 30, 2012 and the balance sheet data as of April 30, 2012, 2011 and 2010 have been derived from the audited consolidated financial statements included in our Annual Report on Form 10-K filed with the SEC on June 28, 2012, which are incorporated herein by reference. The statement of operations data for the fiscal years ending April 30, 2009 and 2008 and the balance sheet data as of April 30, 2009 and 2008 have been derived, in part, from audited consolidated financial statements that are not included in this prospectus, adjusted for the impact from discontinued operations. You should read the following table in conjunction with our audited consolidated financial statements and related notes in our Annual Report on Form 10-K filed with the SEC on June 28, 2012.

	Fiscal Year Ended April 30,
	2012	2011	2010	2009	2008
	(in thousands, except per share data)
Statement of Operations Data:
Revenues	$480,815	$466,064	$457,642	$482,851	$503,925
Operating Expenses:
Cost of operations	330,754	317,504	303,399	322,605	338,167
General and administration	60,775	64,010	57,476	63,202	69,638
Depreciation and amortization	58,576	58,261	63,619	68,432	73,479
Asset impairment charge	40,746	3,654	—	355	534
Legal settlement	1,359	—	—	—	—
Development project charge	131	—	—	—	—
Environmental remediation charge	—	549	335	4,356	—
Bargain purchase gain	—	(2,975)	—	—	—
Gain on sale of assets	—	(3,502)	—	—	—
Goodwill impairment charge	—	—	—	55,286	—
Hardwick impairment and closing charges	—	—	—	—	1,400

Operating (loss) income	(11,526)	28,563	32,813	(31,385)	20,707
Interest expense, net	45,499	45,858	44,265	33,120	31,952
Other expense, net	20,111	10,626	2,355	1,366	3,410

Loss from continuing operations before income taxes and discontinued operations	(77,136)	(27,921)	(13,807)	(65,871)	(14,655)
Provision (benefit) for income taxes	1,181	(24,217)	2,242	6,247	(3,555)

Loss from continuing operations before discontinued operations	(78,317)	(3,704)	(16,049)	(72,118)	(11,100)
Discontinued operations:
(Loss) income from discontinued operations, net	—	(1,458)	1,011	4,030	4,410
Gain (loss) on disposal of discontinued operations, net	725	43,590	1,180	63	(1,145)

Net (loss) income	(77,592)	38,428	(13,858)	(68,025)	(7,835)
Less: Net loss attributable to noncontrolling interest	(6)	—	—	—	—

Net (loss) income attributable to common stockholders	$(77,586)	$38,428	$(13,858)	$(68,025)	$(7,835)

	Fiscal Year Ended April 30,
	2012	2011	2010	2009	2008
	(in thousands)
Cash Flow Data:
Capital expenditures	$59,741	$55,249	$52,834	$54,330	$68,370
Cash flows provided by operating activities	$63,775	$47,091	$64,086	$69,145	$60,981
Cash flows used in investing activities	$(72,012)	$(55,764)	$(63,050)	$(62,877)	$(84,933)
Cash flows provided by (used in) financing activities	$10,229	$(117,895)	$(7,281)	$(16,408)	$4,842

	Fiscal Year Ended April 30,
	2012	2011	2010	2009	2008
	(in thousands)
Balance Sheet Data:
Cash and cash equivalents	$4,534	$1,817	$2,035	$1,838	$2,814
Total current assets	$67,356	$72,405	$81,925	$76,735	$95,485
Working capital deficit, net (1)	$(25,513)	$(13,333)	$(10,190)	$(2,138)	$(20,153)
Property, plant and equipment, net	$416,717	$453,361	$457,670	$461,027	$465,807
Total assets	$633,743	$690,581	$754,814	$750,962	$836,087
Long-term debt	$476,765	$465,107	$567,006	$558,557	$561,417
Total liabilities	$615,512	$596,594	$704,518	$684,652	$711,405
Total stockholders’ equity	$18,231	$93,987	$50,296	66,310	$124,682

(1)	Working capital deficit, net is defined as current assets, excluding cash and cash equivalents, minus current liabilities.

DESCRIPTION OF THE EXCHANGE OFFER

Purpose of the Exchange Offer

On October 9, 2012, we issued $125,000,000 aggregate principal amount of old notes. We entered into a registration rights agreement in connection with the October 9, 2012 issuance of old notes, pursuant to which we agreed that we would:

•

file a registration statement with respect to an exchange offer registered under the Securities Act to exchange the old notes for an issue of new notes that are identical in all material respects to the old notes, except that the new notes would not contain terms with respect to transfer restrictions or additional interest, within 30 days after the original issuance of the old notes;

•	use commercially reasonable efforts to cause the registration statement to be declared effective under the Securities Act within 120 days after the original issuance of the old notes; and

•

use commercially reasonable efforts to commence and complete the registered exchange offer on the earliest practicable date after the registration statement has become effective, but in no event later than 150 days after the original issuance of the old notes, and to hold the exchange offer open for not less than 30 days.

We filed a copy of the registration rights agreement as an exhibit incorporated by reference into the registration statement of which this prospectus is a part. In addition, on February 11, 2011, we issued $200,000,000 aggregate principal amount of old notes in an unregistered offering, of which $3,035,000 aggregate principal amount of unregistered notes are outstanding.

Upon the effectiveness of the registration statement of which this prospectus is a part, we will offer the new notes in exchange for the old notes (including the $3,035,000 aggregate principal amount of unregistered old notes issued on February 11, 2011 that are outstanding).

Resale of the New Notes

We are making the exchange offer in reliance on the position of the staff of the SEC as set forth in interpretive letters addressed to other parties in other transactions. For further information on the SEC’s position, see Exxon Capital Holdings Corporation, available May 13, 1988, Morgan Stanley & Co. Incorporated, available June 5, 1991 and Shearman & Sterling, available July 2, 1993, and other interpretive letters to similar effect. We have not sought our own interpretive letter, however, and we cannot assure you that the staff would make a similar determination with respect to the exchange offer as it has in interpretive letters to other parties. Based on these interpretations by the staff, we believe that the new notes issued under the exchange offer may be offered for resale, resold or otherwise transferred by you, without further compliance with the registration and prospectus delivery provisions of the Securities Act, so long as you:

(1)	are acquiring the new notes in the ordinary course of your business;

(2)	are not participating in, and do not intend to participate in, a distribution of the new notes within the meaning of the Securities Act and have no arrangement or understanding with any person to participate in a distribution of the new notes within the meaning of the Securities Act;

(3)	are not a broker-dealer who acquired the old notes directly from us; and

(4)	are not an “affiliate” of ours, within the meaning of Rule 405 of the Securities Act.

By tendering the old notes in exchange for new notes, you will be required to represent to us that each of the above statements applies to you. If you are participating in or intend to participate in, a distribution of the new notes, or have any arrangement or understanding with any person to participate in a distribution of the new notes to be acquired in this exchange offer, you may be deemed to have received restricted securities and may not rely on the applicable interpretations of the staff of the SEC. If you are so deemed, you will have to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any secondary resale transaction.

Each broker-dealer that receives new notes for its own account in exchange for old notes, where the old notes were acquired by the broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the new notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. A broker-dealer may use this prospectus, as it may be amended or supplemented from time to time, in connection with resales of new notes received in exchange for old notes which the broker-dealer acquired as a result of market-making or other trading activities. See “Plan of Distribution.”

The exchange offer is not being made to, nor will we accept tenders for exchange from, holders of old notes in any jurisdiction in which the exchange offer or the acceptance of it would not be in compliance with the securities or blue sky laws of such jurisdiction.

Terms of the Exchange Offer

Upon the terms and subject to the conditions set forth in this prospectus and the letter of transmittal, we will accept any and all old notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the expiration date. We will issue a like amount of new notes in exchange for old notes validly tendered and accepted pursuant to the exchange offer.

We will not pay any accrued and unpaid interest on the old notes that we acquire in the exchange offer. All unpaid interest accrued on old notes from the most recent date to which interest has been paid on the old notes will be treated as having accrued on the new notes that are issued in exchange for such old notes.

Tendering holders of old notes must tender old notes in minimum denominations of $2,000, and integral multiples of $1,000 in excess thereof. New notes will be issued in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

The terms of the new notes are identical in all material respects to the terms of the old notes, except that:

(1)	we have registered the new notes under the Securities Act and therefore these notes will not bear legends restricting their transfer, and

(2)	specified rights under the registration rights agreement, including the provisions providing for payment of additional interest in specified circumstances relating to the exchange offer, will be eliminated for the new notes.

The new notes will evidence the same debt as the old notes. The new notes will be issued under the same indenture and will be entitled to the same benefits under that indenture as the old notes being exchanged. As of the date of this prospectus, approximately $128,035,000 aggregate principal amount of the old notes are outstanding. Old notes accepted for exchange will be retired and cancelled and not reissued.

Except as described under “Book-Entry, Delivery and Form,” we will issue the new notes in the form of one or more global notes registered in the name of DTC or its nominee, and each beneficial owner’s interest in it will be transferable in book-entry form through DTC.

We will conduct the exchange offer in accordance with the applicable requirements of the Securities Act and the Exchange Act, and the rules and regulations of the SEC thereunder.

We will be considered to have accepted validly tendered old notes if and when we have given oral or written notice to that effect to the exchange agent. The exchange agent will act as agent for the tendering holders for the purposes of receiving the new notes from us.

If we do not accept any tendered old notes for exchange because of an invalid tender, the occurrence of the other events described in this prospectus or otherwise, we will return these old notes, without expense, to the tendering holder promptly after the expiration date of the exchange offer.

Holders who tender old notes will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes on exchange of old notes in connection with the exchange offer. We will pay all charges and expenses, other than certain applicable taxes in certain circumstances, in connection with the exchange offer. See “—Other Fees and Expenses” and “—Transfer Taxes.”

If we successfully complete the exchange offer, any old notes which holders do not tender or which we do not accept in the exchange offer will remain outstanding and continue to accrue interest. The holders of old notes after the exchange offer in general will not have further rights under the registration rights agreement, including registration rights and any rights to additional interest. Holders wishing to transfer the old notes would have to rely on exemptions from the registration requirements of the Securities Act.

Expiration Date; Extensions; Amendments; Termination

For purposes of the exchange offer, the term “expiration date” means 5:00 p.m., New York City time, on January 28, 2013, subject to our right to extend that time and date in our sole discretion, in which case the expiration date means the latest time and date to which the exchange offer is extended.

We reserve the right, in our sole discretion, by giving oral or written notice to the exchange agent, to:

•	extend the exchange offer;

•	terminate the exchange offer if a condition to our obligation to exchange old notes for new notes is not satisfied or waived on or prior to the expiration date; and

•	amend the exchange offer.

If the exchange offer is amended in a manner that we reasonably determine constitutes a material change, or if we waive a material condition, we will extend the exchange offer for a period of at least five business days if the exchange offer would otherwise have expired during that period.

We will notify holders of the old notes of any extension, amendment, waiver or termination of the exchange offer by press release or other public announcement. We will announce any extension of the expiration date no later than 9:00 a.m., New York City time, on the first business day after the previously scheduled expiration date. We will disclose in such public announcement the number of old notes tendered as of the date of the announcement. We have no other obligation to publish, advertise or otherwise communicate any information about any extension, amendment or termination.

Settlement Date

We will deliver the new notes on the settlement date, which will be promptly after the expiration date of the exchange offer. We will not be obligated to deliver new notes unless the exchange offer is consummated.

Conditions to the Exchange Offer

Notwithstanding any other provision of the exchange offer, we will not be required to accept for exchange, or to issue new notes in exchange for, any old notes and may terminate or amend the exchange offer if at any time before the expiration of the exchange offer, we reasonably determine (i) that the exchange offer violates applicable law, any applicable interpretation of the staff of the SEC or any order of any governmental agency or court of competent jurisdiction; (ii) an action or proceeding shall have been instituted or threatened in any court or by any governmental agency which might materially impair our ability to proceed with the exchange offer or a material adverse development shall have occurred in any existing action or proceeding with respect to us; or (iii) all governmental approvals necessary for the consummation of the exchange offer have not been obtained.

The foregoing conditions are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any such condition or may be waived by us in whole or in part at any time and from time to time. The failure by us at any time to exercise any of the foregoing rights shall not be deemed a waiver of any of those rights and each of those rights shall be deemed an ongoing right which may be asserted at any time and from time to time. Any determination made by us concerning an event, development or circumstance described or referred to above will be conclusive and binding.

If any of the foregoing conditions are not satisfied, we may, at any time on or prior to the expiration date:

•	terminate the exchange offer and return all tendered old notes to the respective tendering holders;

•	modify, extend or otherwise amend the exchange offer and retain all tendered old notes until the expiration date, as extended, subject, however, to the withdrawal rights of holders; or

•

to the extent lawful, waive the unsatisfied conditions with respect to the exchange offer and accept all old notes tendered and not previously validly withdrawn. If this waiver constitutes a waiver of a material condition to the exchange offer, we will disclose this change by means of a prospectus supplement that will be circulated to the registered holders of the old notes, and we will extend the exchange offer for a period of at least five business days if the exchange offer would otherwise have expired during that period.

In addition, we will not accept for exchange any old notes tendered, and no new notes will be issued in exchange for those old notes, if at such time any stop order shall be threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or with respect to the qualification of the indenture governing the new notes under the Trust Indenture Act of 1939, as amended.

Effect of Tender

Any tender by a holder, and our subsequent acceptance of that tender, of old notes will constitute a binding agreement between that holder and us upon the terms and subject to the conditions of the exchange offer described in this prospectus and in the letter of transmittal. The acceptance of the exchange offer by a tendering holder of old notes will constitute the agreement by that holder to deliver good and marketable title to the tendered old notes, free and clear of any and all liens, restrictions, charges, pledges, security interests, encumbrances or rights of any kind of third parties.

Letter of Transmittal; Representations and Warranties of Holders of Old Notes

Upon agreement to the terms of the letter of transmittal, a holder, or the beneficial holder of old notes on behalf of which the holder has tendered, will, subject to that holder’s ability to withdraw its tender, and subject to the terms and conditions of the exchange offer generally, exchange, assign and transfer to us all right, title and interest in and to such old notes tendered for exchange.

In addition, by tendering old notes in the exchange offer, each holder of old notes will represent, warrant and agree, among other things, that (i) any new notes received by it will be acquired in the ordinary course of business of the holder; (ii) the holder does not have an arrangement or understanding with any person or entity to participate in the distribution (within the meaning of the federal securities laws) of the new notes; (iii) the holder is not engaged in and does not intend to engage in the distribution (within the meaning of the federal securities laws) of the new notes; (iv) if the holder is a broker-dealer that will receive new notes for its own account in exchange for old notes, the holder acquired those old notes as a result of market-making activities or other trading activities and it will deliver this prospectus, as required by law, in connection with any resale of the new notes (provided, however, that by acknowledging that it will deliver, and by delivering, a prospectus, the holder will not be deemed to admit that it is an underwriter within the meaning of the Securities Act); (v) the holder is not an “affiliate,” as defined in Rule 405 under the Securities Act, of ours; and (vi) the holder is not acting on behalf of any person or entity who could not truthfully make the statements set forth in (i) through (v) above.

The representations, warranties and agreements of a holder tendering old notes will be deemed to be repeated and reconfirmed on and as of the expiration date and the settlement date of the exchange offer.

Absence of Dissenters’ Rights

Holders of the old notes do not have any appraisal or dissenters’ rights in connection with the exchange offer.

Acceptance of Old Notes for Exchange and Delivery of New Notes

On the settlement date, new notes to be issued in exchange for old notes in the exchange offer, if consummated, will be delivered in book-entry form.

We will be deemed to accept validly tendered old notes that have not been validly withdrawn as provided in this prospectus when, and if, we give oral or written notice of acceptance to the exchange agent. Subject to the terms and conditions of the exchange offer, delivery of the new notes will be made by the exchange agent on the settlement date following receipt of that notice. The exchange agent will act as agent for tendering holders of old notes for the purpose of receiving old notes and transmitting new notes as of the settlement date. If any tendered old notes are not accepted for any reason described in the terms and conditions of the exchange offer, such unaccepted old notes will be returned without expense to the tendering holders promptly after the expiration or termination of the exchange offer.

Procedures for Tendering

To participate in the exchange offer, you must properly tender your old notes to the exchange agent as described below. We will only issue new notes in exchange for old notes that you timely and properly tender. Therefore, you should allow sufficient time to ensure timely delivery of the old notes, and you should follow carefully the instructions on how to tender your old notes. It is your responsibility to properly tender your old notes. We have the right to waive any defects. However, we are not required to waive defects, and neither we, nor the exchange agent is required to notify you of defects in your tender.

If you have any questions or need help in exchanging your old notes, please contact the exchange agent at the address or telephone numbers set forth below.

All of the old notes were issued in book-entry form, and all of the old notes are currently represented by global certificates registered in the name of Cede & Co., the nominee of DTC. We have confirmed with DTC that the old notes may be tendered using DTC’s automatic tender offer program, or ATOP. The exchange agent will establish an account with DTC for purposes of the exchange offer promptly after the commencement of the exchange offer, and DTC participants may electronically transmit their acceptance of the exchange offer by causing DTC to transfer their old notes to the exchange agent using the ATOP procedures. In connection with the transfer, DTC will send an “agent’s message” to the exchange agent. The agent’s message will state that DTC has received instructions from the participant to tender old notes and that the participant agrees to be bound by the terms of the letter of transmittal.

By using the ATOP procedures to exchange old notes, you will not be required to deliver a letter of transmittal to the exchange agent. However, you will be bound by its terms just as if you had signed it.

If an agent’s message is not delivered through ATOP, or if for any reason physical certificates representing the old notes have been issued to you and you are delivering such certificates for exchange, you must deliver an executed letter of transmittal to the exchange agent at the address set forth below under the caption “Exchange Agent.”

There is no procedure for guaranteed late delivery of the old notes.

Determinations Under the Exchange Offer. We will reasonably determine in our sole discretion all questions as to the validity, form, eligibility, time of receipt, acceptance of tendered old notes and withdrawal of tendered old notes. Our determination will be final and binding. We reserve the right to reject any old notes not properly tendered or any old notes our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defect, irregularities or conditions of tender as to particular old notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, all defects or irregularities in connection with tenders of old notes must be cured within such time as we shall determine. Although we intend to notify holders of defects or irregularities with respect to tenders of old notes, neither we, the exchange agent nor any other person will incur any liability for failure to give such notification. Tenders of old notes will not be deemed made until such defects or irregularities have been cured or waived. Any old notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned to the tendering holder promptly after the expiration date of the exchange.

When We Will Issue New Notes. In all cases, we will issue new notes for old notes that we have accepted for exchange under the exchange offer only after the exchange agent receives, prior to 5:00 p.m., New York City time, on the expiration date:

•	A book-entry confirmation of such number of old notes into the exchange agent’s account at DTC; and

•	A properly transmitted agent’s message; or

•

If an agent’s message is not delivered through ATOP, or if for any reason physical certificates representing the old notes have been issued to you and you are delivering such certificates for exchange, a properly completed and duly executed letter of transmittal, together with physical certificates representing old notes being submitted for exchange, if applicable.

Return of Old Notes Not Accepted or Exchanged. If we do not accept any tendered old notes for exchange or if old notes are submitted for a greater principal amount than the holder desires to exchange, the unaccepted or non-exchanged old notes will be returned without expense to their tendering holder. Such non-exchanged old notes will be credited to an account maintained with DTC. These actions will occur promptly after the expiration or termination of the exchange offer.

Participating Broker-Dealers. Each broker-dealer that receives new notes for its own account in exchange for old notes, where those old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of those new notes. See “Plan of Distribution.”

Withdrawal of Tenders

Tenders of old notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the expiration date.

For a withdrawal to be effective, you must comply with the appropriate ATOP procedures or send a written notice of withdrawal to the exchange agent at the address set forth below under the caption “Exchange Agent.” Any notice of withdrawal made pursuant to ATOP procedures must specify the name and number of the account at DTC to be credited with withdrawn old notes and otherwise comply with the ATOP procedures. Any written notice of withdrawal submitted outside of ATOP procedures must specify the name of the person who tendered the outstanding notes to be withdrawn, identify the outstanding notes to be withdrawn, including the principal amount of such outstanding notes and, where certificates for outstanding notes are transmitted, specify the name in which outstanding notes are registered, if different from that of the withdrawing holder. If certificates for outstanding notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of such certificates the withdrawing holder must also submit the serial numbers of the particular certificates to be withdrawn and a signed notice of withdrawal with signatures guaranteed by an eligible institution, unless such holder is an eligible institution.

We will reasonably determine all questions as to the validity, form, eligibility and time of receipt of a notice of withdrawal. Our determination will be final and binding on all parties. We will deem any old notes so withdrawn not to have been validly tendered for exchange for purposes of the exchange offer.

Any old notes that have been tendered for exchange using ATOP procedures but that are not exchanged for any reason will be credited to an account maintained with DTC for the old notes. This return or crediting will take place promptly after withdrawal, rejection of tender, expiration or termination of the exchange offer. Any certificates representing outstanding notes which have been tendered for exchange but which are not exchanged for any reason will be returned to the holder of those outstanding notes without cost to the holder. You may retender properly withdrawn old notes by following the procedures described under “—Procedures for Tendering” above at any time on or prior to the expiration date of the exchange offer.

Exchange Agent

U.S. Bank National Association has been appointed as the exchange agent for the exchange offer. All correspondence in connection with the exchange offer should be sent or delivered by each holder of old notes, or a beneficial owner’s commercial bank, broker, dealer, trust company or other nominee, to the exchange agent at:

U.S. Bank National Association

Attn: Jacob Schmitz

60 Livingston Avenue

Mail Station—EP-MN-WS2N

St. Paul, MN 55107-2292

Phone: (651) 466-6774

Email: jacob.schmitz1@usbank.com

Questions concerning tender procedures and requests for additional copies of this prospectus or the letter of transmittal should be directed to the exchange agent at the address, telephone numbers or fax number listed above. Holders of old notes may also contact their commercial bank, broker, dealer, trust company or other nominee for assistance concerning the exchange offer. We will pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses.

Announcements

We may make any announcement required pursuant to the terms of this prospectus or required by the Exchange Act or the rules promulgated thereunder through a reasonable press release or other public announcement in our sole discretion.

Other Fees and Expenses

We will bear the expenses of soliciting tenders of the old notes. The principal solicitation is being made by mail. Additional solicitations may, however, be made by e-mail, facsimile transmission, telephone or in person by the exchange agent, as well as by our officers and other employees and those of our affiliates.

We have not retained any dealer-manager in connection with this exchange offer and will not make any payments to broker-dealers or others soliciting acceptances of the exchange offer. However, we will pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses.

Tendering holders of old notes will not be required to pay any fee or commission to the exchange agent. If, however, a tendering holder handles the transaction through its commercial bank, broker, dealer, trust company or other institution, that holder may be required to pay brokerage fees or commissions.

Accounting Treatment

We will record the new notes in our accounting records at the same carrying value as the old notes. Accordingly, we will not recognize any gain or loss for accounting purposes in connection with the exchange offer, other than the recognition of the fees and expenses of the offering as stated under “—Other Fees and Expenses.”

Transfer Taxes

Holders who tender their old notes for exchange will not be obligated to pay any transfer taxes in connection with that tender or exchange, except that holders who instruct us to register new notes in the name of, or request that old notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder will be responsible for the payment of any applicable transfer tax on those old notes.

Consequences of Failure to Exchange

Holders of old notes who do not exchange their old notes for new notes under this exchange offer will remain subject to the restrictions on transfer applicable in the old notes (i) as set forth in the legend printed on the old notes as a consequence of the issuance of the old notes pursuant to exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws and (ii) otherwise as set forth in the offering memorandum distributed in connection with the private offering of the old notes.

Any old notes not tendered by their holders in exchange for new notes in this exchange offer will not retain any rights under the registration rights agreement (except in certain limited circumstances). See “—Resale Registration Statement; Additional Interest.”

In general, you may not offer or sell the old notes unless they are registered under the Securities Act, or if the offer or sale is exempt from the registration requirements of the Securities Act and applicable state securities laws. We do not intend to register resales of the old notes under the Securities Act. Based on interpretations of the SEC staff, new notes issued pursuant to this exchange offer may be offered for resale, resold or otherwise transferred by their holders (other than any such holder that is our “affiliate” within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the holders acquired the new notes in the ordinary course of business and the holders are not engaged in, have no arrangement with any person to participate in, and do not intend to engage in, any public distribution of the new notes to be acquired in this exchange offer. Any holder who tenders in this exchange offer and is engaged in, has an arrangement with any person to participate in, or intends to engage in, any public distribution of the new notes (i) may not rely on the applicable interpretations of the SEC and (ii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

Resale Registration Statement; Additional Interest

Under the registration rights agreement, we have agreed that if (i) the registration statement related to this prospectus and this exchange offer is not filed with the SEC on or prior to the date that is 30 days after October 9,

2012 (or if such 30th day is not a business day, the next succeeding business day), (ii) this registration statement has not been declared effective by the SEC on or prior to the date that is 120 days after October 9, 2012 (or if such 120th day is not a business day, the next succeeding business day), (iii) the exchange offer has not been consummated within 150 days after October 9, 2012 (or if such 150th day is not a business day, the next succeeding business day), (iv) a shelf registration statement is not filed within the Shelf Filing Deadline or has not been declared effective by the SEC on or prior to the date specified for such effectiveness in this Agreement, or (v) any registration statement required by the registration rights agreement is filed and declared effective but thereafter ceases to be effective or fails to be usable for its intended purpose without being succeeded immediately by a post-effective amendment to such registration statement that cures such failure and that is itself immediately declared effective) (each such event referred to in clauses (i) through (v), a “registration default”), we have agreed that the interest rate on the old notes shall increase by 0.25% per annum during the 90-day period immediately following the occurrence of any registration default and shall increase by 0.25% per annum at the end of each subsequent 90-day period (such increase “additional interest”), but in no event shall such increase exceed 1.00% per annum. Following the cure of all registration defaults, the interest rate borne by the old notes will be reduced to the original interest rate borne by the old notes; provided, however, that, if after any such reduction in interest rate due to the cure of a registration default, a different registration default occurs, the interest rate borne by the old notes shall again be increased pursuant to the foregoing provisions. In no event will we be required to pay additional interest for more than one registration default at any given time.

Other

Participation in this exchange offer is voluntary, and you should carefully consider whether to participate. You are urged to consult your financial and tax advisors in making your own decision as to what action to take.

DESCRIPTION OF THE NOTES

We will issue up to $128,035,000 aggregate principal amount of new 7.75% Senior Subordinated Notes due 2019 (the “new notes”) pursuant to this exchange offer. The new notes will be issued as additional debt securities under the indenture dated as of February 7, 2011 among us, the Guarantors party to the indenture and U.S. Bank National Association, as trustee (the “trustee”). The term “notes” includes the old and any new notes issued under the indenture pursuant to the registration rights agreement. The terms of the notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”).

The following description is a summary, and does not describe every aspect of the new notes and the indenture. The following description is subject to, and qualified in its entirety by, all the provisions of the indenture, including definitions of certain terms used in the indenture. Anyone who receives this prospectus may obtain a copy of the indenture without charge upon request. See “Where You Can Find More Information and Incorporation by Reference.” We urge you to read the indenture and the new notes because they, and not this description, define your rights as a holder of the new notes. You can obtain a copy of the indenture from the trustee.

You can find the definitions of certain terms used in this description under “—Certain Definitions.” Certain defined terms used in this description but not defined below under the caption “—Certain Definitions” have the meanings assigned to them in the indenture and/or the registration rights agreement.

Brief Description of the Notes and the Subsidiary Guarantees

The old notes are, and the new notes will be:

•	general unsecured obligations of Casella;

•	subordinated in right of payment to all existing and future Senior Debt of Casella;

•	equal in right of payment to all future senior subordinated Indebtedness of Casella;

•	senior in right of payment to any future Indebtedness of Casella that expressly provides that it is junior in right of payment to the notes; and

•	unconditionally guaranteed by the Guarantors.

The notes are guaranteed by each existing and future Restricted Subsidiary of Casella, other than any Foreign Subsidiary, any Insurance Subsidiary and certain Restricted Subsidiaries of Casella that do not guarantee the Senior Credit Facility, the Second Lien Notes or, in each case, any Permitted Refinancing Indebtedness in respect thereof.

The Subsidiary Guarantee by each Guarantor of the old notes is, and the Subsidiary Guarantee of the new notes will be:

•	a general unsecured obligation of such Guarantor;

•	subordinated in right of payment to all existing and future Senior Debt of such Guarantor;

•	effectively subordinated to all of the liabilities of Casella’s Subsidiaries that are not providing a Subsidiary Guarantee;

•	equal in right of payment to all future senior subordinated Indebtedness of such Guarantor; and

•	senior in right of payment to all future Indebtedness of such Guarantor that expressly provides that it is junior in right of payment to the Subsidiary Guarantee of such Guarantor.

As of October 10, 2012, Casella and the Guarantors had total senior debt outstanding of approximately $197.4 million (not including outstanding letters of credit of approximately $29.7 million) and an additional $102.0 million available to be borrowed under our Senior Credit Facility. As indicated above and as discussed in detail below under the subheading “—Subordination,” payments on the notes and under the Subsidiary Guarantees will be subordinated to the payment of Senior Debt. The indenture permits us and the Guarantors to incur additional Senior Debt.

As of the date of the indenture, all Subsidiaries will be “Restricted Subsidiaries.” However, under the circumstances described below under “—Certain Covenants—Designation of Restricted and Unrestricted Subsidiaries,” we will be permitted to designate certain of our subsidiaries as “Unrestricted Subsidiaries.” Unrestricted Subsidiaries will not guarantee the notes or be subject to the restrictive covenants in the indenture, but transactions between Casella and/or any of its Restricted Subsidiaries on the one hand and any of the Unrestricted Subsidiaries on the other hand will be subject to certain restrictive covenants.

Our Unrestricted Subsidiaries, Foreign Subsidiaries, any Insurance Subsidiary and certain Restricted Subsidiaries will not guarantee the notes. The old notes are, and the new notes will be, structurally subordinated to the Indebtedness and other obligations (including trade payables) of our Unrestricted Subsidiaries, Foreign Subsidiaries and any Insurance Subsidiary.

Principal, Maturity and Interest

The indenture provides for the issuance of additional notes having identical terms and conditions to the initial notes (the “additional notes”), other than issue date, issue price, initial interest payment date and initial interest record date. Such additional notes may be issued subject to compliance with the covenants contained in the indenture. Any additional notes will be part of the same issue as the initial notes and will vote on all matters together with the initial notes. However, the CUSIP numbers for the initial notes and any additional notes will be different unless the initial notes and such additional notes are fungible for U.S. federal income tax purposes and, even in such case, only after the restrictive legends on the initial notes and such additional notes have been removed.

We will issue notes in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

The notes will mature on February 15, 2019.

Interest on the Notes accrues at the rate of 7.75% per annum and is payable semi-annually in arrears on February 15 and August 15. Commencing on February 15, 2013, Casella will make each interest payment to the Holders of record of the new notes on the immediately preceding February 1 and August 1. Interest on the new notes will be deemed to have accrued from August 15, 2012. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Methods of Receiving Payments on the Notes

If a Holder has given wire transfer instructions to Casella, Casella will make all principal, premium, if any, and interest payments on those notes in accordance with those instructions. All other payments on the notes will be made at the office or agency of the paying agent (the “Paying Agent”) and the registrar (the “Registrar”) within the City and State of New York unless Casella elects to make interest payments by check mailed to the Holders at their address set forth in the register of Holders.

Paying Agent and Registrar for the Notes

The trustee will initially act as Paying Agent and Registrar. Casella may change the Paying Agent or Registrar without prior notice to the Holders of the notes, and Casella or any of its Subsidiaries may act as Registrar and, except under certain circumstances specified in the indenture, Paying Agent.

Transfer and Exchange

A Holder may transfer or exchange notes in accordance with the indenture. The Registrar and the trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents, and Casella may require a Holder to pay any taxes and fees required by law or permitted by the indenture. Casella is not required to transfer or exchange any note selected for redemption. Also, Casella is not required to transfer or exchange any note for a period of 15 days before a selection of notes to be redeemed. The registered Holder of a note will be treated as the owner of it for all purposes.

Subsidiary Guarantees

The Guarantors will jointly and severally, fully and unconditionally, guarantee Casella’s obligations under the notes. The Subsidiary Guarantee of each Guarantor will be subordinated to the prior payment in full in cash or cash equivalents of all Senior Debt of that Guarantor to the same extent that the notes are subordinated to Senior Debt of Casella. The obligations of each Guarantor under its Subsidiary Guarantee will be limited as necessary to prevent that Subsidiary Guarantee from constituting a fraudulent conveyance under applicable law. See “Risk Factors—Risks Related to the Exchange Offer and the Notes—A court could void our subsidiaries’ guarantees of the notes under fraudulent transfer laws.”

The Subsidiary Guarantee of a Guarantor will be released:

•

upon the sale or other disposition (including by way of merger or consolidation), to any Person that is not an Affiliate of Casella, of all of the Capital Stock of that Guarantor held by Casella or any of its Restricted Subsidiaries or of all or substantially all of the assets of that Guarantor; provided that such sale or other disposition is made in accordance with the indenture;

•

upon the contemporaneous or substantially contemporaneous release or discharge of such Guarantor (1) as a guarantor, borrower and/or issuer in respect of the Senior Credit Facility or the Second Lien Notes and (2) if the Senior Credit Facility has been terminated, as a guarantor of any issue of any other Indebtedness of more than $5.0 million in aggregate principal amount (per issue) of Casella or any of its Restricted Subsidiaries (other than any Subsidiaries of such Guarantor), except, in each case, as a result of payment by a guarantor in its capacity as a guarantor (and not as a borrower and/or issuer); or

•	if Casella designates such Guarantor as an Unrestricted Subsidiary in accordance with the indenture.

Subordination

The payment of all Obligations on or relating to the notes is subordinated in right of payment to the prior payment in full in cash or cash equivalents of all Obligations on Senior Debt of Casella (including all Obligations with respect to the Senior Credit Facility and all obligations with respect to the Second Lien Notes, whether outstanding on the Issue Date or thereafter incurred). Notwithstanding the foregoing, payments and distributions made from the trust established pursuant to the provisions described under “—Legal Defeasance and Covenant Defeasance” shall not be so subordinated in right of payment so long as the payments into the trust were made in accordance with the requirements described under “—Legal Defeasance and Covenant Defeasance” and did not violate the subordination provisions when they were made.

The holders of Senior Debt will be entitled to receive payment in full in cash or cash equivalents of all Obligations due in respect of Senior Debt before the Holders of notes will be entitled to receive any payment or distribution of any kind or character with respect to any Obligations on, or relating to, the notes (other than payments or distributions of Permitted Junior Securities) in the event of any distribution to creditors of Casella:

(1)	in a total or partial liquidation, dissolution or winding up of Casella;

(2)	in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to Casella or its assets;

(3)	in an assignment for the benefit of creditors; or

(4)	in any marshalling of Casella’s assets and liabilities.

Casella also may not make any payment or distribution of any kind or character with respect to any Obligations on, or relating to, the notes or acquire any notes for cash or assets or otherwise, other than payments or distributions of Permitted Junior Securities and payments and distributions made from the trust established pursuant to the provisions described under “—Legal Defeasance and Covenant Defeasance” so long as the payments into the trust were made in accordance with the requirements described under “—Legal Defeasance and Covenant Defeasance” and did not violate the subordination provisions when they were made, if:

(1)	a payment default under the Senior Credit Facility, the Second Lien Notes Documents or any other Senior Debt (in the case of such other Senior Debt, only if the aggregate principal amount thereof exceeds $5.0 million) occurs and is continuing beyond the applicable grace period, if any; or

(2)	any other default occurs and is continuing on Designated Senior Debt that permits holders of the Designated Senior Debt to accelerate its maturity and the trustee receives a notice of such default (a “Payment Blockage Notice”) from the Representative of such Designated Senior Debt.

Payments on and distributions with respect to any Obligations on, or with respect to, the notes may and shall be resumed:

(1)	in the case of a payment default, upon the date on which all such payment defaults are cured or waived; and

(2)	in case of a nonpayment default with respect to Designated Senior Debt, the earliest of (w) the date on which all such nonpayment defaults are cured or waived, (x) 179 days after the date on which the applicable Payment Blockage Notice is received, (y) all Designated Senior Debt with respect to which any such nonpayment default has occurred and is continuing is discharged or paid in full in cash or cash equivalents, or (z) the date on which the Trustee receives notice from the Representative for such Designated Senior Debt rescinding the Payment Blockage Notice, unless the maturity of any Designated Senior Debt has been and remains accelerated.

No new Payment Blockage Notice may be delivered unless and until 360 days have elapsed since the effectiveness of the immediately prior Payment Blockage Notice.

No nonpayment default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the Trustee shall be, or be made, the basis for a subsequent Payment Blockage Notice unless such default shall have been cured or waived for a period of not less than 90 consecutive days (it being acknowledged that any subsequent action, or any breach of any financial covenants for a period ending after the date of delivery of such initial Payment Blockage Notice that in either case would give rise to a default pursuant to any provisions under which a default previously existed or was continuing shall constitute a new default for this purpose).

Casella must promptly notify holders of Senior Debt if payment of the notes is accelerated because of an Event of Default.

As a result of the subordination provisions described above, in the event of a bankruptcy, liquidation or reorganization of Casella, Holders of the notes may recover less ratably than creditors of Casella who are holders of Senior Debt. See “Risk Factors—Risks Related to the Exchange Offer and the Notes—The notes and the guarantees will be unsecured and subordinated to our senior debt.”

Optional Redemption

Prior to February 15, 2014, Casella may on any one or more occasions redeem up to 35% of the aggregate principal amount of notes issued under the indenture at a redemption price equal to 107.750% of the principal amount thereof, plus accrued and unpaid interest to the redemption date, with the net cash proceeds of one or more Public Equity Offerings; provided that

•

at least 65% of the aggregate principal amount of notes issued under the indenture remains outstanding immediately after such redemption (excluding notes held by Casella or any of its Subsidiaries); and

•	the redemption must occur within 90 days after the closing of such Public Equity Offering (disregarding the date of closing of any over-allotment option with respect thereto).

On or after February 15, 2015, Casella may from time to time redeem some or all of the notes upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest thereon, if any, to the applicable redemption date, if redeemed during the twelve month period beginning on February 15 of the years indicated below:

Year	Percentage
2015	103.875%
2016	101.938%
2017 and thereafter	100.000%

In addition, the notes may be redeemed, in whole or in part, at any time prior to February 15, 2015, at the option of Casella upon not less than 30 nor more than 60 days’ notice, at a redemption price equal to 100% of the principal amount of the notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest to, the applicable redemption date (subject to the right of holders of record on the relevant interest record date to receive interest due on the relevant interest payment date). “Applicable Premium” means, with respect to any note on any applicable redemption date, the greater of:

•	1.0% of the principal amount of such note; and

•	the excess, if any, of:

•

the present value at such redemption date of (i) the redemption price of such note at February 15, 2015 (such redemption price being set forth in the table appearing above under this section “Optional Redemption”) plus (ii) all required interest payments (excluding accrued and unpaid interest to such redemption date) due on such note through February 15, 2015 computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over

•	the principal amount of such note.

“Treasury Rate” means, as of any redemption date, the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) which has become publicly available at least two business days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source or similar market data)) most nearly equal to the period from the redemption date to February 15, 2015; provided, however, that if the period from the redemption date to February 15, 2015 is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from the redemption date to February 15, 2015 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

Casella may acquire notes by means other than a redemption, whether pursuant to an issuer tender offer, open market purchases, negotiated transactions or otherwise, so long as such acquisition does not otherwise violate the terms of the indenture.

Selection and Notice

If less than all of the notes are to be redeemed at any time, the trustee will select notes for redemption as follows:

•	if the notes are listed on a national securities exchange, in compliance with the requirements of the principal national securities exchange on which the notes are listed; or

•

if the notes are not so listed, on a pro rata basis or on as nearly a pro rata basis as practicable (subject, to the extent the notes are then represented by one or more global notes registered in the name of or held by The Depository Trust Company or its nominee, to the procedures of The Depository Trust Company).

No notes of $2,000 or less shall be redeemed in part. Notices of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each Holder of notes to be redeemed at its registered address. Notices of redemption may not be conditional.

If any note is to be redeemed in part only, the notice of redemption that relates to that note shall state the portion of the principal amount thereof to be redeemed. A new note in principal amount equal to the unredeemed portion of the old note will be issued in the name of the Holder thereof upon cancellation of the old note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on notes or portions of them called for redemption.

Repurchase at the Option of Holders

Change of Control

If a Change of Control occurs, each Holder of notes will have the right to require Casella to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of that Holder’s notes pursuant to a Change of Control Offer (the “Change of Control Offer”). In the Change of Control Offer, Casella will offer to pay an amount in cash (the “Change of Control Payment”) equal to 101% of the aggregate principal amount of notes repurchased, plus accrued and unpaid interest thereon, if any, to the date of purchase. Within 30 days following any Change of Control, Casella will mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase notes on the date (the “Change of Control Payment Date”) specified in such notice, which date shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the indenture and described in such notice.

On or before the Change of Control Payment Date, Casella will, to the extent lawful:

•	accept for payment all notes or portions thereof properly tendered pursuant to the Change of Control Offer;

•	deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all notes or portions thereof so tendered; and

•

deliver or cause to be delivered to the trustee the notes so accepted together with an Officers’ Certificate stating the aggregate principal amount of notes or portions thereof being purchased by Casella.

The Paying Agent will promptly mail to each Holder of notes so tendered the Change of Control Payment for such notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any; provided that each such new note will be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof.

Prior to complying with any of the provisions of this “Change of Control” covenant, but in any event within 90 days following a Change of Control, Casella will either repay all outstanding Senior Debt that is governed by agreements that would prevent Casella from complying with such “Change of Control” provisions, or obtain the requisite consents, if any, under all such agreements governing such outstanding Senior Debt to permit the repurchase of notes required by this covenant. Casella will publicly announce the results of the Change of Control Offer as soon as practicable after the Change of Control Payment Date.

Casella will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by Casella and purchases all notes validly tendered and not withdrawn under such Change of Control Offer.

Notwithstanding the foregoing, Casella shall not be required to make a Change of Control Offer, as provided above, if, in connection with or in contemplation of any Change of Control, it or a third party has made an offer to purchase (an “Alternate Offer”) any and all notes validly tendered at a cash price equal to or higher than the Change of Control Payment and has purchased all notes properly tendered in accordance with the terms of such Alternate Offer. The Alternate Offer shall remain, if commenced prior to the Change of Control, open for acceptance until the consummation of the Change of Control, must permit Holders to withdraw any tenders of notes made into the Alternate Offer until the final expiration or consummation thereof and must comply with all the other provisions applicable to the Change of Control Offer.

Casella will comply, and will cause any third party making a Change of Control Offer or an Alternate Offer to comply, with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with a Change of Control Offer or an Alternate Offer. To the extent the provisions of any applicable securities laws or regulations conflict with the provisions of the indenture relating to a Change of Control Offer, Casella will not be deemed to have breached its obligations under the indenture by virtue of complying with such laws or regulations.

The occurrence of a Change of Control would constitute an event of default under Casella’s Senior Credit Facility and would trigger the requirement under the Second Lien Notes Documents of Casella to offer to repurchase the Second Lien Notes. In addition, the Senior Credit Facility and the Second Lien Notes Documents prohibit Casella from purchasing any notes, subject to the terms and conditions of the applicable agreements, and the agreements governing any future Senior Debt may prohibit Casella from purchasing any notes, subject to the terms and conditions of the applicable agreements, and may also provide that certain change of control events with respect to Casella would constitute a default under such agreements. In the event a Change of Control occurs at a time when Casella is prohibited from purchasing notes as required under the indenture, Casella could seek the consent of the holders of any applicable Senior Debt to the purchase of notes or could attempt to refinance the Senior Debt that contains such prohibition. If Casella does not obtain such a consent or repay such Senior Debt, Casella will remain prohibited from purchasing notes. In such a case, Casella’s failure to purchase notes as required by the indenture would constitute an Event of Default with respect to the notes which would, in turn, constitute a default under such Senior Debt. In such circumstances, the subordination provisions in the indenture would likely restrict payments to the Holders of notes.

If a Change of Control were to occur, there can be no assurance that Casella would have sufficient funds to pay the purchase price for all notes and amounts due under other Indebtedness that Casella may be required to repurchase or repay or that Casella or the other Guarantors would be able to make such payments. In the event that Casella were required to purchase outstanding notes pursuant to a Change of Control Offer, Casella expects that it would need to seek third party financing to the extent it does not have available funds to enable Casella to meet its purchase obligations. However, there can be no assurance that Casella would be able to obtain such financing.

The definition of Change of Control includes a phrase relating to the sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the assets of Casella and its Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a Holder of notes to require Casella to repurchase such notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of Casella and its Subsidiaries taken as a whole may be uncertain.

The provisions described above that require Casella to make a Change of Control Offer following a Change of Control will be applicable regardless of whether or not any other provisions of the indenture are applicable. Except as described above with respect to a Change of Control, the indenture does not contain provisions that permit the Holders of the notes to require that Casella repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

Asset Sales

Casella will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

•

Casella or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value (as determined in good faith by Casella) of the assets or Equity Interests issued, sold or otherwise disposed of; and

•	at least 75% of the consideration therefor received by Casella or such Restricted Subsidiary is in the form of cash or Cash Equivalents and is received at the time of such Asset Sale.

For purposes of the last bullet in the preceding paragraph, each of the following shall be deemed to be cash:

(a)	the amount of any liabilities shown on Casella’s or such Restricted Subsidiary’s most recent balance sheet (other than contingent liabilities and liabilities that are by their terms subordinated to the notes or any Subsidiary Guarantee) that are assumed by another Person and from which Casella and its Restricted Subsidiaries are released from further liability;

(b)	any securities, notes or other obligations received by Casella or any such Restricted Subsidiary from such transferee that are promptly (subject to ordinary settlement periods) converted by Casella or such Restricted Subsidiary into cash (to the extent of the cash received in that conversion); and

(c)	the fair market value (as determined in good faith by the Board of Directors of Casella) of any Replacement Assets received.

Within 365 days after the receipt of any Net Proceeds from an Asset Sale, Casella may apply such Net Proceeds at its option:

(a)	to repay Senior Debt and, if the Senior Debt repaid is revolving credit Indebtedness, to permanently reduce a corresponding amount of commitments with respect thereto;

(b)	to make an investment in or expenditures for assets (excluding securities other than Capital Stock of any Person that (A) is or becomes a Guarantor or (B) is merged, consolidated or amalgamated with or into, or transfers all or substantially all of its assets to, or is liquidated into, Casella or any Guarantor) that replace the assets that were the subject of the Asset Sale or that will be used in the Permitted Business (“Replacement Assets”); and/or

(c)	to redeem notes pursuant to any of the provisions of the indenture described under the caption “—Optional Redemption.”

Pending the final application of any such Net Proceeds, Casella may temporarily reduce revolving credit borrowings or otherwise invest such Net Proceeds in any manner that is not prohibited by the indenture.

Any Net Proceeds from Asset Sales that are not applied as provided in the preceding paragraph will constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $10.0 million, Casella will make an offer to

•	all Holders of notes; and

•

all holders of other Indebtedness that ranks pari passu with the notes containing provisions similar to those set forth in the indenture with respect to offers to purchase or redeem with the proceeds of sales of assets (“Pari Passu Debt”), in each case, to purchase (an “Asset Sale Offer”) the maximum principal amount of notes or notes and such Pari Passu Debt, as the case may be, that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to (i) 100% of the principal amount of notes purchased or (ii) 100% of the principal amount of notes purchased and 100% of the principal amount (or accreted value) of such Pari Passu Debt purchased, in each case, plus accrued and unpaid interest, if any, to the date of purchase, and will be payable in cash. If the aggregate principal amount of notes and such Pari Passu Debt tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the trustee shall select the notes and such Pari Passu Debt, as the case may be, to be purchased on a pro rata basis. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero. Accordingly, if any Excess Proceeds remain after consummation of an Asset Sale Offer, Casella may use such Excess Proceeds for any purpose not otherwise prohibited by the indenture.

When any non-cash consideration received by Casella or any of its Restricted Subsidiaries in connection with any Asset Sale is converted into or sold or otherwise disposed of for cash or Cash Equivalents, such cash and Cash Equivalents must be applied in accordance with this covenant.

Casella will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with an Asset Sale Offer. To the extent the provisions of any applicable securities laws or regulations conflict with the provisions of the indenture relating to an Asset Sale Offer, Casella will not be deemed to have breached its obligations under the indenture by virtue of complying with such laws or regulations.

The Senior Credit Facility and the Second Lien Notes Documents currently prohibit Casella from purchasing any notes, subject to the terms and conditions of the applicable agreements. In addition, the agreements governing any future Senior Debt may prohibit Casella from purchasing any notes. In the event the indenture requires Casella to make an Asset Sale Offer at a time when Casella is prohibited from purchasing notes, Casella could seek the consent of its senior debt holders to the purchase of notes, use the proceeds of the Asset Sale to pay down such Senior Debt, or attempt to refinance Senior Debt that contain such prohibitions. If Casella does not obtain such consents or repay or refinance such Senior Debt, Casella would remain prohibited from purchasing notes. In such case, Casella’s failure to purchase notes when required by the indenture would constitute an Event of Default under the indenture which would, in turn, constitute a default under such Senior Debt. In such circumstances, the subordination provisions in the indenture would likely restrict payments to the Holders of notes.

Certain Covenants

Set forth below are summaries of certain covenants contained in the indenture.

Restricted Payments

Casella will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(a)	declare or pay any dividend or make any other payment or distribution on account of Casella’s or any of its Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving Casella or any of its Restricted Subsidiaries) or to the direct or indirect holders of Casella’s or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such (other than dividends or distributions payable solely in Qualified Capital Stock or dividends or distributions payable to Casella or any of its Restricted Subsidiaries);

(b)	purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving Casella or any of its Restricted Subsidiaries) any Equity Interests of Casella or any direct or indirect parent of Casella or any Restricted Subsidiary of Casella (other than any such Equity Interests owned by Casella or any of its Restricted Subsidiaries);

(c)	make any payment on or with respect to, or purchase, redeem, prepay, decrease, defease or otherwise acquire or retire for value, any Indebtedness that is expressly subordinated in right of payment to the notes or any Subsidiary Guarantee, except (x) any payment of interest or principal at the Stated Maturity thereof, (y) any payment made with Qualified Capital Stock and (z) any payment made to Casella or any of its Restricted Subsidiaries; or

(d)	make any Restricted Investment

(all such payments and other actions set forth in clauses (i) through (iv) above being collectively referred to as “Restricted Payments”), unless, at the time of and after giving effect to such Restricted Payment:

(1)	no Default has occurred and is continuing or would occur as a consequence thereof;

(2)	Casella would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable Four Quarter Period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Coverage Ratio Exception; and

(3)	such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by Casella and its Restricted Subsidiaries after the date of the indenture (excluding Restricted Payments permitted by clauses (2), (3), (4) (only to the extent payable to Casella or any of its Restricted Subsidiaries), (5) and (7) of the next succeeding paragraph), is less than the sum (the “Basket”), without duplication, of

a)	50% of the Consolidated Net Income of Casella for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after the Issue Date to the end of Casella’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus

b)	100% of the aggregate net cash proceeds received by Casella since the Issue Date from the issuance and sale of Qualified Capital Stock or from the issuance and sale of convertible or exchangeable Disqualified Capital Stock or Indebtedness of Casella or any of its Restricted Subsidiaries that has been converted into or exchanged for Qualified Capital Stock (other than any issuance and sale to a Subsidiary of Casella), less the amount of any cash, or the fair market value of any other assets, distributed by Casella or any of its Restricted Subsidiaries upon such conversion or exchange (other than to Casella or any of its Restricted Subsidiaries), plus

c)	to the extent not otherwise included in the calculation of Consolidated Net Income for purposes of clause (a) above, 100% of (x) any amount received in cash by Casella or any of its Restricted Subsidiaries as dividends, distributions or return of capital from, or payment of interest or principal on any loan or advance to, and (y) the aggregate net cash proceeds received by Casella or any of its Restricted Subsidiaries upon the sale or other disposition of, the investee (other than an Unrestricted Subsidiary of Casella) of any Investment made by Casella and its Restricted Subsidiaries since the Issue Date; provided that the foregoing sum shall not exceed, in the case of any investee, the aggregate amount of Investments previously made (and treated as a Restricted Payment) by Casella or any of its Restricted Subsidiaries in such investee subsequent to the Issue Date; plus

d)

to the extent not otherwise included in the calculation of Consolidated Net Income for purposes of clause (a) above, 100% of (x) any amount received in cash by Casella or any of its Restricted Subsidiaries as dividends, distributions or return of capital from, or payment of interest or principal on any loan or advance to, or upon the sale or other disposition of the Capital Stock of, an Unrestricted Subsidiary of Casella and (y) the fair market value of the net assets of an Unrestricted Subsidiary of Casella, at the time such Unrestricted Subsidiary is redesignated as a Restricted Subsidiary or is merged, consolidated or amalgamated with or into, or is liquidated into, Casella or any of its Restricted Subsidiaries, multiplied by Casella’s proportionate interest in such Subsidiary; provided that the foregoing sum shall not exceed, in the case of any Unrestricted Subsidiary, the aggregate amount of Investments previously made (and treated as a Restricted Payment) by Casella or any of its Restricted Subsidiaries in such Unrestricted Subsidiary subsequent to the Issue Date; plus

e)	to the extent not otherwise included in the calculation of Consolidated Net Income for purposes of clause (a) above, 100% of the amount of any Investment made (and treated as a Restricted Payment) since the Issue Date in a Person that subsequently becomes a Restricted Subsidiary of Casella.

The preceding provisions will not prohibit:

(1)	the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions of the indenture;

(2)	the redemption, repurchase, retirement, defeasance or other acquisition of (a) any Indebtedness of Casella or any Guarantor that is expressly subordinated in right of payment to the notes or any Subsidiary Guarantee or (b) any Equity Interests of Casella or any of its Restricted Subsidiaries in exchange for, or out of the net cash proceeds of the substantially concurrent issuance and sale (other than to a Subsidiary of Casella) of, Qualified Capital Stock; provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition shall not increase the Basket;

(3)	the redemption, repurchase, retirement, defeasance or other acquisition of Indebtedness of Casella or any Guarantor which is expressly subordinated in right of payment to the notes or any Subsidiary Guarantee with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness;

(4)	the payment of any dividend or other distribution by a Restricted Subsidiary of Casella in respect of any class or series of securities of such Restricted Subsidiary so long as Casella or a Restricted Subsidiary receives at least its pro rata share of such dividend or distribution in accordance with its Equity Interests in such class or series of securities;

(5)	the repurchase of Equity Interests deemed to occur upon the exercise of stock options if such Equity Interests represent a portion of the exercise price thereof;

(6)	as long as no Default has occurred and is continuing or would be caused thereby, the redemption, repurchase or other acquisition of Equity Interests constituting restricted stock repurchased from an employee of Casella or any of its Restricted Subsidiaries in connection with the termination of employment of such employee, in an amount not to exceed the net cash proceeds received from such terminated employee upon issuance of such Equity Interests; and

(7)	Restricted Payments not to exceed $10.0 million in the aggregate since the Issue Date.

The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by Casella or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any assets or securities (other than cash) having a fair market value in excess of $5.0 million that are required to be valued by this covenant shall be determined in good faith by the Board of Directors, whose resolution with respect thereto shall be delivered to the trustee. The Board of Directors’ determination must be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if such fair market value exceeds $10.0 million. Not later than the date of making any Restricted Payment, Casella shall deliver to the trustee an Officers’ Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by this “Restricted Payments” covenant were computed, together with a copy of any fairness opinion or appraisal required by the indenture.

In determining whether any Restricted Payment is permitted by the foregoing covenant, Casella may allocate or reallocate all or any portion of such Restricted Payment between clauses (6) and (7) of the second paragraph of this “—Restricted Payments” covenant or between such clauses and the Basket; provided that at the time of such allocation or reallocation, all such Restricted Payments, or allocated portions thereof, would be permitted under such provisions.

Incurrence of Indebtedness and Issuance of Preferred Stock

On or after the date of the indenture (i) Casella will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, incur any Indebtedness (including Acquired Debt), and (ii) Casella will not issue any Disqualified Capital Stock and will not permit any of its Restricted Subsidiaries to issue any shares of Preferred Stock; provided that Casella or any Guarantor may incur Indebtedness (including Acquired Debt), and Casella may issue Disqualified Capital Stock, if the Consolidated Fixed Charge Coverage Ratio is at least 2.0 to 1.0 (this proviso, the “Coverage Ratio Exception”).

The first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”):

(1)	Indebtedness and letters of credit by Casella or any Guarantor under the Senior Credit Facility (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of Casella and the Guarantors thereunder) in an aggregate principal amount not to exceed $350.0 million, plus (x) the aggregate principal amount of Second Lien Notes (and any Permitted Refinancing Indebtedness in respect thereof) that have been repurchased, repaid, redeemed or otherwise satisfied from and after the Issue Date, less (y) the aggregate amount of all Net Proceeds of Asset Sales (other than up to $75.0 million of Net Proceeds from Asset Sales of Specified Assets) applied by Casella or any of its Subsidiaries since the date of the indenture to repay Indebtedness under the Senior Credit Facility pursuant to clause (1) of the third paragraph under “—Repurchase at the Option of Holders—Asset Sales”;

(2)	Indebtedness under the Second Lien Notes Documents, and Permitted Refinancing Indebtedness in respect thereof, in an aggregate principal amount not to exceed $180.0 million plus (x) the Available Amount less (y) the aggregate principal amount of Second Lien Notes that have been repurchased, repaid, redeemed or otherwise satisfied from and after the Issue Date (to the extent increasing the amount available under clause (1) above), at any time outstanding;

(3)	the old notes issued on the Issue Date and up to the Available Amount of Additional Notes issued under the indenture, the new notes and the Subsidiary Guarantees thereof;

(4)	(a) Capital Lease Obligations, (b) Purchase Money Obligations, and (c) industrial revenue bonds or solid waste disposal bonds issued by or at the request of Casella or any Restricted Subsidiary, and Indebtedness funded by such bonds, and Permitted Refinancing Indebtedness of any of the foregoing, in an aggregate amount under this clause (4) not to exceed $50.0 million at any time outstanding;

(5)	Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refinance, (x) Existing Indebtedness or (y) Indebtedness incurred under the Coverage Ratio Exception, clause (3) of this paragraph or this clause (5);

(6)	Indebtedness owed by Casella or any of its Restricted Subsidiaries to Casella or any of its Restricted Subsidiaries; provided that:

a)	if Casella or any Guarantor is the obligor on such Indebtedness, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations with respect to the notes, in the case of Casella, or the Subsidiary Guarantee of such Guarantor, in the case of a Guarantor;

b)

(x) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than Casella or a Wholly Owned Restricted Subsidiary thereof and (y) any sale or other transfer of any such Indebtedness to a Person that is not either Casella or a

Wholly Owned Restricted Subsidiary thereof shall be deemed, in each case, to constitute an incurrence of such Indebtedness by Casella or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6);

(7)	Hedging Obligations with respect to (a) interest rates on any Indebtedness that is permitted by the terms of the indenture to be outstanding, (b) foreign currency exchange rates, (c) prices of recycled paper, fiber, aluminum, tin, glass, rubber, plastics or other recycled products or (d) the price of fuel required for the operations of the businesses of Casella and its Restricted Subsidiaries; provided that (i) any such Hedging Obligation of the type described in clauses (b) through (d) will be permitted by this clause (7) only if it was entered into to protect Casella and its Restricted Subsidiaries from fluctuations in foreign currency exchange rates, the prices of recycled paper, fiber, aluminum, tin, glass, rubber, plastics or other recycled products or fuel covered by such agreements, as applicable, and not for speculative purposes, (ii) in the case of Hedging Obligations of the type described in clause (a) above, any such Hedging Obligations will be permitted by this clause (7) only to the extent the notional principal amount of such Hedging Obligations, when incurred, does not exceed the principal amount of the Indebtedness to which such Hedging Obligations relate and (iii) in the case of Hedging Obligations of the type described in clause (b) above, such Hedging Obligations do not increase the Indebtedness of Casella and its Restricted Subsidiaries outstanding other than as a result of fluctuations in foreign currency exchange rates or by reason of fees, indemnities and compensation payable thereunder.

(8)	obligations in the ordinary course of business in respect of workers’ compensation claims, self-insurance obligations, performance, surety and similar bonds and completion bonds and bid guarantees with respect to the assets or business of Casella or any of its Restricted Subsidiaries;

(9)	(x) the Guarantee by Casella or any Guarantor of Indebtedness of Casella or a Guarantor and (y) the guarantee by any Restricted Subsidiary that is not a Guarantor of Indebtedness of any other Restricted Subsidiary that is not a Guarantor; provided that, in each case, the Indebtedness being guaranteed is permitted to be incurred by another provision of the indenture;

(10)	indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition of any business or assets of Casella or any of its Restricted Subsidiaries or Capital Stock of any of its Restricted Subsidiaries; provided that the maximum aggregate liability in respect of all of such obligations outstanding under this clause (10) shall at no time exceed the gross proceeds including non-cash proceeds (the fair market value of such non-cash proceeds being measured at the time received and without giving effect to any subsequent changes in value) actually received by Casella and its Restricted Subsidiaries in connection with such dispositions;

(11)	Acquired Debt incurred by the debtor prior to the time that the debtor thereunder was acquired by or merged into Casella or any of its Subsidiaries, or prior to the time that the related asset was acquired by Casella or any of its Subsidiaries, and was not incurred in connection with, or in contemplation of, such acquisition or merger, and Permitted Refinancing Indebtedness thereof, in an aggregate amount under this clause (11) not to exceed $15.0 million at any time outstanding;

(12)	Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds; provided that such Indebtedness is extinguished within five business days of incurrence; and

(13)	additional Indebtedness in an aggregate amount under this clause (13) not to exceed $20.0 million at any time outstanding (of which no more than $10.0 million may be incurred by Restricted Subsidiaries that are not Guarantors).

Notwithstanding any other provision in this covenant, the maximum amount of Indebtedness that Casella or any of its Restricted Subsidiaries may incur pursuant to this covenant shall not be deemed to be exceeded as a result of fluctuations in exchange rates of currencies. The outstanding principal amount of any particular Indebtedness shall be counted only once and any obligation arising under any Guarantee, Lien, letter of credit or similar instrument supporting such Indebtedness shall be disregarded, so long as the obligor is permitted to incur such obligation. For purposes of determining compliance with this covenant, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (13) above, or is entitled to be incurred pursuant to the Coverage Ratio Exception, Casella will be permitted to divide and classify such item of Indebtedness on the date of its incurrence in any manner that complies with this covenant (provided that all Indebtedness outstanding under the Senior Credit Facility on the Issue Date, for the avoidance of doubt only to the extent such Indebtedness is not refinanced, repaid or prepaid after the Issue Date, shall be deemed to have been incurred pursuant to clause (1) above).

No Senior Subordinated Debt

Casella will not, directly or indirectly, incur any Indebtedness that is, or purports to be, subordinate or junior in right of payment to any Senior Debt of Casella and senior in any respect in right of payment to the notes. No Guarantor will, directly or indirectly, incur any Indebtedness that is, or purports to be, subordinate or junior in right of payment to any Senior Debt of such Guarantor and senior in any respect in right of payment to such Guarantor’s Subsidiary Guarantee. For purposes hereof, unsecured Indebtedness shall not be deemed to be subordinate or junior to secured Indebtedness solely because it is unsecured, and Indebtedness that is not Guaranteed by a particular Person shall not be deemed to be subordinate or junior to Indebtedness solely because it is not so Guaranteed. In addition, no Indebtedness or other obligation (including guarantees thereof) will be deemed to be subordinated in right of payment to any other Indebtedness or obligation solely by virtue of being secured by a junior priority lien or by virtue of the fact that the holders of such Indebtedness or other obligation have entered into intercreditor agreements or other arrangements giving one or more of such holders priority over the other holders in the collateral held by them, including intercreditor agreements that contain customary provisions requiring turnover by holders of junior priority liens of proceeds of collateral in the event that the security interests in favor of the holders of the senior priority in such intended collateral are not perfected or are invalidated, and similar customary provisions protecting the holders of senior priority liens.

Liens

Casella will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien of any kind securing Indebtedness, Attributable Debt or trade payables on any asset now owned or hereafter acquired, except Permitted Liens, unless all payments due under the indenture and the notes are secured on an equal and ratable basis with the obligation so secured until such time as such is no longer secured by a Lien; provided that if such obligation is by its terms expressly subordinated to the notes or any Subsidiary Guarantee, the Lien securing such obligation shall be subordinate and junior to the Lien securing the notes and the Subsidiary Guarantees with the same relative priority as such subordinate or junior obligation shall have with respect to the notes and the Subsidiary Guarantees.

Dividend and Other Payment Restrictions Affecting Subsidiaries

Casella will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(1)	pay dividends or make any other distributions on or in respect of its Equity Interests to Casella or any of Casella’s Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any indebtedness owed to Casella or any of Casella’s Restricted Subsidiaries;

(2)	make loans or advances to Casella or any of Casella’s Restricted Subsidiaries; or

(3)	transfer any of its properties or assets to Casella or any of Casella’s Restricted Subsidiaries.

However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

(1)	the Senior Credit Facility, the Second Lien Notes Documents or any Existing Indebtedness, in each case, as in effect on the date of the indenture and any amendments or refinancings thereof; provided that such amendments or refinancings are not materially more restrictive, taken as a whole, with respect to such dividend and other restrictions than those contained in the Senior Credit Facility, the Second Lien Notes Documents or such Existing Indebtedness, as applicable, as in effect on the date of the indenture;

(2)	the indenture and the notes;

(3)	applicable law, rule, regulation or order of any governmental authority;

(4)	any instrument governing Indebtedness or Capital Stock of a Person acquired by Casella or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired; provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the indenture to be incurred;

(5)	customary non-assignment provisions (and sublease restrictions) in leases entered into in the ordinary course of business and consistent with past practices;

(6)	Purchase Money Obligations that impose restrictions only on the property acquired of the nature described in clause (3) of the preceding paragraph;

(7)	any agreement for the sale or other disposition of a Restricted Subsidiary that restricts distributions by such Restricted Subsidiary pending its sale or other disposition; provided that such sale or disposition is made in compliance with the provisions of the indenture described under the caption “—Repurchase at the Option of Holders—Asset Sales”;

(8)	Permitted Refinancing Indebtedness; provided that such dividend and other restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

(9)	Liens securing Indebtedness otherwise permitted to be incurred pursuant to the provisions of the covenant described above under the caption “—Liens” that limit the right of Casella or any of its Restricted Subsidiaries to dispose of the assets subject to such Lien;

(10)	provisions with respect to the disposition or distribution of assets or property in joint venture agreements (including, without limitation, agreements with respect to Restricted Subsidiaries that are not wholly owned) and other similar agreements entered into in the ordinary course of business;

(11)	customary restrictions on cash or other deposits or net worth imposed by customers or government authorities under contracts or other agreements entered into in the ordinary course of business; and

(12)	any agreement relating to a Sale and Leaseback Transaction, Purchase Money Obligation, industrial revenue bond or Capital Lease Obligation, in each case, otherwise not prohibited by the indenture, but only on the property subject to such transaction or lease and only to the extent that such restrictions or encumbrances are customary with respect to a Sale and Leaseback Transaction, Purchase Money Obligation, industrial revenue bond or capital lease.

Transactions with Affiliates

Casella will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any of its Affiliates (each, an “Affiliate Transaction”), unless:

(1)	such Affiliate Transaction is on terms that are no less favorable to Casella or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by Casella or such Restricted Subsidiary with an unrelated Person; and

(2)	Casella delivers to the Trustee:

a)	with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $5.0 million, a resolution of the Board of Directors of Casella set forth in an Officers’ Certificate certifying that such Affiliate Transaction complies with this covenant and that such Affiliate Transaction has been approved by a majority of the Disinterested Directors of Casella, if there are any such Disinterested Directors; and

b)	with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $10.0 million, or in excess of $5.0 million if such transaction has not been approved by a majority of the Disinterested Directors or if at such time there are no Disinterested Directors, an opinion as to the fairness of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

The following items shall not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

(1)	transactions exclusively between or among Casella and/or one or more of its Restricted Subsidiaries; provided, in each case, such transaction is not otherwise prohibited by the indenture and that no Affiliate of Casella (other than a Restricted Subsidiary) owns any Equity Interests in any Restricted Subsidiary that is a party to such transaction;

(2)	any agreement in effect on the Issue Date as in effect on the Issue Date or as thereafter amended in a manner which is, taken as a whole, in the good faith judgment of the Board of Directors of Casella not materially less favorable to Casella or such Restricted Subsidiary than the original agreement as in effect on the Issue Date;

(3)	any employment, compensation, benefit or indemnity agreements, arrangements or plans in respect of any officer, director, employee or consultant of Casella or any of its Restricted Subsidiaries entered into in the ordinary course of business and approved by the Board of Directors of Casella or an authorized committee thereof;

(4)	loans and advances permitted by clause (6) of the definition of “Permitted Investments”;

(5)	transactions between Casella or any of its Restricted Subsidiaries on the one hand and any Person that is not a Subsidiary of Casella on the other hand; provided, in each case, that (i) such transaction (a) is on terms that are no less favorable to Casella or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by Casella or such Restricted Subsidiary with an unrelated Person and (b) is not otherwise prohibited by the indenture and (ii) that no Affiliate of Casella (other than a Restricted Subsidiary) owns any Equity Interests in any Person that is a party to such transaction;

(6)	the issuance and sale of Qualified Capital Stock; and

(7)	Restricted Payments (other than Investments) that are permitted by the provisions of the indenture described under the caption “—Restricted Payments.”

Additional Subsidiary Guarantees

If any Restricted Subsidiary (i) becomes a guarantor, borrower and/or issuer in respect of the Senior Credit Facility or the Second Lien Notes or (ii) if the Senior Credit Facility has been terminated, becomes a guarantor of any other issue of Indebtedness of $5.0 million or more in aggregate principal amount (per issue) of Casella or any of its Restricted Subsidiaries (other than any Restricted Subsidiary of such Restricted Subsidiary), then that Restricted Subsidiary must become a Guarantor and shall, concurrently with the Guarantee of such Indebtedness:

(1)	execute and deliver to the trustee a supplemental indenture in form reasonably satisfactory to the trustee pursuant to which such Restricted Subsidiary shall unconditionally guarantee all of Casella’s obligations under the notes and the indenture on the terms set forth in the indenture; and

(2)	deliver to the trustee an Opinion of Counsel that such supplemental indenture has been duly authorized, executed and delivered by such Restricted Subsidiary and constitutes a valid and legally binding and enforceable obligation of such Restricted Subsidiary, subject to customary exceptions.

Thereafter, such Restricted Subsidiary shall be a Guarantor for all purposes of the indenture.

Notwithstanding the preceding paragraph, any Subsidiary Guarantee provides by its terms that it will be automatically and unconditionally released and discharged under the circumstances described above under the caption “—Subsidiary Guarantees.” The form of the Subsidiary Guarantee will be attached as an exhibit to the indenture.

Designation of Restricted and Unrestricted Subsidiaries

The Board of Directors of Casella may designate (a “Designation”) any Restricted Subsidiary to be an Unrestricted Subsidiary if such Designation would not cause a Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, all outstanding Investments owned by Casella and its Restricted Subsidiaries in the Subsidiary so designated will be deemed to be an Investment made as of the time of such Designation and will reduce the amount available for Restricted Payments under the first paragraph of the covenant described above under the caption “—Restricted Payments” or for Permitted Investments, as applicable. All such outstanding Investments will be valued at their fair market value at the time of such Designation in accordance with the provisions of the second to last paragraph under “—Restricted Payments.” Such Designation will be permitted only if such Investment would be a Permitted Investment or otherwise would at the time of such Designation not be prohibited under provisions of the indenture described under the caption “—Restricted Payments.”

The Board of Directors of Casella may revoke any Designation of a Subsidiary of Casella as an Unrestricted Subsidiary (a “Revocation”); provided that

(1)	no Default exists at the time of or after giving effect to such Revocation; and

(2)	all Liens and Indebtedness of such Unrestricted Subsidiary outstanding immediately after such Revocation would, if incurred at such time, have been permitted to be incurred (and shall be deemed to have been incurred) for all purposes of the indenture.

Any such Designation or Revocation by the Board of Directors of Casella after the Issue Date shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the resolution of the Board of Directors of Casella giving effect to such Designation or Revocation and an Officers’ Certificate certifying that such Designation or Revocation complied with the foregoing provisions.

Business Activities

Casella will not, and will not permit any Restricted Subsidiary to, engage in any business other than Permitted Businesses.

Payments for Consent

Casella will not, and will not permit any of its Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any Holder of notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the indenture or the notes unless such consideration is offered to be paid and is paid to all Holders of the notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or amendment.

Reports

Whether or not required by the SEC, so long as any notes are outstanding, Casella will furnish to the Holders of notes, within the time periods specified in the SEC’s rules and regulations:

(1)	all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if Casella were required to file such Forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report on the annual financial statements by Casella’s certified independent accountants; and

(2)	all current reports that would be required to be filed with the SEC on Form 8-K if Casella were required to file such reports;

provided that any such above information or reports filed with the Interactive Data Electronic Applications (IDEA) system of the SEC (or successor system) and available publicly on the Internet shall be deemed to be furnished to the Holders of notes.

Also, Casella has agreed that, for so long as any notes remain outstanding, Casella will furnish to the Holders of notes, in each quarterly and annual report, the dollar amount of debt of Casella that would serve as the threshold for evaluating any entity that is a beneficial holder’s compliance with the first paragraph under “Limitation on Ownership of Notes.”

If Casella has designated any of its Subsidiaries as Unrestricted Subsidiaries, and the Unrestricted Subsidiaries taken as a whole account for at least 5.0% of the Consolidated EBITDA (calculated for Casella and its Subsidiaries, not just Restricted Subsidiaries) for the period of the most recent four consecutive fiscal quarters for which internal financial statements are available, of Casella and its Subsidiaries, taken as a whole, then the quarterly and annual financial information required by the preceding paragraph shall include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in Management’s Discussion and Analysis of Financial Condition and Results of Operations, of the financial condition and results of operations of Casella and its Restricted Subsidiaries separate from the financial condition and results of operations of Casella’s Unrestricted Subsidiaries.

In addition, whether or not required by the SEC, Casella will file a copy of all of the information and reports referred to in clauses (1) and (2) above with the SEC for public availability within the time periods specified in the SEC’s rules and regulations (unless the SEC will not accept such a filing) and make such information available to securities analysts and prospective investors upon request. Casella agrees that it will not take any action for the purpose of causing the SEC not to accept such filings. If, notwithstanding the foregoing, the SEC will not accept such filings for any reason, Casella will post the reports specified in the preceding sentence on its website within the time periods that would apply if Casella were required to file those reports with the SEC.

Casella and the Guarantors have agreed that, for so long as any notes remain outstanding, Casella and the Guarantors will furnish to Holders of notes and securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Merger, Consolidation, or Sale of Assets

(a)

Casella may not, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not Casella is the surviving corporation); or (2) sell, assign, lease, transfer, convey or otherwise dispose of all or substantially all of Casella’s properties or assets (determined on a consolidated basis for Casella and its Restricted Subsidiaries), in one or more related transactions, to another Person, unless:

(1)	either: (A) Casella is the surviving corporation; or (B) the Person formed by or surviving any such consolidation or merger (if other than Casella) or to which such sale, assignment, transfer, conveyance or other disposition shall have been made (the “Surviving Person”) is a corporation organized under the laws of the United States, any State thereof or the District of Columbia;

(2)	the Surviving Person assumes all the obligations of Casella under the notes, the indenture and the Registration Rights Agreement pursuant to agreements reasonably satisfactory to the Trustee;

(3)	immediately after such transaction no Default exists (including, without limitation, after giving effect to any Indebtedness or Liens incurred, assumed or granted in connection with or in respect of such transaction); and

(4)	immediately after such transaction Casella or the Surviving Person will be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Coverage Ratio Exception.

The foregoing clauses (3) and (4) shall not apply to (a) a merger or consolidation of any Restricted Subsidiary with or into Casella or (b) a transaction solely for the purpose of and with the effect of reincorporating Casella in another jurisdiction and/or forming a holding company to hold all of the Capital Stock of Casella or forming an intermediate holding company to hold all of the Capital Stock of Casella’s Subsidiaries.

In the event of any transaction described in and complying with the conditions listed in the preceding paragraph in which Casella is not the continuing corporation, the successor Person formed or remaining shall succeed to, and be substituted for, and may exercise every right and power of, Casella and Casella will be discharged from all obligations and covenants under the indenture and the notes.

(b)	No Guarantor may, and Casella will not cause or permit any Guarantor to, consolidate with or merge with or into (whether or not such Guarantor is the surviving Person), another Person unless:

(1)	immediately after such transaction, no Default exists (including, without limitation, after giving effect to any Indebtedness or Liens incurred, assumed or granted in connection with or in respect of such transaction); and

(2)	the Person formed by or surviving any such consolidation or merger (if other than such Guarantor) assumes all the obligations of such Guarantor under its Subsidiary Guarantee, the indenture and the Registration Rights Agreement pursuant to agreements reasonably satisfactory to the trustee.

The requirements of this clause (b) shall not apply to (x) a consolidation or merger of any Guarantor with or into Casella or any other Guarantor so long as Casella or a Guarantor survives such consolidation or merger or (y) the sale by consolidation or merger of a Guarantor, which sale is covered by and complies with the provisions of the indenture described under “—Repurchase at the Option of Holders—Asset Sales.”

(c)	Casella will deliver to the trustee prior to the consummation of each proposed transaction an Officers’ Certificate certifying that the conditions set forth above are satisfied and an Opinion of Counsel, which opinion may contain customary exceptions and qualifications, that the proposed transaction and the supplemental indenture, if any, comply with the indenture.

Events of Default and Remedies

Each of the following is an “Event of Default”:

(1)	default for a continued period of 30 days in the payment when due of interest on the notes, whether or not prohibited by the subordination provisions of the indenture;

(2)	default in payment when due of the principal of or premium, if any, on the notes, whether or not prohibited by the subordination provisions of the indenture;

(3)	failure by Casella or any of its Subsidiaries to comply with the provisions described under the captions “—Repurchase at the Option of Holders—Change of Control” or “—Repurchase at the Option of Holders—Asset Sales”;

(4)	failure by Casella or any of its Restricted Subsidiaries to comply with any of the other agreements or covenants in the indenture or the notes for 60 days after delivery of written notice of such failure to comply by the trustee or Holders of not less than 25% of the principal amount of the notes then outstanding;

(5)	default by Casella or any of its Restricted Subsidiaries under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness whether such Indebtedness now exists or is created after the date of the indenture, if that default:

a)	is caused by a failure to pay principal of or premium, if any, or interest on such Indebtedness prior to the expiration of the applicable grace period (a “Payment Default”); or

b)	results in the acceleration of such Indebtedness prior to its express maturity,

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $10.0 million or more;

(6)	failure by Casella or any of its Restricted Subsidiaries to pay final judgments aggregating in excess of $10.0 million, which judgments are not paid, discharged or stayed for a period of 60 days;

(7)	except as permitted by the indenture, any Subsidiary Guarantee of any Significant Subsidiary shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Guarantor, or any Person acting on behalf of any Guarantor, shall deny or disaffirm its obligations under its Subsidiary Guarantee;

(8)	a court having jurisdiction in the premises enters (a) a decree or order for relief in respect of Casella or any of its Significant Subsidiaries in an involuntary case or proceeding under any applicable federal or state bankruptcy, insolvency, reorganization or other similar law or (b) a decree or order adjudging Casella or any of its Significant Subsidiaries a bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of Casella or any of its Significant Subsidiaries under any applicable federal or state law, or appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of Casella or any of its Significant Subsidiaries or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and any such decree or order of the type in clause (a) or (b) above remains unstayed and in effect for a period of 60 consecutive days; or

(9)	Casella or any of its Significant Subsidiaries:

a)	commences a voluntary case or proceeding under any applicable federal or state bankruptcy, insolvency, reorganization or other similar law or any other case or proceeding to be adjudicated a bankrupt or insolvent; or

b)	consents to the entry of a decree or order for relief in respect of Casella or any of its Significant Subsidiaries in an involuntary case or proceeding under any applicable federal or state bankruptcy, insolvency, reorganization or other similar law or to the commencement of any bankruptcy or insolvency case or proceeding against Casella or any of its Significant Subsidiaries; or

c)	files a petition, as debtor, or answer or consent seeking reorganization or relief under any applicable federal or state law; or

d)	consents to the filing of such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator or similar official of Casella or any of its Significant Subsidiaries or of any substantial part of its property; or

e)	makes an assignment for the benefit of creditors; or

f)	admits in writing its inability to pay its debts generally as they become due.

In the case of an Event of Default under clause (8) or (9) with respect to Casella or any Significant Subsidiary, all outstanding notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the trustee or the Holders of at least 25% in principal amount of the then outstanding notes may declare all the notes to be due and payable immediately.

Holders of the notes may not enforce the indenture or the notes except as provided in the indenture. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding notes may direct the trustee in its exercise of any trust or power. The trustee may withhold from Holders of the notes notice of any continuing Default (except a Default relating to the payment of principal or interest) if it determines that withholding notice is in their interest.

The Holders of a majority in aggregate principal amount of the notes then outstanding by notice to the trustee may on behalf of the Holders of all of the notes waive any existing Default and its consequences under the indenture except a continuing Default in the payment of interest on, or the principal or premium of, the notes.

Casella is required to deliver to the trustee annually a statement regarding compliance with the indenture. Upon becoming aware of any Default, Casella is required to deliver to the Trustee a statement specifying such Default.

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee, incorporator or stockholder of Casella or any Guarantor, as such, shall have any liability for any obligations of Casella or the Guarantors under the notes, the indenture, the Guarantors’ Subsidiary Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of new notes by accepting a new note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the new notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Legal Defeasance and Covenant Defeasance

Casella may, at its option and at any time, elect to have all of its Obligations discharged with respect to the outstanding notes and the indenture, and all Obligations of the Guarantors discharged with respect to their Subsidiary Guarantees (“Legal Defeasance”) except for:

(1)	the rights of Holders of outstanding notes to receive payments in respect of the principal of, premium, if any, and interest on such notes when such payments are due from the trust referred to below;

(2)	Casella’s obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3)	the rights, powers, trusts, duties and immunities of the trustee, and Casella’s obligations in connection therewith; and

(4)	the Legal Defeasance provisions of the indenture.

In addition, Casella may, at its option and at any time, elect to have the obligations of Casella and the Guarantors released with respect to certain covenants that are described in the indenture (“Covenant Defeasance”) and thereafter any omission to comply with those covenants shall not constitute a Default with respect to the notes. In the event Covenant Defeasance occurs, (i) any event described in clauses (3), (4), (5), (6) or (7) of the definition of “Event of Default” will no longer constitute an Event of Default with respect to the notes and (ii) any event described in clauses (1), (2), (8) or (9) of the definition of “Event of Default” will continue to constitute an Event of Default with respect to the notes.

In order to exercise either Legal Defeasance or Covenant Defeasance:

(1)	Casella must irrevocably deposit with the trustee, in trust, for the benefit of the Holders of the notes, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the outstanding notes on the Stated Maturity or on the applicable redemption date, as the case may be, and Casella must specify whether the notes are being defeased to maturity or to a particular redemption date;

(2)	in the case of Legal Defeasance, Casella shall have delivered to the trustee an Opinion of Counsel reasonably acceptable to the trustee confirming that (a) Casella has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the date of the indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, the Holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3)	in the case of Covenant Defeasance, Casella shall have delivered to the trustee an Opinion of Counsel reasonably acceptable to the trustee confirming that the Holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4)	no Default shall have occurred and be continuing either: (a) on the date of such deposit (other than a Default resulting from the borrowing of funds to be applied to such deposit), or (b) insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit; provided that such Legal Defeasance or Covenant Defeasance, as the case may be, shall be deemed to have occurred on the date of such deposit, subject to an Event of Default from bankruptcy or insolvency within such 91-day period;

(5)	such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the indenture) to which Casella or any of its Restricted Subsidiaries is a party or by which Casella or any of its Restricted Subsidiaries is bound;

(6)	Casella must deliver to the trustee an Officers’ Certificate stating that the deposit was not made by Casella with the intent of preferring the Holders of notes over the other creditors of Casella with the intent of defeating, hindering, delaying or defrauding creditors of Casella or others; and

(7)	Casella must deliver to the trustee an Officers’ Certificate and an Opinion of Counsel stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Amendment, Supplement and Waiver

Casella and the Guarantors, when authorized by board resolutions, and the Trustee may enter into one or more supplemental indentures to amend the indenture or the notes with the written consent of Holders of a majority of the principal amount of the then outstanding notes. The Holders of a majority in principal amount of then outstanding notes may waive any existing Default or compliance with any provision of the indenture or the notes without prior notice to any holder of notes.

Notwithstanding the foregoing, without the consent of each Holder affected, an amendment or waiver may not (with respect to any notes held by a non-consenting Holder):

(1)	reduce the principal amount of notes whose Holders must consent to an amendment, supplement or waiver;

(2)	reduce the principal of or change or have the effect of changing the fixed maturity of any note or alter the provisions with respect to the redemption of the notes (other than provisions of the indenture described above under the caption “—Repurchase at the Option of Holders,” subject to clause (9) below);

(3)	reduce the rate of or change the time for payment of interest on any note;

(4)	waive an uncured Default in the payment of principal of or premium, if any, or interest on the notes (except a rescission of acceleration of the notes by the Holders of at least a majority in aggregate principal amount of the notes and a waiver of the payment default that resulted from such acceleration);

(5)	make any note payable in money other than that stated in the notes;

(6)	impair or affect the right of any Holder of notes to receive payment of principal of and interest on the notes on or after the due dates therefor or to institute suit for payment for the enforcement of any such payment on or after the due dates therefor, or make any changes in the provisions of the indenture permitting Holders of a majority in principal amount of notes to waive any past Default and its consequences;

(7)	waive a redemption payment with respect to any note (other than a payment required by one of the provisions of the indenture described above under the caption “—Repurchase at the Option of Holders,” subject to clause (9) below);

(8)	release any Guarantor from any of its obligations under its Subsidiary Guarantee or the indenture otherwise than in accordance with the terms of the indenture;

(9)	in the event that a Change of Control has occurred or an Asset Sale has been consummated, amend, change or modify in any material respect the obligation of Casella to make and consummate a Change of Control Offer or make and consummate an Asset Sale Offer with respect to such Change of Control or Asset Sale;

(10)	make any change to the provisions of the indenture relating to subordination (including the related definitions) that adversely affects the rights of the Holders of the notes; or

(11)	make any change in the preceding amendment and waiver provisions.

Notwithstanding the foregoing, without the consent of or prior notice to any Holder of notes, Casella and the Trustee may amend or supplement the indenture or the notes:

(1)	to cure any ambiguity, defect or inconsistency;

(2)	to provide for uncertificated notes in addition to or in place of certificated notes;

(3)	to provide for the assumption of Casella’s obligations to Holders of notes in the case of a merger or consolidation or sale of all or substantially all of Casella’s assets;

(4)	to make any change that would provide any additional rights or benefits to the Holders of notes or that does not adversely affect the legal rights under the indenture of any Holder;

(5)	to comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act; or

(6)	to evidence and provide for the acceptance of appointment under the indenture by a successor or replacement trustee.

The consent of Holders of the notes is not necessary under the indenture to approve the particular form of any proposed amendment; it is sufficient if such consent approves the substance of the proposed amendment.

After an amendment under the indenture becomes effective, Casella is required to mail to the respective Holders a notice briefly describing such amendment. However, the failure to give such notice to all Holders entitled to receive such notice, or any defect therein, will not impair or affect the validity of the amendment.

No amendment of, or supplement or waiver to, the indenture shall adversely affect the rights of any holder of Senior Debt under the subordination provisions of the indenture without the consent of such holder or its Representative.

Limitation on Ownership of Notes

The indenture requires that each entity that is a beneficial holder of notes not knowingly acquire notes such that, after giving effect thereto, such entity owns 10% or more of the consolidated debt of Casella for which relevant subsidiaries of Casella are obligated (and to dispose of notes or other debt of Casella to the extent such entity becomes aware of exceeding such threshold), if such ownership would require consent of any regulatory authority under applicable law or regulation governing solid waste operators and such consent has not been obtained.

Casella and each Guarantor will use commercially reasonable efforts to obtain the consent, permit modification, exemption or other relief necessary for any entity that is a beneficial holder or potential beneficial holder of old notes or new notes to exceed any applicable debt ownership level under any applicable law or regulation promptly following written request by such entity that is a beneficial holder or potential beneficial holder (provided that such entity that is a beneficial holder or potential beneficial holder would qualify as an eligible or suitable holder under such law or regulation); provided, however, that nothing in this paragraph shall affect the provisions of the prior paragraph requiring a beneficial holder to dispose of notes or other debt if such consent has not been obtained and the failure to have such consent would constitute a violation of applicable law or regulation.

Governing Law

The indenture, the notes and the Subsidiary Guarantees are governed by the laws of the State of New York.

Concerning the Trustee

If the trustee becomes a creditor of Casella or any Guarantor, the indenture limits its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.

The Holders of a majority in principal amount of the then outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. The indenture provides that in case an Event of Default shall occur and be continuing, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in the conduct of such person’s own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any Holder of notes, unless such Holder shall have offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.

Certain Definitions

Set forth below are certain defined terms used in the indenture. Reference is made to the indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

“Acquired Debt” means, with respect to any specified Person:

(1)	Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Restricted Subsidiary of such specified Person or which is assumed by such specified Person at the time such specified Person acquires the assets of such other Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or selling its assets to, or becoming a Restricted Subsidiary of, such specified Person; and

(2)	Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” shall have correlative meanings.

“amend” means amend, modify, supplement, restate or amend and restate, including successively; and “amending” and “amended” have correlative meanings.

“asset” means any asset or property, whether real, personal or other, tangible or intangible.

“Asset Sale” means:

(a)	the sale, lease, conveyance or other disposition of any assets, other than sales of inventory in the ordinary course of business consistent with past practices (such inventory to include solid waste, recyclables and other by-products of the wastestream collected by Casella and its Restricted Subsidiaries and sold to, or disposed of with, third parties in the ordinary course of business consistent with past practices); and

(b)	the issuance of Equity Interests by any of Casella’s Restricted Subsidiaries or the sale of Equity Interests in any of its Restricted Subsidiaries or the sale of Equity Interests held by Casella or its Restricted Subsidiaries in any of its Unrestricted Subsidiaries.

Notwithstanding the preceding, the following shall not be deemed to be Asset Sales:

(1)	any single transaction or series of related transactions that (x) involves assets having a fair market value of less than $5.0 million or (y) results in net proceeds to Casella and its Restricted Subsidiaries of less than $5.0 million;

(2)	a transfer of assets between or among Casella and/or one or more of its Restricted Subsidiaries;

(3)	an issuance of Equity Interests by, or a transfer of Equity Interests in, a Restricted Subsidiary to Casella or to another Restricted Subsidiary;

(4)	[reserved];

(5)	disposals or replacements in the ordinary course of business of equipment that has become worn-out, obsolete or damaged or otherwise unsuitable for use in connection with the business of Casella and its Restricted Subsidiaries;

(6)	the sale or disposition of cash or Cash Equivalents;

(7)	the release, surrender or waiver of contract, tort or other claims of any kind as a result of the settlement of any litigation or threatened litigation;

(8)	the granting or existence of Liens (and foreclosure thereon) not prohibited by the indenture; and

(9)	a Restricted Payment or a Permitted Investment that is not prohibited by the covenant described above under the caption “Certain Covenants—Restricted Payments.”

“Attributable Debt” in respect of a Sale and Leaseback Transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such Sale and Leaseback Transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP.

“Available Amount” means $50.0 million minus, with respect to each of clauses (2) and (3) of the definition of “Permitted Debt”, the amount incurred from the Available Amount under the other such clause.

“Basket” has the meaning ascribed to such term in clause (3) of the first paragraph of the “Restricted Payments” covenant.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as such term is used in Section 13(d)(3) of the Exchange Act), such “person” shall be deemed to have beneficial ownership of all securities that such “person” has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition.

“Board of Directors” means (1) in the case of a corporation, the board of directors and (2) in all other cases, a body performing substantially similar functions as a board of directors.

“Capital Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP.

“Capital Stock” means:

(1)	in the case of a corporation, corporate stock;

(2)	in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3)	in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4)	any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Casella” means Casella Waste Systems, Inc., a Delaware corporation.

“Cash Equivalents” means:

(1)	a marketable obligation, maturing within one year after issuance thereof, issued, guaranteed or insured by the government of the United States of America or an instrumentality or agency thereof;

(2)

demand deposits, certificates of deposit, eurodollar time deposits, banker’s acceptances, in each case, maturing within one year after issuance thereof, and overnight bank deposits, in each case, issued by any lender under the Senior Credit Facility, or a U.S. national or state bank or trust company or a European, Canadian or Japanese bank having capital, surplus and undivided profits of at least $500.0 million and whose long-term unsecured debt has a rating of “A” or better by S&P or A2 or better by Moody’s or the equivalent rating by any other nationally recognized rating agency (provided that the aggregate face amount of all Investments in certificates of deposit or bankers’ acceptances issued by the principal offices of or branches of such European or Japanese banks located outside the United States shall not at any time exceed 33 1/3% of all Investments described in this definition);

(3)	open market commercial paper, maturing within 270 days after issuance thereof, which has a rating of A-2 or better by S&P or P-2 or better by Moody’s, or the equivalent rating by any other nationally recognized rating agency;

(4)

repurchase agreements and reverse repurchase agreements with a term not in excess of one year with any financial institution which has been elected a primary government securities dealer by the Federal Reserve Board or whose securities are rated AA? or better by S&P or Aa3 or better by Moody’s or the equivalent rating by any other nationally recognized rating agency relating to marketable direct obligations issued or unconditionally guaranteed by the United States of America or any agency or instrumentality thereof and backed by the full faith and credit of the United States of America; and

(5)	shares of any money market mutual fund rated at least AAA or the equivalent thereof by S&P or at least Aaa or the equivalent thereof by Moody’s or any other mutual fund at least 95% of the assets of which consist of the type specified in clauses (1) through (4) above.

“Change of Control” means the occurrence of any of the following:

(1)	any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the Beneficial Owner, directly or indirectly, of securities representing 50% or more of the voting power of all Voting Stock of Casella; or

(2)	Continuing Directors shall cease to constitute at least a majority of the directors constituting the Board of Directors of Casella; or

(3)	the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of Casella and its Restricted Subsidiaries taken as a whole to any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act); or

(4)	Casella consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, Casella, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of Casella is converted into or exchanged for cash, securities or other property, other than any such transaction where the Voting Stock of Casella outstanding immediately prior to such transaction is converted into or exchanged for Voting Stock (other than Disqualified Capital Stock) of the surviving or transferee Person or the parent of such surviving or transferee Person representing a majority of the voting power of all Voting Stock of such surviving or transferee Person or the parent of such surviving or transferee Person immediately after giving effect to such issuance; or

(5)	the adoption by the stockholders of Casella of a plan or proposal for the liquidation or dissolution of Casella.

“Consolidated EBITDA” means, with respect to any Person, for any period, the sum (without duplication) of

(1)	Consolidated Net Income, and

(2)	to the extent Consolidated Net Income has been reduced thereby,

a)	all income taxes of such Person and its Restricted Subsidiaries paid or accrued in accordance with GAAP for such period (other than income taxes attributable to extraordinary gains or losses or income taxes attributable to Asset Sales and other sales or dispositions outside the ordinary course of business to the extent that gains or losses from such transactions have been excluded from the computation of Consolidated Net Income),

b)	Consolidated Interest Expense, and

c)	Consolidated Non-cash Charges less any non-cash items increasing Consolidated Net Income for such period (except to the extent such non-cash item increasing Consolidated Net Income relates to a cash benefit for any future period), all as determined on a consolidated basis for such Person and its Restricted Subsidiaries in accordance with GAAP.

“Consolidated Fixed Charge Coverage Ratio” means, with respect to any Person, the ratio of (x) Consolidated EBITDA of such Person during the four full fiscal quarters for which financial statements are available (the “Four Quarter Period”) ending on or prior to the Transaction Date to (y) Consolidated Fixed Charges of such Person for the Four Quarter Period.

For purposes of this definition, “Consolidated EBITDA” and “Consolidated Fixed Charges” shall be calculated after giving effect on a pro forma basis in accordance with Regulation S-X under the Exchange Act to the incurrence, repayment or redemption of any Indebtedness of such Person or any of its Restricted Subsidiaries giving rise to the need to make such calculation and any incurrence, repayment or redemption of other Indebtedness, other than the incurrence, repayment or redemption of Indebtedness in the ordinary course of business for working capital purposes pursuant to working capital facilities, occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and prior to the Transaction Date, as if such incurrence, repayment or redemption, as the case may be, occurred on the first day of the Four Quarter Period.

In addition, Investments (including any Designation of Unrestricted Subsidiaries), Revocations, acquisitions, dispositions, mergers and consolidations that have been made by Casella or any of its Restricted Subsidiaries during the Four Quarter Period or subsequent to the Four Quarter Period and on or prior to the Transaction Date shall be given effect on a pro forma basis in accordance with Regulation S-X under the Exchange Act, to the extent applicable, assuming that all such Investments, Revocations, acquisitions, dispositions, mergers and consolidations (and the reduction or increase of any associated Consolidated Fixed Charges, and the change in Consolidated EBITDA, resulting therefrom) had occurred on the first day of the Four Quarter Period. If, since the beginning of such period, any Person (that subsequently became a Restricted Subsidiary or was merged with or into Casella or any Restricted Subsidiary since the beginning of such period) shall have made any Investment, Revocation, acquisition, disposition, merger or consolidation that would have required adjustment pursuant to this definition, then the Consolidated Fixed Charge Coverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, Revocation, acquisition, disposition, merger or consolidation had occurred at the beginning of the applicable Four Quarter Period.

If such Person or any of its Restricted Subsidiaries directly or indirectly Guarantees Indebtedness of a Person other than Casella or a Restricted Subsidiary, the preceding paragraph will give effect to the incurrence of such Guaranteed Indebtedness as if such Person or any Restricted Subsidiary of such Person had directly incurred or otherwise assumed such Guaranteed Indebtedness.

Furthermore, in calculating “Consolidated Fixed Charges” for purposes of determining the denominator (but not the numerator) of this “Consolidated Fixed Charge Coverage Ratio,”

(1)	interest on outstanding Indebtedness determined on a fluctuating basis as of the Transaction Date and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the weighted average rate of interest during the Four Quarter Period;

(2)	if interest on any Indebtedness actually incurred on the Transaction Date may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rates, then the interest rate in effect on the Transaction Date will be deemed to have been in effect during the Four Quarter Period; and

(3)	notwithstanding clause (1) above, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by agreements relating to Hedging Obligations, shall be deemed to accrue at the weighted average rate per annum during the Four Quarter Period resulting after giving effect to the operation of such agreements.

“Consolidated Fixed Charges” means, with respect to any Person for any period, the sum, without duplication, of

(1)	Consolidated Interest Expense, plus

(2)

the amount of all dividend payments on any series of Preferred Stock of such Person and its Restricted Subsidiaries (other than dividends paid in Qualified Capital Stock and other than dividends paid to such Person or to a Restricted Subsidiary of such Person) paid, accrued or scheduled to be paid or accrued during such period (provided that dividends paid by the increase in liquidation preference, or the issuance, of Disqualified Capital Stock shall be valued at the amount of such increase in liquidation preference or the value of the liquidation preference of such issuance, as applicable).

“Consolidated Interest Expense” means, with respect to any Person for any period, the sum of, without duplication,

(1)	the aggregate of the interest expense of such Person and its Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, including, without limitation,

a)	any amortization of debt premium, discount and deferred financing costs, excluding (x) the write-off and non-cash amortization of debt premium, discount and deferred financing costs as a result of the prepayments of Indebtedness and (y) the amortization of debt premium, discount and deferred financing costs in connection with the notes, the Second Lien Notes and Permitted Refinancing Indebtedness in respect thereof, and the Senior Credit Facility;

b)	the net costs under Hedging Obligations;

c)	all capitalized interest; and

d)	the interest portion of any deferred payment obligation;

(2)	the interest component of Capital Lease Obligations and Attributable Debt paid, accrued and/or scheduled to be paid or accrued by such Person and its Restricted Subsidiaries during such period as determined on a consolidated basis in accordance with GAAP; and

(3)	all interest on any Indebtedness of the type described in clause (a) or (b) of the concluding sentence of the first paragraph of the definition of “Indebtedness.”

“Consolidated Net Income” means, with respect to any Person (such Person, for purposes of this definition, the “Referent Person”), for any period, the net income (or loss) of the Referent Person and its Restricted Subsidiaries for such period on a consolidated basis, determined in accordance with GAAP; provided that there shall be excluded from such net income (loss), to the extent otherwise included therein, without duplication,

(1)	after-tax gains or losses on Asset Sales or other asset sales outside the ordinary course of business or abandonments or reserves relating thereto;

(2)	after-tax extraordinary gains or extraordinary losses determined in accordance with GAAP;

(3)	the net income (but not loss) of any Restricted Subsidiary of the Referent Person to the extent that the declaration of dividends or similar distributions by that Restricted Subsidiary of that income is restricted;

(4)	the net income or loss of any Person that is not a Restricted Subsidiary of the Referent Person except to the extent of cash dividends or distributions paid to the Referent Person or to a Wholly Owned Restricted Subsidiary of the Referent Person (subject, in the case of a dividend or distribution paid to a Restricted Subsidiary, to the limitation contained in clause (3) above);

(5)	any restoration to income of any contingency reserve, except to the extent that provision for such reserve was made out of Consolidated Net Income accrued at any time following the Issue Date;

(6)	the net income of any Person earned prior to the date it becomes a Restricted Subsidiary of the Referent Person or is merged or consolidated with the Referent Person or any Restricted Subsidiary of the Referent Person;

(7)	in the case of a successor to the Referent Person by consolidation or merger or as a transferee of the Referent Person’s assets, any earnings of the successor corporation prior to such consolidation, merger or transfer of assets;

(8)	gains or losses from the cumulative effect of any change in accounting principles, methods or interpretations;

(9)	the write-off of deferred financing costs as a result of the prepayments of Indebtedness on the Issue Date described in this prospectus; and

(10)	gains or losses from the extinguishment of Indebtedness.

“Consolidated Non-cash Charges” means, with respect to any Person, for any period, the aggregate depreciation, amortization and other non-cash charges of such Person and its Restricted Subsidiaries reducing the Consolidated Net Income of such Person and its Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP (excluding any such charges to the extent requiring an accrual of or a reserve for cash charges for any future period, but not excluding non-cash charges for closure, capping or post-closure obligations with respect to any landfills to the extent such obligations are not payable prior to the maturity date of the notes).

“Continuing Director” means, as of any date of determination, any member of the Board of Directors of Casella who:

(1)	was a member of such Board of Directors on the date of the indenture; or

(2)	was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election.

“Coverage Ratio Exception” has the meaning set forth in the first paragraph of the covenant described under the caption “Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock.”

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Designated Senior Debt” means (1) the Senior Credit Facility and all Hedging Obligations with respect thereto, (2) the obligations under the Second Lien Notes Documents and (3) any other Senior Debt permitted under the indenture (a) the principal amount of which is $25.0 million or more and (b) that has been designated by Casella as “Designated Senior Debt.”

“Designation” has the meaning set forth in the “—Designation of Restricted and Unrestricted Subsidiaries” covenant.

“Disinterested Director” means, with respect to any transaction or series of related transactions, a member of the Board of Directors of Casella who (1) does not have any material direct or indirect financial interest in or with respect to such transaction or series of related transactions and (2) is not an Affiliate, officer, director or employee of any Person (other than Casella or any Restricted Subsidiary) who has any direct or indirect financial interest in or with respect to such transaction or series of related transactions.

“Disqualified Capital Stock” means any class or series of Capital Stock of any Person that by its terms or otherwise is

(1)	required to be redeemed or is redeemable at the option of the holder of such class or series of Capital Stock at any time on or prior to the date that is 91 days after the Stated Maturity of the principal of the notes; or

(2)	convertible into or exchangeable at the option of the holder thereof for Capital Stock referred to in clause (1) above or Indebtedness having a scheduled maturity on or prior to the date that is 91 days after the Stated Maturity of the principal of the notes.

Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Capital Stock solely because the holders of the Capital Stock have the right to require the issuer thereof to repurchase such Capital Stock upon the occurrence of a “change of control” or “asset sale” will not constitute Disqualified Capital Stock if such requirement only becomes operative after compliance with such terms applicable to the notes, including the purchase of any notes tendered pursuant thereto.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Exchange Notes” has the meaning set forth under “Exchange Offer; Registration Rights.”

“Existing Indebtedness” means Indebtedness of Casella and its Restricted Subsidiaries in existence on the Issue Date (after giving effect to the use of proceeds from the offering of the notes on the Issue Date as described in offering memorandum distributed in connection with the private offering of the old notes under the caption “Use of Proceeds”) other than Indebtedness under the Senior Credit Facility, Indebtedness under the Second Lien Notes Documents and Indebtedness owed to Casella or any of its Subsidiaries, until such amounts are repaid.

“FCR Disposition” means (x) the sale of the assets and Equity Interests of FCR, LLC, Blue Mountain Recycling and their respective Subsidiaries as described under the heading “Summary—Recent Developments—Sale of Assets” in the offering memorandum related to the offering of the existing Notes dated January 26, 2011 or (y) if the sale described in clause (x) is not consummated, any other sale of all or a portion of the companies and assets comprising the FCR operating segment and any related intellectual property to the extent that the aggregate Net Proceeds of any such sale does not exceed the amount of Net Proceeds contemplated for the sale referenced under clause (x); provided that only the amount of Net Proceeds that exceeds the amount contemplated for the sale described in clause (x) shall be deemed to be excluded from the definition of FCR Disposition.

“Foreign Subsidiary” means any Restricted Subsidiary of Casella organized under the laws of any jurisdiction other than the United States of America or any State thereof or the District of Columbia.

“Four Quarter Period” has the meaning set forth in the definition of “Consolidated Fixed Charge Coverage Ratio.”

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, in effect on the date of the indenture.

“GreenFiber” means U.S. GreenFiber LLC, a Delaware limited liability company.

“Government Securities” means direct obligations of, or obligations guaranteed by, the United States of America (including any agency or instrumentality thereof) and the payment for which the United States pledges its full faith and credit.

“Guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness.

“Guarantors” means:

(1)	each of the Restricted Subsidiaries of Casella that is a borrower (other than Casella) or guarantor under the Senior Credit Facility or the indenture governing the Second Lien Notes as of the Issue Date; and

(2)	each other Subsidiary of Casella that executes a Subsidiary Guarantee in accordance with the provisions of the indenture;

and their respective successors and assigns, and in each case, until such Person is released from its Subsidiary Guarantee in accordance with the provisions of the indenture.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under:

(1)	interest rate swap agreements, interest rate cap agreements and interest rate collar agreements, foreign currency collar agreements, foreign currency hedging agreements or foreign currency swap agreements or other similar arrangements or agreements; and

(2)	forward contracts, commodity swap agreements, commodity option agreements or other similar agreements or arrangements.

“Holder” means the registered holder of any note.

“incur” means to directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to any Indebtedness and “incurrence” shall have a correlative meaning. For the avoidance of doubt, the accrual of interest, accretion or amortization of original issue discount and increase in the liquidation preference of Preferred Stock in lieu of payment of cash dividends thereon shall not be an incurrence; provided, in each such case, that the amount thereof is included in Consolidated Fixed Charges of Casella as accrued in the respective period. For the avoidance of doubt, Existing Indebtedness shall be deemed to have been incurred prior to the date of the indenture.

“Indebtedness” means, with respect to any specified Person, any indebtedness of such Person, whether or not contingent:

(1)	in respect of borrowed money;

(2)	evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

(3)	in respect of banker’s acceptances;

(4)	representing Capital Lease Obligations;

(5)	representing the balance deferred and unpaid of the purchase price of any property, except any such balance that constitutes an accrued expense or trade payable;

(6)	representing any Hedging Obligations;

(7)	representing any Disqualified Capital Stock of such Person and any Preferred Stock issued by a Restricted Subsidiary of such Person; or

(8)	in respect of Attributable Debt,

if and to the extent any of the preceding items (other than letters of credit, Hedging Obligations, Disqualified Capital Stock and Preferred Stock) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes (a) all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person), and (b) to the extent not otherwise included, the Guarantee by such Person of any Indebtedness of any other Person.

The amount of any Indebtedness outstanding as of any date shall be:

(1)	the accreted value thereof, in the case of any Indebtedness issued with original issue discount;

(2)	the maximum fixed price upon the mandatory redemption or repurchase (including upon the option of the holder), in the case of Disqualified Capital Stock of such Person;

(3)	the maximum voluntary or involuntary liquidation preferences plus accrued and unpaid dividends, in the case of Preferred Stock of a Restricted Subsidiary of such Person; and

(4)	the principal amount thereof, together with any interest thereon that is more than 30 days past due and any premium thereon if such Indebtedness is redeemable at the option of the holder at such date, in the case of any other Indebtedness.

“Insurance Subsidiary” means a Wholly Owned Restricted Subsidiary of Casella organized and operated as a captive insurance subsidiary under the laws of any State of the United States.

“Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the forms of direct or indirect loans (including guarantees of Indebtedness or other obligations), advances or capital contributions, purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. “Investment” excludes (1) extensions of trade credit by Casella and its Restricted Subsidiaries on commercially reasonable terms in accordance with normal trade practices of Casella or such Restricted Subsidiary, as the case may be, and (2) any purchase, redemption or other acquisition or retirement for value of any Capital Stock of Casella or any warrants, options or other rights to purchase or acquire any such Capital Stock. If Casella or any Restricted Subsidiary of Casella sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of Casella such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of Casella, Casella shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Restricted Subsidiary not sold or disposed of in an amount determined as provided in the penultimate paragraph of the covenant described above under the caption “Certain Covenants—Restricted Payments.” The amount of any Investment shall be the original cost of such Investment, without any adjustments for increases or decreases in value, or write-ups, write downs or write-offs with respect to such Investment but less all cash distributions constituting a return of capital.

“Issue Date” means February 7, 2011, the date on which the old notes were first issued.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof (other than an operating lease), any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

“MERC” means Maine Energy Recovery Corporation, Limited Partnership, a limited partnership formed under the laws of Maine.

“Moody’s” means Moody’s Investors Service, Inc. or any successor thereto.

“Net Proceeds” means the aggregate cash proceeds received by Casella or any of its Restricted Subsidiaries in respect of any Asset Sale, net of (a) the direct costs relating to such Asset Sale, including, without limitation, (i) legal, accounting and investment banking fees, and sales commissions, (ii) any relocation expenses incurred as a result thereof, and (iii) taxes paid or payable as a result thereof, in each case after taking into account any available tax credits or deductions and any tax sharing arrangements, (b) amounts required to be applied to the repayment of Indebtedness, other than subordinated Indebtedness, secured by a Lien on the specific asset or assets that were the subject of such Asset Sale, which Lien is permitted by the indenture, (c) if the assets subject to such Asset Sale were financed by industrial revenue bonds or solid waste disposal bonds, amounts required to be applied to the repayment of such bonds (or to the repayment of Indebtedness funded by such bonds) with the proceeds of such disposition by the terms of such bonds or such Indebtedness and (d) appropriate amounts to be provided by Casella or any Restricted Subsidiary, as the case may be, as a reserve required in accordance with

GAAP against any adjustment in the sale price of such asset or assets or liabilities associated with such Asset Sale and retained by Casella or any Restricted Subsidiary, as the case may be, after such Asset Sale, including, without limitation, pensions and other postemployment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as reflected in an Officers’ Certificate delivered to the Trustee; provided, however, that any amounts remaining after adjustments, revaluations or liquidations of such reserves shall constitute Net Proceeds.

“Obligations” means, with respect to any Indebtedness, the principal, premium, if any, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing such Indebtedness.

“Officers’ Certificate” means a certificate signed on behalf of Casella by any one of the following: the Chief Executive Officer, the President, the Vice President Finance, the Chief Financial Officer, Treasurer, Controller or the Secretary of Casella and delivered to the trustee.

“Opinion of Counsel” means a written opinion from legal counsel who is reasonably acceptable to the trustee. The counsel may be an employee of or counsel to Casella, a Guarantor or the trustee.

“Permitted Business” means the business of Casella and its Restricted Subsidiaries conducted on the Issue Date and businesses ancillary or reasonably related thereto, which, for purposes hereof, shall include the business conducted by GreenFiber and businesses ancillary or reasonably related thereto.

“Permitted Investments” means:

(1)	any Investment in Cash Equivalents;

(2)	any Investment in Casella or any Restricted Subsidiary;

(3)	any Investment by Casella or any of its Restricted Subsidiaries in a Person, if as a result of such Investment:

(4)	such Person becomes a Restricted Subsidiary; or

(5)	such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, Casella or a Restricted Subsidiary;

(6)	any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the provisions of the indenture described above under the caption “—Repurchase at the Option of Holders—Asset Sales” or any transaction not constituting an Asset Sale by reason of the $5.0 million threshold contained in clause (1) of the definition thereof;

(7)	any Investment acquired in exchange for the issuance of, or acquired with the net cash proceeds of any substantially concurrent issuance and sale of, Qualified Capital Stock; provided that no such issuance or sale shall increase the Basket;

(8)	loans and advances in the ordinary course of business to employees, officers or directors of Casella or any of its Restricted Subsidiaries in an aggregate amount, when taken together with all other Investments made pursuant to this clause (6) since the date of the indenture, not to exceed $2.0 million at any one time outstanding;

(9)	Hedging Obligations permitted by clause (6) of the second paragraph of the covenant described under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock”;

(10)	Investments in securities of trade creditors or customers received in settlement of obligations or upon the bankruptcy or insolvency of such trade creditors or customers pursuant to any plan of reorganization or similar arrangement;

(11)	other Investments in any Person having an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (9) since the date of the indenture, not exceeding $15.0 million at any one time outstanding;

(12)	Investments in an Insurance Subsidiary having an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (10) since the date of the indenture, not exceeding $20.0 million at any one time outstanding; and

(13)	Investments in joint ventures engaged in a Permitted Business having an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (11) since the date of the indenture, not exceeding $20.0 million at any one time outstanding.

The amount of Investments outstanding at any time pursuant to clauses (9) and (11) above shall be deemed to be reduced, without duplication:

(a)	upon the disposition or repayment of or return on any Investment made pursuant to clauses (9) or (11) above, by an amount equal to the return of capital with respect to such Investment to Casella or any of its Restricted Subsidiaries (to the extent not included in the computation of Consolidated Net Income), less the cost of the disposition of such Investment and net of taxes;

(b)	upon a redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary, by an amount equal to the lesser of (x) the fair market value of Casella’s proportionate interest in such Subsidiary immediately following such redesignation, and (y) the aggregate amount of Investments in such Subsidiary that increased (and did not previously decrease) the amount of Investments outstanding pursuant to clauses (9) or (11) above; and

(c)	upon the making of an Investment in a Person that was not a Restricted Subsidiary of Casella immediately prior to the making of such Investment but that subsequently becomes a Restricted Subsidiary of Casella, by an amount equal to the lesser of (x) the fair market value of Casella’s proportionate interest in such Subsidiary immediately following such redesignation, and (y) the aggregate amount of Investments in such Subsidiary that increased (and did not previously decrease) the amount of Investments outstanding pursuant to clauses (9) or (11) above.

“Permitted Junior Securities” means: (1) Equity Interests in Casella or any Guarantor; or (2) debt securities of Casella or any Guarantor that are subordinated to all Senior Debt and any debt securities issued in a plan of reorganization in exchange for Senior Debt to substantially the same extent as, or to a greater extent than, the notes and the Subsidiary Guarantees are subordinated to Senior Debt pursuant to the indenture.

“Permitted Liens” means:

(1)	Liens on assets of Casella or any Guarantor to secure Senior Debt of Casella or such Guarantor;

(2)	Liens in favor of Casella or any Restricted Subsidiary;

(3)	Liens on property of a Person existing at the time such Person is merged with or into or consolidated with Casella or any Restricted Subsidiary of Casella; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with Casella or its Restricted Subsidiary;

(4)	Liens on property existing at the time of acquisition thereof by Casella or any Restricted Subsidiary of Casella; provided that such Liens were in existence prior to the contemplation of such acquisition and do not extend to any assets other than the property so acquired;

(5)	Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

(6)	Liens to secure Indebtedness permitted by clause (4) of the second paragraph of the covenant entitled “—Incurrence of Indebtedness and Issuance of Preferred Stock;” provided that no such Liens shall extend to any asset other than the specified asset being financed and additions and improvements thereon;

(7)	Liens existing on the date of the indenture and continuation statements with respect to such Liens filed in accordance with the provisions of the Uniform Commercial Code or similar state commercial codes;

(8)	judgment Liens not giving rise to an Event of Default so long as such Lien is adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such proceedings may be initiated shall not have expired;

(9)	Liens securing Permitted Refinancing Indebtedness which is incurred to refinance any Indebtedness which has been secured by a Lien permitted under the indenture and which has been incurred in accordance with the provisions of the indenture; provided that such Liens (a) are not materially less favorable to the Holders and are not materially more favorable to the lienholders with respect to such Liens than the Liens in respect of the Indebtedness being refinanced and (b) do not extend to or cover any property or assets of Casella or any of its Restricted Subsidiaries not securing the Indebtedness so refinanced;

(10)	Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptance issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(11)	Liens securing reimbursement obligations with respect to letters of credit which encumber documents and other property relating to such letters of credit and products and proceeds thereof;

(12)	Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded, provided that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor;

(13)	Liens securing Hedging Obligations;

(14)	deposits or pledges made in connection with, or to secure payment of, workmen’s compensation, unemployment insurance, old age pensions or other social security obligations;

(15)	Liens of carriers, warehousemen, mechanics and materialmen, and other like liens incurred in the ordinary course of business;

(16)	Liens on any landfill acquired after the Issue Date securing reasonable royalty or similar payments (determined by reference to volume or weight utilized) due to the seller of such landfill as a consequence of such acquisition;

(17)	Liens securing cash management obligations of Casella and its Restricted Subsidiaries that are secured by the collateral securing the Senior Credit Facility;

(18)	other Liens incurred in the ordinary course of business of Casella or any Restricted Subsidiary of Casella with respect to obligations that do not exceed $5.0 million at any one time outstanding; and

(19)	Liens on assets of any Restricted Subsidiary that is not a Guarantor to secure Indebtedness of such Restricted Subsidiary permitted hereunder.

“Permitted Refinancing Indebtedness” means any Indebtedness of Casella or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to refinance other Indebtedness of Casella or any of its Restricted Subsidiaries; provided that:

(1)

the principal amount (or accreted value, if applicable) or liquidation preference of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable), plus accrued interest and premium, if any, on the Indebtedness, or the liquidation preference, plus accrued dividends and premium, if any, on the Preferred Stock, so refinanced (plus the amount of reasonable expenses incurred in connection therewith);

(2)	such Permitted Refinancing Indebtedness has a final maturity date, or mandatory redemption date, later than the final maturity date, or mandatory redemption date as applicable, of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness or Preferred Stock being refinanced;

(3)	if the Indebtedness being refinanced is subordinated in right of payment to the notes, or the Subsidiary Guarantees, such Permitted Refinancing Indebtedness is subordinated in right of payment to the notes on terms at least as favorable to the Holders of notes or the Subsidiary Guarantees, as applicable, as those contained in the documentation governing the Indebtedness being refinanced;

(4)	if the Indebtedness being refinanced ranks pari passu with the notes or the Subsidiary Guarantees, such Permitted Refinancing Indebtedness ranks pari passu with, or is subordinated in right of payment to, the notes or the Subsidiary Guarantees, as applicable;

(5)	Preferred Stock shall be refinanced only with Preferred Stock; and

(6)	the obligor(s) on the Permitted Refinancing Indebtedness thereof shall include only obligor(s) on such Indebtedness being refinanced, Casella and/or one or more of the Guarantors.

“Person” means an individual, partnership, corporation, limited liability company, firm, association, joint stock company, unincorporated organization, trust, bank, trust company, land trust, business trust or other enterprise, joint venture, or a governmental agency or political subdivision thereof or other entity.

“Preferred Stock” of any Person means any Capital Stock of such Person that has preferential rights to any other Capital Stock of such Person with respect to dividends or redemption or upon liquidation.

“Public Equity Offering” means any underwritten public offering of common stock of Casella.

“Purchase Money Obligations” means Indebtedness of Casella or any of its Restricted Subsidiaries incurred for the purpose of financing all or any part of the purchase price, or the cost of construction or improvement, of any assets to be used in the business of Casella or such Restricted Subsidiary; provided, however, that (1) the aggregate amount of such Indebtedness shall not exceed such purchase price or cost, (2) such Indebtedness shall be incurred no later than 180 days after the acquisition of such assets or such construction or improvement and (3) such Indebtedness shall not be secured by any assets of Casella or any of its Restricted Subsidiaries other than the assets so acquired, constructed or improved.

“Qualified Capital Stock” means any Capital Stock of Casella that is not Disqualified Capital Stock.

“refinance” means to extend, refinance, renew, replace, defease or refund, including successively; and “refinancing” and “refinanced” shall have correlative meanings.

“Registration Rights Agreement” means (i) the registration rights agreement dated as of the Issue Date among Casella, the Guarantors and the initial purchasers of the notes issued on the Issue Date and (ii) any other registration rights agreement entered into in connection with an issuance of Additional Notes in a private offering after the Issue Date.

“Replacement Asset” has the meaning set forth in the “—Repurchase at the Option of Holders—Asset Sales” covenant.

“Representative” means the indenture trustee or other trustee, agent or representative in respect of any Designated Senior Debt; provided that if, and for so long as, any Designated Senior Debt lacks such a representative, then the Representative for such Designated Senior Debt shall at all times constitute the holders of a majority in outstanding principal amount of such Designated Senior Debt.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

“Revocation” has the meaning set forth in the “—Designation of Restricted and Unrestricted Subsidiaries” covenant.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., or any successor thereto.

“Sale and Leaseback Transaction” means an arrangement relating to property now owned or hereafter acquired whereby Casella or a Restricted Subsidiary of Casella transfers such property to a Person and Casella or a Restricted Subsidiary of Casella leases it from such Person.

“SEC” means the Securities and Exchange Commission.

“Second Lien Notes” means Casella’s 11.0% Senior Second Lien Notes due 2014 issued under the Second Lien Notes Documents.

“Second Lien Notes Documents” means that certain indenture dated as of July 9, 2009 by and among Casella, the guarantors named therein and Wilmington Trust Company, as trustee, including any notes, guarantees, collateral and security documents (including mortgages, pledge agreements and other security arrangements), instruments and agreements executed in connection therewith, and in each case as amended or refinanced from time to time, including any agreement or agreements extending the maturity of, refinancing or otherwise restructuring (including increasing the amount of other Indebtedness outstanding or available to be borrowed thereunder) all or any portion of the Indebtedness under such agreement, and any successor or replacement indenture.

“Senior Credit Facility” means the Second Amended and Restated Revolving Credit and Term Loan Agreement, dated as of July 9, 2009, among Casella, the Guarantors, Bank of America, N.A., as administrative agent, and the lenders party thereto, including any notes, guarantees, collateral and security documents (including mortgages, pledge agreements and other security arrangements), instruments and agreements executed in connection therewith, and in each case as amended or refinanced from time to time, including any agreement or agreements extending the maturity of, refinancing or otherwise restructuring (including increasing the amount of borrowings or other Indebtedness outstanding or available to be borrowed thereunder) all or any portion of the Indebtedness under such agreement, and any successor or replacement agreement or agreements with the same or any other borrowers, agents, creditors, lenders or group of creditors or lenders.

“Senior Debt” means:

(1)	all Indebtedness outstanding under the Senior Credit Facility, and all Hedging Obligations with respect thereto;

(2)	all Indebtedness outstanding under the Second Lien Notes and the Second Lien Notes Documents, and all Hedging Obligations with respect thereto;

(3)	any other Indebtedness of Casella or a Guarantor not prohibited under the terms of the indenture, unless the instrument under which such Indebtedness is incurred expressly provides that it is on a parity with the notes or subordinated in right of payment to the notes or any other Indebtedness of Casella; and

(4)	all Obligations with respect to the items listed in the preceding clauses (1), (2) and (3) (including any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable law).

Notwithstanding anything to the contrary in the preceding, Senior Debt will not include:

(1)	any liability for federal, state, local or other taxes owed or owing by Casella;

(2)	any Indebtedness of Casella to any of its Subsidiaries or other Affiliates;

(3)	any trade payables; or

(4)	any Indebtedness that is incurred in violation of the indenture (but, as to any such obligation, no such violation shall be deemed to exist for purposes of this clause (4) if the holders(s) of such obligation or their Representative shall have received an Officers’ Certificate of Casella to the effect that the incurrence of such Indebtedness does not (or, in the case of revolving credit Indebtedness, that the incurrence of the entire committed amount thereof at the date of the initial borrowing thereunder is made would not) violate the indenture).

“Significant Subsidiary” means (1) any Restricted Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Act, as such Regulation is in effect on the date hereof or (2) any Restricted Subsidiary that, when aggregated with all other Restricted Subsidiaries that are not otherwise Significant Subsidiaries and as to which any event described in clause (7), (8) or (9) under “Events of Default” has occurred and is continuing, would constitute a Significant Subsidiary under clause (1) of this definition.

“Specified Assets” means the assets or Equity Interests of K-C International Ltd., the brokerage business of Casella Recycling LLC (f/k/a KTI Recycling of New England Inc.), U.S. GreenFiber LLC, KTI New Jersey Fibers, Inc., Casella RTG Investors Co., LLC, RecycleRewards, Inc. (the parent company of RecycleBank, LLC), MERC, the Ghent, NY recycling facility, the landfill gas-to-energy facility of The Hyland Facility Associates, the landfill gas-to-energy facility of New England Waste Services of N.Y., Inc., the landfill gas-to-energy facility of New England Waste Services of Maine, Inc., the Westfield, Jamestown and/or Dunkirk hauling companies and assets of Casella Waste Management of N.Y., Inc., the Peabody and/or Salem hauling companies and assets of Casella Waste Management of Massachusetts, Inc., or the successors of the foregoing only with respect to the businesses conducted by the foregoing on the date of the indenture.

“Stated Maturity” means, with respect to any installment of interest or principal on any Indebtedness, the date on which such payment of interest or principal is scheduled to be paid in the documentation governing such Indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subsidiary” means, with respect to any Person:

(1)	any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2)	any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or of one or more Subsidiaries of such Person (or any combination thereof).

“Subsidiary Guarantee” means the subordinated Guarantee by each Guarantor of Casella’s payment obligations under the indenture and the notes, executed pursuant to the indenture.

“Transaction Date” means the date of the transaction giving rise to the need to calculate the Consolidated Fixed Charge Coverage Ratio.

“Unrestricted Subsidiary” of any Person means

(1)	any Subsidiary of such Person that at the time of determination has been designated an Unrestricted Subsidiary, and has not been redesignated a Restricted Subsidiary, in accordance with the “—Designation of Restricted and Unrestricted Subsidiaries” covenant; and

(2)	any Subsidiary of such Unrestricted Subsidiary.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness or Disqualified Capital Stock at any date, the number of years obtained by dividing:

(1)	the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal or liquidation preference, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2)	the then outstanding principal amount or liquidation preference of such Indebtedness or Disqualified Capital Stock.

“Wholly Owned Restricted Subsidiary” of any Person means a Restricted Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares) shall at the time be owned by such Person and/or by one or more Wholly Owned Restricted Subsidiaries of such Person.

BOOK-ENTRY, DELIVERY AND FORM

General

The new notes will be issued in registered, global form in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. The new notes initially will be represented by notes in registered, global form without interest coupons (collectively, the “Global Notes”). The Global Notes will be deposited upon issuance with the trustee as custodian for DTC, in New York, New York, and registered in the name of DTC’s nominee, Cede & Co., for credit to an account of a direct or indirect participant in DTC as described below. Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee.

Beneficial interests in the Global Notes may be held through Euroclear and Clearstream (as indirect participants in DTC). Beneficial interests in the Global Notes may not be exchanged for notes in certificated form (“Certificated Notes”) except in the limited circumstances described below. See “—Exchange of Global Notes for Certificated Notes.”

Transfers of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants (including, if applicable, those of Euroclear and Clearstream), which may change from time to time.

Depository Procedures

The following description of the operations and procedures of DTC, Euroclear and Clearstream are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. Casella takes no responsibility for these operations and procedures and urges investors to contact the system or their participants directly to discuss these matters.

DTC has advised Casella that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the “Participants”) and to facilitate the clearance and settlement of transactions in those securities between the Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the initial purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the “Indirect Participants”). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

DTC has also advised Casella that, pursuant to procedures established by it:

•	upon deposit of the Global Notes, DTC will credit the accounts of the Participants designated by the initial purchasers with portions of the principal amount of the Global Notes; and

•

ownership of these interests in the Global Notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interest in the Global Notes).

Investors in the Global Notes who are Participants may hold their interests therein directly through DTC. Investors in the Global Notes who are not Participants may hold their interests therein indirectly through organizations (including Euroclear and Clearstream) that are Participants in such system. Euroclear and Clearstream will hold interests in the Global Notes on behalf of their participants through customers’ securities accounts in their respective names on the books of their respective depositories, which are Euroclear Bank S.A./N.V., as operator of Euroclear, and Citibank, N.A., as operator of Clearstream. All interests in a Global Note, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC.

Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems.

The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such persons will be limited to that extent. Because DTC can act only on behalf of the Participants, which in turn act on behalf of the Indirect Participants, the ability of a person having beneficial interests in a Global Note to pledge such interests to persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

Except as described above, owners of beneficial interests in the Global Notes will not have new notes registered in their names, will not receive physical delivery of new notes in certificated form and will not be considered the registered owners or “Holders” thereof under the indenture for any purpose.

Payments in respect of the principal of, and interest and premium, if any, on a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder of the notes under the indenture. Under the terms of the indenture, Casella and the trustee will treat the persons in whose names the notes, including the Global Notes, are registered as the owners of the notes for the purpose of receiving payments and for all other purposes. Consequently, neither Casella, the trustee nor any of Casella’s or the trustee’s agents has or will have any responsibility or liability for:

•

any aspect of DTC’s records or any Participant’s or Indirect Participant’s records relating to, or payments made on account of, beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any of DTC’s records or any Participant’s or Indirect Participant’s records relating to the beneficial ownership interests in the Global Notes; or

•	any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

DTC has advised Casella that its current practice, upon receipt of any payment in respect of securities such as the notes, is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the trustee or Casella. Neither Casella nor the trustee will be liable for any delay by DTC or any of the Participants or the Indirect Participants in identifying the beneficial owners of the Notes, and Casella and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Transfers between the Participants will be effected in accordance with DTC’s procedures and will be settled in same-day funds, and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.

Cross-market transfers between the Participants in DTC, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by its depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.

DTC has advised Casella that it will take any action permitted to be taken by a holder of notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the notes, DTC reserves the right to exchange the Global Notes for Certificated Notes, and to distribute such notes to the Participants.

Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the Global Notes among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. None of Casella, the trustee or any of their respective agents will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Global Notes for Certificated Notes

We will issue Certificated Notes to each person that DTC identifies as the beneficial owner of the new notes represented by a Global Note upon surrender by DTC of the Global Note if:

•

DTC notifies us that it is no longer willing or able to act as a depositary for such Global Note or ceases to be a clearing agency registered under the Exchange Act, and we have not appointed a successor depositary within 90 days of that notice or becoming aware that DTC is no longer so registered or willing or able to act as a depositary;

•	an event of default has occurred and is continuing, and DTC requests the issuance of Certificated Notes; or

•	we determine not to have the new notes represented by a Global Note.

In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be in registered form, registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures).

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of the material U.S. federal income and estate tax considerations related to the exchange offer and the ownership and disposition of the new notes. This summary is based upon provisions of the Internal Revenue Code of 1986, as amended or the Code, U.S. Treasury Regulations, administrative rulings and judicial decisions in effect as of the date of this prospectus, any of which may subsequently be changed, possibly retroactively, or interpreted differently by the Internal Revenue Service, or the IRS, so as to result in U.S. federal income and estate tax consequences different from those discussed below. Except where noted, this summary deals only with notes held as capital assets (generally for investment purposes). This summary does not address all aspects of U.S. federal income and estate taxes related to the exchange offer and the ownership and disposition of the new notes and does not address all tax consequences that may be relevant to holders in light of their personal circumstances or particular situations, such as:

•

tax consequences to holders who may be subject to special tax treatment, including dealers or traders in securities or currencies, banks and other financial institutions, regulated investment companies, real estate investment trusts, tax-exempt entities, insurance companies, pension plans, individual retirement accounts or other tax deferred accounts and traders in securities that elect to use a mark-to-market method of accounting for their securities;

•	tax consequences to persons holding notes as a part of a hedging, integrated, conversion or constructive sale transaction or a straddle or other risk reduction transaction;

•	tax consequences to U.S. holders (as defined below) of notes whose “functional currency” is not the U.S. dollar;

•	tax consequences to partnerships or other pass-through entities and their members;

•	tax consequences to certain former citizens or residents of the United States;

•	U.S. federal alternative minimum tax consequences, if any;

•	any state, local or foreign tax consequences; and

•	U.S. federal estate or gift tax consequences, if any, except as set forth below with respect to non-U.S. holders.

If a partnership (including any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds notes, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. A beneficial owner that is a partnership and partners in such a partnership should consult their tax advisors.

This summary of material U.S. federal income and estate tax considerations is for general information only and is not tax advice for any particular investor. This summary does not address the tax considerations arising under the laws of any foreign, state, or local jurisdiction. You should consult your tax advisors concerning the U.S. federal income and estate tax consequences to you in light of your own specific situation, as well as consequences arising under the laws of any other taxing jurisdiction.

In this discussion, we use the term “U.S. holder” to refer to a beneficial owner of notes, that is, for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•

a corporation (or any other entity or arrangement treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust, if it (i) is subject to the primary supervision of a court within the U.S. and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (ii) has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person.

We use the term “non-U.S. holder” to describe a beneficial owner (other than a partnership or other pass-through entity) of notes that is not a U.S. holder. Non-U.S. holders should consult their tax advisors to determine the U.S. federal, state, local and other tax consequences that may be relevant to them.

Exchange Offer

The exchange of old notes for new notes pursuant to the exchange offer should not constitute a taxable event for U.S. federal income tax purposes. As a result, (1) a U.S. holder should not recognize a taxable gain or loss as a result of exchanging such holder’s old notes for new notes, (2) the holding period of the new notes received should include the holding period of the old notes exchanged therefor, and (3) the adjusted tax basis of the new notes received should be the same as the adjusted tax basis of the old notes exchanged therefor immediately before such exchange.

Consequences to U.S. Holders

Payments of Stated Interest. Subject to the discussion below under “Additional payments”, stated interest on a new note generally will be taxable to a U.S. holder as ordinary income at the time it is received or accrued in accordance with the U.S. holder’s usual method of accounting for tax purposes.

A portion of the price paid for the old notes issued on October 9, 2012 was attributable to the amount of unpaid stated interest accrued prior to the date the notes were issued (“pre-issuance accrued interest”). Consequently, the portion of the first stated interest payment on the new notes equal to the pre-issuance accrued interest should be excluded from interest income and should instead reduce a holder’s tax basis in the new note. Holders of notes are urged to consult their own tax advisors regarding pre-issuance accrued interest.

Additional Payments. In certain circumstances, we may be obligated to pay amounts in excess of stated interest or principal on the new notes or repurchase the new notes prior to maturity. For example, if we are required to repurchase notes in connection with a change of control as described in “Description of the Notes—Repurchase at the Option of Holders—Change of Control,” we must pay a premium. In addition, in certain circumstances, we may redeem the notes prior to maturity, and upon such a redemption we may be required to pay amounts in excess of accrued interest and principal on the notes as described in “Description of the Notes—Optional Redemption.” Also, we may be required to repurchase the notes in connection with certain asset sales as described in “Description of the Notes—Repurchase at the Option of Holders—Asset Sales.” The possibility of such events may implicate special rules under U.S. Treasury Regulations governing “contingent payment debt instruments.” According to those regulations, the possibility that these events will occur will not cause the old notes, and consequently the new notes, to be contingent payment debt instruments if, as of the date the old notes were issued, such contingencies were remote or incidental or, in certain situations, it was significantly more likely than not that such events would not occur. We intend to take the position that one or more of the foregoing exceptions should apply and therefore the new notes should not be treated as contingent payment debt instrument.

Therefore, we have determined (and the remainder of this discussion assumes) that the new notes are not contingent payment debt instruments. Our determination is binding on a U.S. holder unless the holder discloses a contrary position to the IRS in the manner required by applicable U.S. Treasury Regulations. Our determination that the notes are not contingent payment debt instruments is not, however, binding on the IRS. If the IRS were to successfully challenge our determination and the notes were treated as contingent payment debt instruments, U.S. holders would be required, among other things, to (i) accrue interest income based on a projected payment schedule and comparable yield, which may be a higher rate than the stated interest rate on the notes, regardless of their method of tax accounting and (ii) treat as ordinary income, rather than capital gain, any gain recognized on a sale, exchange or redemption of a note. In the event that any of the above contingencies were to occur, it would affect the amount and timing of the income recognized by a U.S. holder. If any additional payments are in fact made, U.S. holders will be required to recognize such amounts as income. The regulations applicable to contingent payment debt instruments have not been the subject of authoritative interpretation and therefore the scope of the regulations is not certain. Holders of notes are urged to consult their tax advisors regarding the possible application of the contingent payment debt instrument rules to the notes.

Market Discount. If a U.S. holder acquires a note at a price less than the note’s stated redemption price at maturity (generally, the sum of all payments required under the note other than payments of stated interest), the U.S. holder generally will be considered to have acquired the note at a “market discount”. Subject to a de minimis exception, the market discount rules generally require a U.S. holder who acquires a note at a market discount to treat any principal payment on the note and any gain realized on any disposition of the note as ordinary income to the extent of the accrued market discount, not previously included in income, at the time of such payment or disposition. In general, the amount of market discount that has accrued is determined on a straight-line basis over the remaining term of the note as of the time of acquisition, or, at the election of the holder, on a constant yield basis. Such an election applies only to the note with respect to which it is made and may not be revoked.

A U.S. holder of a note acquired at a market discount also may elect to include the market discount in income as it accrues. If a U.S. holder so elects, the rules discussed above with respect to ordinary income recognition resulting from the payment of principal on a note or the disposition of a note would not apply, and the holder’s tax basis in the note would be increased by the amount of the market discount included in income at the time it accrues. This election would apply to all market discount obligations acquired by the U.S. holder on or after the first day of the first taxable year to which the election applies and may not be revoked without the consent of the IRS.

If a U.S. holder holds a note that was acquired at a market discount and disposes of such note in a non-taxable transaction (other than certain transferred and exchanged basis transactions described in the Code), accrued market discount not previously included in income by the holder will be includable as ordinary income to the holder as if the U.S. holder had sold the note at its fair market value. A U.S. holder may be required to defer until maturity of the note (or, in certain circumstances, its earlier disposition) the deduction of all or a portion of the interest expense attributable to debt incurred or continued to purchase or carry a note with market discount, unless the holder elects to include market discount in income on a current basis.

Amortizable Bond Premium. If a U.S. holder acquires a note for a price that is in excess of the note’s stated redemption price at maturity, the U.S. holder generally will be considered to have acquired a note with “amortizable bond premium.” A U.S. holder may elect to amortize amortizable bond premium on a constant yield basis. The amount amortized in any year generally will be treated as a deduction against the holder’s interest income on the note. If the amortizable bond premium allocable to a year exceeds the amount of interest income allocable to that year, the excess would be allowed as a deduction for that year but only to the extent of the holder’s prior inclusions of interest income (net of any deductions for bond premium) with respect to the note. The premium on a note held by a U.S. holder that does not make such an election will decrease the gain or increase the loss otherwise recognizable on the disposition of the note. The election to amortize the premium on a constant yield basis generally applies to all bonds held or subsequently acquired by the electing holder on or after the first day of the first taxable year to which the election applies and may not be revoked without the consent of the IRS.

Sale, Redemption or Other Taxable Disposition of the Notes. A U.S. holder generally will recognize gain or loss upon the sale, redemption or other taxable disposition of a note equal to the difference between the amount realized (except to the extent any amount realized is attributable to accrued but unpaid interest, which will be taxable as ordinary interest income to the extent not previously included in income) and such U.S. holder’s adjusted tax basis in the note. A U.S. holder’s adjusted tax basis in a note will generally be equal to the amount that such U.S. holder paid for the note (other than the amount paid for pre-issuance accrued interest) increased by the amount of any accrued market discount previously included in the holder’s income and decreased by the amount of any amortizable bond premium previously deducted by the holder and any principal payments received by the holder. Subject to the discussion above regarding market discount, any gain or loss recognized on a taxable disposition of the note will be capital gain or loss. If, at the time of the sale, redemption or other taxable disposition of the note, a U.S. holder is treated as holding the note for more than one year, such capital gain or loss will be a long-term capital gain or loss. Otherwise, such capital gain or loss will be a short-term capital gain or loss. In the case of certain non-corporate U.S. holders (including individuals), long-term capital gain is subject to U.S. federal income tax at a lower rate than short-term capital gain, which is taxed at ordinary income rates. A U.S. holder’s ability to deduct capital losses may be limited.

Assumption of our Obligations under the Notes. Under certain circumstances described under the heading “Description of the Notes—Certain Covenants—Merger, Consolidation, or Sale of Assets,” our obligations under the notes and the indenture may be assumed by another person. An assumption by another person of our obligations under the notes and the indenture might be deemed for U.S. federal income tax purposes to be an exchange by a holder of the notes, resulting in recognition of gain or loss for such purposes and possibly other adverse tax consequences to the holder. In certain circumstances, such an assumption might not be deemed an exchange for U.S. federal income tax purposes. Holders should consult their own tax advisors regarding the tax consequences of such an assumption.

Information Reporting and Backup Withholding. Information reporting requirements generally will apply to payments of interest on the notes and to the proceeds of a sale of a note paid to a U.S. holder unless the U.S. holder is an exempt recipient (such as a corporation). Backup withholding will apply to those payments if the U.S. holder fails to provide its correct taxpayer identification number, or certification of exempt status, generally by providing an IRS Form W-9 or an approved substitute or if the U.S. holder is notified by the IRS that the U.S. holder has failed to report in full payments of interest and dividend income. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a U.S. holder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS.

Consequences to Non-U.S. Holders

Payments of Interest. In general, payments of interest on the new notes to, or on behalf of, a non-U.S. holder will be considered “portfolio interest” and, subject to the discussions below of income effectively connected with a U.S. trade or business, backup withholding and FATCA, will not be subject to U.S. federal income or withholding tax, provided that:

•

the non-U.S. holder does not directly or indirectly, actually or constructively, own 10% or more of the total combined voting power of all classes of our stock entitled to vote within the meaning of Section 871(h)(3) of the Code;

•	the non-U.S. holder is not, for U.S. federal income tax purposes, a controlled foreign corporation that is related to us (actually or constructively) through stock ownership;

•	the non-U.S. holder is not a bank whose receipt of interest on a note is described in Section 881(c)(3)(A) of the Code; and

•

(a) the non-U.S. holder provides its name, address, and taxpayer identification number, if any, and certifies, under penalties of perjury, that it is not a U.S. person (which certification may be made on an IRS Form W-8BEN or other applicable form) or (b) the non-U.S. holder holds the notes through certain foreign intermediaries or certain foreign partnerships, and the non-U.S. holder and the foreign intermediary or foreign partnership satisfy the certification requirements of applicable Treasury Regulations. Special certification rules apply to non-U.S. holders that are pass-through entities.

If a non-U.S. holder cannot satisfy the requirements described above, payments of interest generally will be subject to the 30% U.S. federal withholding tax, unless the non-U.S. holder provides us with a properly executed (i) IRS Form W-8BEN (or other applicable form) claiming an exemption from or reduction in withholding under an applicable income tax treaty or (ii) IRS Form W-8ECI (or other applicable form) stating that interest paid on the notes is not subject to withholding tax because it is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States and includable in the non-U.S. holder’s gross income.

If a non-U.S. holder is engaged in a trade or business in the United States and interest on the notes is effectively connected with the conduct of that trade or business and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment or fixed base, then, although the non-U.S. holder will be exempt from the 30% withholding tax (provided the certification requirements discussed above are satisfied), the non-U.S. holder will be subject to U.S. federal income tax on that interest on a net income basis at regular graduated U.S. federal income tax rates, generally in the same manner as if the non-U.S. holder were a U.S. holder. In addition, if a non-U.S. holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% (or lesser rate under an applicable income tax treaty) of its effectively connected earnings and profits for the taxable year, subject to certain adjustments.

As discussed above under “Consequences to U.S. Holders—Additional Payments”, in certain circumstances, we may be obligated to pay amounts in excess of stated interest or principal on the notes. If any such amounts are in fact paid, such payments may be treated as interest subject to the rules described above or as other income subject to a 30% U.S. federal withholding tax (unless there is an exemption from or reduction in withholding under an applicable income tax treaty). Non-U.S. holders should consult their own tax advisors regarding the applicability of any income tax treaty and whether they could obtain a refund of any tax withheld from such payments.

Sale, Redemption, or Other Taxable Disposition of the Notes. Subject to the discussion below regarding FATCA, gain realized by a non-U.S. holder on the sale, redemption or other taxable disposition of a note will not be subject to U.S. income tax unless:

•

that gain is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States (and, if required by an applicable income treaty, is attributable to a U.S. permanent establishment or fixed base); or

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition and certain other conditions are met.

If a non-U.S. holder is described in the first bullet point above, it will be subject to tax on the net gain derived from the sale, redemption, or other taxable disposition of the note at regular graduated U.S. federal income tax rates, generally in the same manner as if the non-U.S. holder were a U.S. holder. In addition, if a non-U.S. holder is a foreign corporation, it may be subject to the branch profits tax equal to 30% (or lesser rate under an applicable income tax treaty) of its effectively connected earnings and profits for the taxable year, subject to certain adjustments. If a non-U.S. holder is an individual described in the second bullet point above, such holder will be subject to a flat 30% tax on the gain derived from the sale, redemption, or other taxable disposition, which may be offset by certain U.S. source capital losses, even though such holder is not considered a resident of the United States.

Information Reporting and Backup Withholding. Generally, we must report annually to the IRS and to non-U.S. holders the amount of interest paid to non-U.S. holders and the amount of tax, if any, withheld with respect to those payments. Copies of the information returns reporting such payments and withholding may also be made available to the tax authorities in the country in which a non-U.S. holder resides under the provisions of an applicable income tax treaty.

In general, a non-U.S. holder will not be subject to backup withholding with respect to payments of interest that we make, provided the certification described above in the last bullet point under “Consequences to Non-U.S. Holders—Payments of Interest” has been received and we do not have actual knowledge or reason to know that the holder is a U.S. person, as defined under the Code, who is not an exempt recipient. In addition, a non-U.S. holder will be subject to information reporting and, depending on the circumstances, backup withholding with respect to payments of the proceeds of the sale of a note within the United States or conducted through certain U.S.-related financial intermediaries, unless the certification described above has been received, and we do not have actual knowledge or reason to know that a holder is a U.S. person, as defined under the Code, who is not an exempt recipient, or the non-U.S. holder otherwise establishes an exemption.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a non-U.S. holder’s U.S. federal income tax liability provided the required information is furnished timely to the IRS. The backup withholding and information reporting rules are complex, and non-U.S. holders are urged to consult their own tax advisors regarding application of these rules to their particular circumstances.

FATCA. Withholding taxes may apply to certain types of payments made to “foreign financial institutions” and certain other non-U.S. entities. Specifically, pursuant to the “Foreign Account Tax Compliance Act of 2009” (“FATCA”), a 30% withholding tax will be imposed on interest on, and gross proceeds from the sale or other disposition of, debt obligations issued after March 18, 2012, paid to a foreign financial institution or to a non-financial foreign entity, unless (i) the foreign financial institution undertakes certain diligence and reporting, (ii) the non-financial foreign entity either certifies it does not have any substantial U.S. owners or furnishes identifying information regarding each substantial U.S. owner, or (iii) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in clause (i) above, it generally must enter into an agreement with the U.S. Treasury that requires, among other things, that it undertake to identify accounts held by certain U.S. persons or U.S.-owned foreign entities, annually report certain information about such accounts, and withhold 30% on payments to certain other account holders.

FATCA only applies to debt obligations issued or deemed issued after March 18, 2012. Although the new notes and old notes issued on October 9, 2012 were issued after March 18, 2012, the notes will be fungible for tax purposes with the old notes issued on February 11, 2011, which is prior to such date. Thus, it is unclear whether FATCA would apply to the new notes offered hereby in exchange for the old notes issued on October 9, 2012. FATCA should not apply to new notes exchanged for old notes issued on February 11, 2011. In addition, recently proposed Treasury regulations generally would exempt interest payments on debt obligations issued before January 1, 2013, and the gross proceeds from the subsequent disposition of such obligations, from the application of FATCA. There can be no assurance as to whether or not these proposed regulations will be adopted in final form, and, if so adopted, what form the final regulations would take. If the proposed IRS regulations are not adopted substantially as proposed, then there would be a possibility that FATCA withholding would be applicable to the new notes exchanged for old notes issued on October 9, 2012. Although FATCA provides that these withholding provisions will apply to applicable payments made after December 31, 2012, guidance issued by the IRS provides that the withholding provisions described above only will apply to payments of interest on debt obligations made on or after January 1, 2014 and to payments of gross proceeds from a sale or other disposition of debt obligations on or after January 1, 2017.

The proposed U.S. Treasury Regulations described above will not be effective until they are issued in their final form, and as of the date of this prospectus supplement, it is not possible to determine whether the proposed U.S. Treasury Regulations will be finalized in their current form or at all. Holders should consult their tax advisors regarding these withholding provisions.

U.S. Federal Estate Taxes. A note beneficially owned by an individual who is not a citizen or resident of the U.S. (as specially defined for U.S. federal estate tax purposes) at the time of his or her death generally will not be subject to U.S. federal estate tax as a result of the individual’s death, provided that:

•

the individual does not directly or indirectly, actually or constructively, own 10% or more of the total combined voting power of all classes of our stock entitled to vote within the meaning of Section 871(h)(3) of the Code; and

•

interest payments with respect to such note, if received at the time of the individual’s death, would not have been effectively connected with the conduct of a U.S. trade or business by the individual.

PLAN OF DISTRIBUTION

Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes, where such old notes were acquired as a result of market-making activities or other trading activities. Starting on the expiration date and ending on the close of business 180 days after the expiration date, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until the date that is 180 days from the date of original issuance of the new notes, all dealers effecting transactions in the new notes may be required to deliver a prospectus.

We will not receive any proceeds from any sale of new notes by broker-dealers. New notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the new notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such new notes. Any broker-dealer that resells new notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such new notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit of any such resale of new notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

For a period of 180 days after the expiration date, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay the expenses incident to the exchange offer other than commissions or concessions of any brokers or dealers and will indemnify the holders of the notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

USE OF PROCEEDS

We will not receive any proceeds from the issuance of new notes in the exchange offer. In consideration for issuing the new notes, we will receive old notes in like principal amount. The old notes surrendered in exchange for the new notes will be retired and cancelled.

LEGAL MATTERS

Certain legal matters in connection with the new notes will be passed upon for Casella Waste Systems, Inc. by Wilmer Cutler Pickering Hale and Dorr LLP. We have also been advised as to certain matters relating to (i) the laws of the State of New Jersey by Fox Rothschild LLP, (ii) the laws of the State of Vermont by Paul Frank + Collins, P.C., (iii) the laws of the Commonwealth of Pennsylvania by Cohen & Grigsby, P.C., (iv) the laws of the State of Maine by Pierce Atwood LLP, (v) the laws of the State of New Hampshire by Cleveland, Waters & Bass, P.A and (vi) the laws of the State of North Carolina by Brooks, Pierce, McLendon, Humphrey & Leonard, LLP.

EXPERTS

The consolidated financial statements and financial statement schedule of Casella Waste Systems, Inc. and its subsidiaries (the “Company”) included in Casella Waste Systems, Inc.’s Annual Report (Form 10-K) as of and for the years ended April 30, 2012 and 2011, and the effectiveness of the Company’s internal control over financial reporting as of April 30, 2012 have been audited by McGladrey LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements and financial statement schedule of the Company included in Casella Waste Systems, Inc.’s Annual Report (Form 10-K) for the year ended April 30, 2010, before the effects of the adjustments related to the discontinued operations described in Note 16 to the consolidated financial statements included in Casella Waste System, Inc.’s Annual Report on Form 10-K for the year ended April 30, 2012, have been audited by Caturano and Company, P.C. (whose name has since been changed to Caturano and Company, Inc.), independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

Casella Waste Systems, Inc.

Offer to Exchange

Up to $128,035,000 7.75% Senior Subordinated Notes due 2019 that have been registered under the Securities Act of 1933 and Guarantees of 7.75% Senior Subordinated Notes due 2019 by Casella Waste Systems, Inc. and Certain of its Subsidiaries

for

Any and all outstanding unregistered 7.75% Senior Subordinated Notes due 2019

PROSPECTUS

December 27, 2012

Until the date that is 90 days from the date of this prospectus, all dealers that effect transactions in these securities, whether or not participating in this exchange offer, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters with respect to their unsold allotments or subscriptions.